As filed with the Securities and Exchange Commission on June 20, 2001 Registration No. 333-59750

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-1
                                AMENDMENT NO. 1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                     -------------------------------------

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
            (Exact name of registrant as specified in its charter)


          Delaware                                      5812                               58-1654960
          --------                                      -----                              ----------
(State or other jurisdiction                  (Primary Standard Industrial               (I.R.S. Employer
of incorporation or organization)              Classification Code Number                Identification No.)

                      14255 49TH Street North, Building I
                           Clearwater, Florida 33762
                                (727) 519-2000
                  (Address, including zip code, and telephone
                 number, including area code, of registrant's
                         principal executive offices)

                            -----------------------
                               Daniel J. Dorsch
                      14255 49TH Street North, Building I
                           Clearwater, Florida 33762
                                (727) 519-2000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            -----------------------
                                  Copies to:
                           John N. Giordano, Esquire
                   Bush, Ross, Gardner, Warren & Rudy, P.A.
                           220 South Franklin Street
                             Tampa, Florida 33602
                                (813) 224-9255

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement. If the securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box.[ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE                                      Proposed          Proposed
                                                    Amount            Maximum           Maximum
            Title of Each Class of                   to be        Offering Price       Aggregate           Amount of
         Securities to be Registered              Registered         Per Unit       Offering Price     Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                       425,000            $5.50          $2,337,500            $584.38


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                      CHECKERS DRIVE-IN RESTAURANTS, INC.

                        425,000 Shares of Common Stock
                            Underlying Common Stock
                               Purchase Warrants

                            -----------------------


         This prospectus is for the offer and sale of 425,000 shares of our common stock issuable to the holders of our outstanding common stock purchase warrants which were issued in 1997 (the "1997 Warrants").

         The last reported sale price of our common stock, which is traded under the symbol "CHKR," on the NASDAQ National Market System on June 15, 2001 was $5.56 per share.

         An investment in these securities involves significant risks. See "Risk Factors" commencing on page 7.

                           -------------------------


         Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           -------------------------


                                       Underwriting
                     Price to          Discounts and        Proceeds to the
                      Public          Commissions (1)         Company (2)
                 ---------------------------------------------------------------
Per Share             $5.50                $0.00                 $5.50

Total               $2,337,500             $0.00               $2,337,500


/(1)/We are not using underwriters to solicit the exercise of the warrants.

/(2)/Before deducting expenses of the offering, estimated at $115,584. Any proceeds we receive through exercise of the warrants will be used for general working capital purposes.

                The date of this prospectus is June 20, 2001.


ITEM 2.                                          TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
Summary                                                                                        4

Risk Factors                                                                                   7

Cautionary Note Regarding Forward-Looking Statements                                          10

Use of Proceeds                                                                               10

Determination of Offering Price                                                               10

Dilution                                                                                      10

Selling Security Holders                                                                      11

Plan of Distribution                                                                          11

Description of Securities to be Registered                                                    11

Interests of Named Experts and Counsel                                                        14

Information with Respect to the Registrant                                                    14

Disclosure of Commission Position on Indemnification for Securities Act Liabilities           81

Other Expenses of Issuance and Distribution                                                   81

Indemnification of Directors and Officers                                                     81

Recent Sales of Unregistered Securities                                                       82

Exhibits and Financial Statement Schedules                                                    82

Undertakings                                                                                  85


                  You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. We are offering the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of these documents regardless of the time of delivery of this prospectus or any sale of the shares.

ITEM 3.  SUMMARY

         This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. You should carefully read the entire document and the other documents to which we refer for a more complete description of the proposed offering.

--------------------------------------------------------------------------------
The Company

         We are one of the largest chains of double drive-thru restaurants in the United States and we operate under the brands "Checkers(R)" and "Rally's Hamburgers(R)" ("Rally's").

         On August 9, 1999, Checkers merged with Rally's. The merger was accounted for as a reverse acquisition whereby Rally's was treated as the acquirer and Checkers as the acquiree, as the former shareholders of Rally's owned a majority of the outstanding common stock of Checkers subsequent to the merger. The 1998, 1997 and 1996 financial information presented herein represents the financial results of Rally's only. The 1999 financial information includes the results of Rally's for the entire year and the financial results of Checkers for the period from August 9, 1999 to January 3, 2000. The 2000 financial information includes both Rally's and Checkers for the full year.

         On March 26, 2001, there were 424 Rally's restaurants operating in 18 different states and 421 Checkers restaurants operating in 22 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. Of the 845 total restaurants, 207 are owned by us, and 638 are owned by franchisees. Three of our restaurants are owned by joint venture partnerships in which we have a 50% to 75% ownership interest. Our restaurants offer high quality food, serving primarily the drive-thru and take-out segments of the quick-service restaurant industry. Checkers commenced operations in April 1986 and began offering franchises in January 1987. Rally's opened its first restaurant in January 1985 and began offering franchises in November 1986.

The Offering

         We issued warrants to purchase 5,100,000 shares or our common stock on May 30, 1997 in connection with the settlement of a lawsuit entitled Richard Lopez, et al., v. Checkers Drive-In Restaurants, Inc., et al. in the U.S. District Court for the Middle District of Florida, Tampa Division, Case No. 94-282-CIV-T-17C. The warrants are immediately exercisable as of the date of this prospectus and expire 30 days thereafter. The shares covered by this prospectus are the shares issuable upon exercise of these warrants, after adjustment for a one-for-twelve reverse stock split which occurred on August 9, 1999.

Use of Proceeds

         We intend to use any net proceeds from the exercise of the warrants for general working capital purposes.

Risk Factors

         An investment in our common stock has significant risks. See "Risk Factors" commencing at page 7.

--------------------------------------------------------------------------------

SUMMARY FINANCIAL DATA

                  The following table shows our summary financial data. You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.


                     Consolidated Statements of Operations

                   (In thousands, except per share amounts)


                                                                               For the years ended (1)
                                                 -------------------------------------------------------------------------------
                                                    January 1,      January 3,     December 28,   December 28,     December 29,
                                                       2001            2000            1998           1997             1996
                                                 --------------- --------------- --------------- --------------- ---------------
Total revenues                                      $ 181,190      $   201,835      $ 144,952      $ 144,930      $   162,752
Income (loss) from operations (2)                       8,051          (17,184)         1,401          3,343            4,041
Income (loss) before extraordinary item                 2,571          (26,737)        (7,535)        (4,516)          (3,292)
Extraordinary item (3)                                   (229)             849           --             --              5,280
                                                 --------------- --------------- --------------- --------------- ---------------
    Net income (loss)                               $   2,342      $   (25,888)     $  (7,535)     $  (4,516)     $     1,988
                                                 =============== =============== =============== =============== ===============
Basic earnings (loss) per share:
   Income (loss) before extraordinary item          $    0.27      $     (4.02)     $   (1.67)     $   (1.32)     $     (1.17)
   Extraordinary item
                                                        (0.02)            0.13           --             --               1.87
                                                 --------------- --------------- --------------- --------------- ---------------
   Net income (loss)                                $    0.25      $     (3.89)     $   (1.67)     $   (1.32)     $      0.70
                                                 =============== =============== =============== =============== ===============
Diluted earnings (loss) per share:
    Income (loss) before extraordinary item         $    0.25      $     (4.02)     $   (1.67)     $   (1.32)     $     (1.17)
    Extraordinary item                                  (0.02)            0.13             --             --             1.87
                                                 --------------- --------------- --------------- --------------- ---------------
    Net income (loss)                               $    0.23      $     (3.89)     $   (1.67)     $   (1.32)     $      0.70
                                                 =============== =============== =============== =============== ===============
Weighted average shares outstanding:
    Basic
                                                        9,419            6,657          4,506          3,434            2,820
                                                 =============== =============== =============== =============== ===============

    Diluted                                            10,194            6,657          4,506          3,434            2,820
                                                 =============== =============== =============== =============== ===============

                                                      For the quarter ended
                                                 --------------------------------
                                                     March 26,       March 27,
                                                       2001            2000
                                                 --------------   --------------
Total revenues                                   $    35,295      $    52,187
Income (loss) from operations (2)                      1,691            1,153
Income (loss) before extraordinary item                  843             (534)
Extraordinary item (3)                                     -              109
                                                 --------------   --------------
    Net income (loss)                            $       843      $      (425)
                                                 ==============   ==============
Basic earnings (loss) per share:
   Income (loss) before extraordinary item       $      0.09      $     (0.06)
   Extraordinary item                            $         -             0.01
                                                 --------------  ---------------

   Net income (loss)                             $      0.09      $     (0.05)
                                                 ==============   ==============
Diluted earnings (loss) per share:
    Income (loss) before extraordinary item      $      0.07      $     (0.06)
    Extraordinary item                                     -             0.01
                                                 --------------  ---------------
    Net income (loss)                            $      0.07      $     (0.05)
                                                 ==============   ==============
Weighted average shares outstanding:
    Basic                                        $     9,744      $     9,388
                                                 ==============   ==============


Diluted                                               11,381            9,388
                                                 ==============   ==============


                          Selected Operating Data

                   (In thousands, except statistical data)


                                                                         (As of and for the years ended)
                                                    January 1,    January 3,     December 28,   December 28,     December 29,
                                                       2001           2000            1998           1997             1996
                                                  ------------- -------------- -------------- --------------- ----------------
Systemwide sales (4)                                $536,511      $ 401,964       $ 286,876      $ 290,133       $   316,670
                                                  ============= ============== ============== =============== ================
Restaurants open at end of period:
    Company                                              195            367             226            229               209
    Franchised                                           659            540             249            248               258
                                                  ------------- -------------- -------------- --------------- ----------------
Total                                                    854            907             475            477               467
                                                  ============= ============== ============== =============== ================

                                                   (As of and for the quarter ended)
                                                    March 26,             March 27,
                                                      2001                  2000
                                                  -------------         -------------
Systemwide sales (4)                              $     125,752         $     141,329
                                                  =============         =============
Restaurants open at end of period:
    Company                                                 207                   367
    Franchised                                              638                   537
                                                  -------------         -------------
Total                                                       845                   904
                                                  =============         =============

                                              Consolidated Balance Sheet Data (5)
                                                        (In thousands)

                                                   January 1,       January 3,     December 28,    December 28,      December 29,
                                                      2001            2000             1998            1997              1996
                                                   ----------      ----------      -----------      ----------       -----------
Working  capital                                   $  (8,990)      $  (27,451)      $  (4,129)      $  (9,825)       $   (9,552)
Total assets                                       $ 125,998       $  165,653       $ 123,306       $ 134,297        $  112,258
Long-term debt and obligations under
    capital leases, including current portion      $  40,538       $   80,767       $  70,307       $  68,444        $   69,654
Total stockholders' equity                         $  50,934       $   46,663       $  34,519       $  41,513        $   19,365

                                                                      March 26,                March 27,
                                                                        2001                     2000
                                                                      ---------                ---------
Working  capital                                                      $  (4,108)               $ (30,299)
Total assets                                                          $ 126,770                $ 157,178
Long-term debt and obligations under
    capital leases, including current portion                         $  41,996                $  75,481
Total stockholders' equity                                            $  52,022                $  46,238



(1) The information presented for the period ending January 3, 2000 (fiscal
1999) reflects the results for Rally's for the full year and only the post merger period from August 10, 1999 to January 3, 2000 for Checkers. Fiscal 1998, 1997 and 1996 includes Rally's only. Fiscal 2000 includes the results of the merged companies.

(2) Includes asset impairment charges of approximately $0.6 million, $22.3 million, $3.4 million and $0.8 million for fiscal 2000, 1999, 1998, and 1996, respectively.

(3) The extraordinary item for fiscal 2000 represents a loss on early retirement of debt, net of tax expense of $0. The extraordinary items for fiscal 1999 and 1996 represents a gain on the early retirement of debt, net of tax expense of $0 and $1,350, respectively.

(4) Systemwide sales consist of aggregate revenues of Company-owned and franchised restaurants (including CKE-operated restaurants). Our consolidated financial statements appearing elsewhere in this prospectus exclude franchised store sales, but include royalties and fees received from our franchisees.


(5) The balance sheet presented as of January 1, 2001, January 3, 2000, March 26, 2001 and March 27, 2000 represents the combined balance sheet of the merged entity. All prior periods reflect Rally's only.

                                 RISK FACTORS

                  An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, as well as the other information included in this prospectus, before you decide to exercise the warrants. Furthermore, you should also note that there may be additional risks and uncertainties not presently known to us, or that we currently deem immaterial, which may also impair our business, results of operations and financial condition.

We may experience operating losses if we cannot sustain our current sales volume.

                  Prior to fiscal 2000, we had losses before extraordinary items for the previous four years. While we had net income of $2.3 million for the fiscal 2000, we cannot assure you that we will not have a loss for the current fiscal year which will end on December 31, 2001. Our prior years' losses were primarily caused by lower restaurant sales during these periods and these losses may occur again unless we are able to sustain our current level of sales.

Our available cash is limited by our debt service obligations.

                  At January 1, 2001, we had outstanding long term debt and capital lease obligations of approximately $40.5 million, pursuant to which we are required to make principal, interest and lease payments. During fiscal 2000, we paid $7.0 million in interest on our long term debt. Our debt service and capital lease obligations substantially limit our available cash flow.

Our credit agreements contain financial covenants.

                  We are subject to financial covenants contained in our credit facilities. For example, we must maintain a minimum level of earnings before interest, taxes, depreciation and amortization. If we are unable to make the required interest payments or to comply with the provisions of our debt covenants, our creditors may accelerate the due date of our debt and foreclose upon the operating assets we used to secure these obligations. Any such actions would adversely affect our operations and strain our cash flow.

We may incur substantial liability arising from lawsuits to which we are a party.

                  We are parties to the litigation described at page 21 in this prospectus. Although we cannot determine at this time the outcome of the lawsuits to which we are a party, if the result in one or more of the cases is adverse to us, the potential liability could be material. In addition, we believe that the costs of defending these actions could be significant. The litigation matters include disputes with our franchisees and include claims of fraud and violations of state franchise laws, a securities class action and a derivative action.

There are many risks associated with the food services industry.

                  The food service industry is affected by changes in consumer tastes, national, regional, and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing restaurants. Food service chains can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) stemming from one store or a limited number of stores. Claims relating to foreign objects or food-borne illness are common in the food services industry and a number of such claims may exist at any given time. Dependence on frequent deliveries of produce and supplies also subjects food service businesses such as ours to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality, and cost of ingredients. In addition, material changes in, or our failure to comply with, applicable federal, state, and local government regulations, and factors such as inflation, increased food, labor, and employee benefits costs, regional weather conditions and the availability of an adequate number of experienced managers and hourly employees may also adversely affect the food service industry in general and our results of operations and financial condition in particular.

The quick-service restaurant industry is intensely competitive and our operating results may be adversely affected by our need to adjust our operations to meet this competition.

                  There is intense competition in the quick-service restaurant industry which has adversely affected us. We expect to continue to experience intense competition, especially from the major chains, which have substantially greater financial resources and longer operating histories then us, and dominate the quick-service restaurant industry. We compete primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of our competitors could have a material adverse impact on our sales, earnings and growth. In order to compete with each other, all of the major quick-service chains have increasingly offered selected food items and combination meals at discounted prices. We anticipate that the major quick-service hamburger chains will continue to offer promotions of value priced, many specifically targeting the $.99 price point at which we sell many of our products. As a result, we cannot rely on low prices to give us a competitive advantage.

Our growth strategy is dependent upon franchisees.

                  As of March 26, 2001, approximately 207 of our restaurants were operated by us including three restaurants in which the Company is a joint venture partner, and approximately 638 were operated by franchisees. Our growth strategy will continue to be heavily dependent upon the opening of new stores owned by franchisees, and the manner in which they operate and develop their restaurants to promote and develop our concepts and our reputation for quality food and speed of service. The opening and success of stores is dependent on a number of factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to hire and train qualified personnel, the financial and other capabilities of our franchisees and area developers, and general economic and business conditions. Many of these factors are beyond our control or the control of our franchisees and area developers.

We may be harmed by actions taken by our franchisees that are outside of our control.

                  Franchisees are generally independent operators and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area developers and individual franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and systemwide sales could decline.

We have experienced significant management turnover.

                  Significant management changes were made during the second half of fiscal year 1999 and continuing through the first half of fiscal year 2000. During fiscal year 2000, our new management team began implementing significant operational and managerial changes designed to make us profitable. Any loss or turnover in the new management team could negatively impact our business plan and profitability.

The ability to attract and retain highly qualified personnel is extremely important and our failure to do so could adversely affect us.

                  We are heavily dependent upon the services of our officers and key management involved in restaurant operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations. Other than our CEO, we currently do not have employment agreements with any of our employees. Our success is also dependent upon our franchisee's ability to attract and maintain a sufficient number of qualified managers and other restaurant employees. Qualified individuals needed to fill these positions are in short supply in some geographic areas. The inability to recruit and retain such individuals may result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business and results of operations.

Our resources may be strained by implementing our business strategy.

                  Our growth strategy may place a strain on our management, financial and other resources. To manage our growth effectively, we must maintain the level of quality and service at our existing and future restaurants. We must also continue to enhance our operations, financial and management systems and locate, hire, train and retain experienced and dedicated operating personnel, particularly restaurant managers. We may not be able to effectively manage any one or more of these aspects of our expansion. Failure to do so could have a material adverse effect on our business and results of operations.

If we are not able to anticipate and react to our food and labor costs, our profitability could be adversely affected.

                  Our stores' operating costs consist principally of food and labor costs. Our profitability is dependent in part on our ability to anticipate and react to changes in food and labor costs. Various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We may not be able to anticipate and react to changing food costs, whether through purchasing practices, menu composition or menu price adjustment in the future. In the event that food or labor price increases cause us to increase our menu prices, we face the risk that our customers will choose our competitors if their prices are lower. Failure to react to changing food costs, or retaining customers if we are forced to raise menu prices, could have a material adverse effect on our business and results of operations.

Our ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by franchise laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.

                  As a franchisor, we are subject to regulation by both the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, we will not be able to accomplish our growth strategy. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised stores will negatively affect us and our growth strategy more than if we planned to develop additional company stores.

Our quarterly results may fluctuate and could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

                  Our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. For this reason, you should not rely upon our quarterly operating results as indications of future performance. In some future periods, our operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of our common stock to fall. Factors such as seasonality and unanticipated increases in labor, food, insurance or other operating costs may cause our quarterly results to fluctuate.

You should not rely on our comparable store sales as an indication of our future results of operations because they may fluctuate significantly.

                  A number of factors have historically affected, and will continue to affect, our comparable store sales results. Such factors include unusually strong sales performance by new stores (operated at least one year), competition, regional and national economic conditions, consumer trends, and our ability to execute our business strategy effectively. Significant fluctuations could result in lower than planned sales, adversely impacting our profitability goals and straining cash flow.

Our costs may increase if our joint purchase agreement with CKE Restaurants, Inc. is terminated.

                  We are currently party to a purchasing services agreement with CKE Restaurants, Inc. which allows us to enjoy pricing and other terms that are generally more favorable than we could independently obtain. This agreement will expire on August 5, 2001. As this agreement terminates, our product cost may increase.

The warrant exercise price is not necessarily reflective of the value of our common stock.

                  The warrant exercise price does not necessarily bear any relationship to the price at which our common stock is trading, the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value. Accordingly, you should not consider the warrant exercise price as any indication of the underlying value of our common stock.

Our common stock may not trade at or above the warrant exercise price.

                  We cannot assure you that our common stock will trade at prices in excess of the warrant exercise price.

Future sales of shares of our common stock could decrease its market price.


                  As of June 15, 2001, we had 9,938,084 shares of our common stock outstanding and grants of options and warrants outstanding to purchase a total of 5,405,800 shares of our common stock. Possible or actual sales of any of these shares under Rule 144 or otherwise, may in the future decrease the price of shares of our common stock.


Our largest stockholders may independently, by virtue of the size of their holdings, have a significant influence on matters put to a vote.


                  The percentage interest held by our largest shareholders as of June 15, 2001 includes CKE Restaurants, Inc. which holds 904,357 shares of our common stock (approximately 9.1% of the outstanding shares) and beneficially owns warrants to acquire an additional 612,536 shares; Calm Waters Partnership which holds 892,000 shares of our common stock (approximately 9.0% of the outstanding shares); and Giant Group, Ltd. and its wholly owned subsidiary, KCC Delaware Company, which holds an aggregate of 757,283 shares of our common stock, and warrants to acquire an additional 237,416 shares. Therefore, we believe that CKE Restaurants, Inc., Calm Waters Partnership, Inc. and Giant Group, Ltd. may independently have a significant influence on elections of directors and other matters put to a vote of stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Throughout this prospectus, we make forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933, as amended. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus could have an adverse effect on our business, results of operations and financial position.

          We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future.

          You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. You should also make special note of the following:

     1. competition within the fast food restaurant industry, which is already intense, may get stronger;

     2.   general economic or business conditions may be worse than we expect;

     3.   legislative or regulatory changes may adversely affect our business;

     4. technological changes and systems integration may prove to be harder to make or more expensive than we expect.

ITEM 4.   USE OF PROCEEDS


          If all of the 1997 Warrants are exercised, we will receive approximately $2.222 million in net proceeds upon the issuance of a total of 425,000 shares of common stock, after payment of expenses. Any net proceeds we receive will be used for working capital purposes. There can be no assurance that any of the warrants will be exercised, particularly if the market price of our common stock is below the exercise price.

ITEM 5.   DETERMINATION OF OFFERING PRICE
          Not applicable.

ITEM 6.   DILUTION


          Our net tangible book value as of March 26, 2001 was $2,482,000, or $0.25 per share of common stock. Net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 26, 2001. Assuming that all the 1997 Warrants are exercised to acquire 425,000 shares of common stock at the exercise price of $5.50 per share and the application of the proceeds therefrom, our pro forma net tangible book value as of March 26, 2001 would have been $4,819,500, or $0.47 per share of common stock. This represents an immediate increase in net tangible book value of $0.22 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.03 per share to new investors. The following table illustrates this per share dilution:

Exercise price per share                                                             $5.50

            Net tangible book value per share before this offering          0.25

           Increase attributable to new investors                           0.22
                                                                    ------------

Pro forma net tangible book value per share after this offering                       0.47
                                                                                 ------------

Pro forma dilution per share to new investors                                        $5.03


          The following table summarizes, on a pro forma basis as of June 15, 2001, the total number of shares of common stock issued by us upon the exercise of the 1997 Warrants (assuming all the warrants are exercised), the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:


                                         Shares Purchased            Total Consideration         Average Price
                                      Number          Percent       Amount         Percent         Per Share
                                      ------          -------       ------         -------         ---------
Existing Stockholders                9,938,084         95.9%      139,157,672       98.3%            $14.00

New Investors                          425,000          4.1%        2,337,500        1.7%              5.50
                                    ----------        ------      -----------      ------

Total                               10,363,084        100.0%      141,495,172      100.0%
                                    ==========        ======      ===========      ======


          The tables and calculations above assume no exercise of outstanding options or warrants other than the 1997 Warrants which may be exercised pursuant to this prospectus. On June 15, 2001, there were: (a) 2,707,975 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $4.35 of which 1,889,500 were exercisable as of June 15, 2001; and (b) 2,274,819 shares of common stock issuable upon the exercise of issued and outstanding warrants (other than the 1997 Warrants that may be exercised pursuant to this prospectus) at a weighted average exercise price of $3.53 per share. Since January 1, 2001, we have granted 225,003 options, of which 15,003 are exercisable at a weighted average exercise price of $3.94 per share.

ITEM 7. SELLING SECURITY HOLDERS
        Not applicable.

ITEM 8. PLAN OF DISTRIBUTION
        Not applicable.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock


          We are registering 425,000 shares of our common stock. Our certificate of incorporation authorizes us to issue up to 175,000,000 million shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. As of June 15, 2001 there were 9,938,084 shares of common stock outstanding and no shares of preferred stock outstanding.


          Each holder of our common stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the board of directors.

          Subject to the rights of the holders of our preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation, holders of the common stock are entitled to participate ratably in any distribution of our assets, subject to the rights of our creditors and the holders of our preferred stock, if any. Holders of the common stock have no preemptive rights and no subscription or redemption privileges. All of the outstanding shares of common stock are, and the shares to be issued upon exercise of the warrants will be, fully paid and not liable for further call or assessment.

Warrants

          The 1997 Warrants were issued in registered form pursuant to the terms of a warrant agreement between us and American Stock Transfer & Trust Company, as successor warrant agent. The following description is a brief summary of certain provisions of the warrant agreement. Reference is made to the warrant agreement at Exhibit 4.3, as filed with this registration statement. The description which follows is qualified in its entirety by the reference to the warrant agreement, where a complete description of its terms and conditions can be found.

          On May 30, 1997, we issued 5,100,000 warrants to purchase an aggregate of 5,100,000 shares of common stock. As a result of a one-for-twelve reverse stock split in August 1999, the warrants now entitle the holders to purchase a total of 425,000 shares of common stock. We have reserved that number of shares of common stock required for issuance upon exercise of the warrants.

          The registered holder of warrants may purchase one share of common stock for each 12 warrants exercised at a price of $ 5.50 per share, subject to adjustment in certain circumstances, at any time until that day which is 30 days after the registration statement has been declared effective.

          The exercise price and number of shares of common stock or other securities issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation and certain sales of common stock below the market price of the common stock. However, the warrants are not subject to adjustment for issuances of common stock at a price below the exercise price of the warrants or pursuant to our stock options or upon exercise of any of the warrants.

          The 1997 Warrants may be exercised upon surrender of the warrant certificates on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (in cash or by certified check or bank draft payable in U.S. currency to the order of warrant agent) for the number of warrants being exercised. Holders of the warrants do not have the rights or privileges of holders of common stock.

          No fractional shares will be issued upon exercise of the 1997 Warrants. However, if a warrant holder exercises all warrants then owned of record by such warrant holder, we will pay to such warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date. To the extent that the 1997 Warrants are exercised, the proportionate equity ownership of holders of common stock who do not exercise warrants will decrease.

Transfer Agent, Registrar and Warrant Agent

          The transfer agent, registrar and warrant agent for the common stock and the warrants is American Stock Transfer & Trust Company, New York, New York.

Potential Anti-Takeover Effect of Certain Provisions of our Certificate of Incorporation and bylaws.

          Our certificate of incorporation and bylaws contain provisions that could have an anti-takeover effect. The certificate of incorporation provides that the board be divided into 3 classes of directors serving 3 year terms. This classification of the board has the effect of making it more difficult for stockholders to change the composition of the board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the board. In addition, our certificate of incorporation restricts us from entering into certain business combinations with, or proposed by or on behalf of, any insider, unless approved by a majority of the disinterested directors or by the affirmative vote of not less than 80% of the voting stock, excluding stock beneficially owned by such insider.

Other Important Facts for Holders of our Common Stock

          Board of Directors

          Staggered Board of Directors. Pursuant to our certificate of incorporation, the number of directors may not be less than 5 nor more than 15, with the precise number to be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors then in office. Currently our board consist of 9 directors. Our board is divided into three classes, with directors holding office until the annual meeting for the year in which their term expires and until successors are elected and qualified, subject to earlier death, resignation, retirement, disqualification or removal from office. Currently, our directors serve for a three year term. Each class consists of one-third of the total number of directors constituting the entire board. Pursuant to our bylaws, special meetings of the board may be called by the Chairman, the President or a majority of the board.

          Newly Created Directorships and Vacancies. Pursuant to our certificate of incorporation, newly created directorships on the board may be filled by a majority of the board then in office, provided a quorum is present, and any other vacancies occurring in the board may be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Directors of any class elected to fill a newly created directorship hold office for a term that coincides with the remaining term of that class, and any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. If the number of directors is changed, any increase or decrease is apportioned among the classes in order to maintain the number of directors in each class as nearly equal as possible, but in no case does a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the board that result from an increase in the number of directors may be filled by a majority of the board then in office, provided that a quorum is present. Any other vacancy occurring in the board is filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director.

          Removal of Directors. Pursuant to our certificate of incorporation, any director or the entire board may be removed from office at any time, but only for cause by an affirmative vote of the holders of a majority of the then outstanding shares of capital stock entitled to vote. However, if a proposal to remove a director for cause is made by or on behalf of certain insiders, then such removal requires the affirmative vote of the holders of a majority of shares held by stockholders other than the insider making such proposal.

          Officers

          Pursuant to our Bylaws, the board elects a President, a Secretary, a Treasurer and such other officers as the board determines. Under the bylaws, an officer may be removed at any time by the affirmative vote of a majority of the board whenever, in their judgment, the best interests would be served thereby.

          Special Meetings of Stockholders

          Our certificate of incorporation provides that special meetings of the stockholders may be called by the Chairman of the Board, the President or by a majority of the members of the board. However, when a proposal is made by or on behalf of certain insiders, or where certain insiders otherwise seek action requiring stockholder approval, then the affirmative vote of a majority of disinterested directors is also required to call a special meeting of stockholders for the purpose of considering such proposal and obtaining such approval.

          Stockholder Action by Written Consent

          Our certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent.

          Stockholder Proposal and Nomination Procedure

          Our bylaws provide that at any annual meeting of stockholders, only such business shall be conducted as shall have been: (i) specified in the notice of the meeting given by or at the direction of the board; (ii) otherwise properly brought before the meeting by or at the direction of the board; or
(iii) otherwise properly brought before the annual meeting by a stockholder of record at the time of giving of notice of the annual meeting and who is entitled to vote as such meeting. The stockholder must give notice of the business proposed to be brought before the annual meeting to our Secretary not less than 60 days nor more than 90 days prior to the annual meeting. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the stockholder's proposal must be received not later than the close of business on the tenth day following such notice or public disclosure. A stockholder's notice to our Secretary must describe each matter the stockholder proposes to bring before the annual meeting and the stockholder's reasons for each proposal. The stockholder's notice must also include information about the stockholder, his common stock and any voting or other arrangements he may have in connection with each proposal.

          Amendment to Governing Documents

          Our certificate of incorporation provides that we may amend, change, add to or repeal any provision contained in our bylaws. However, any change to the bylaws must be approved by either a majority of the authorized number of noninterested directors or the affirmative vote of the holders of not less than 80% of the then outstanding shares of capital stock entitled to vote, excluding any shares held by an interested stockholder proposing such amendment. Our certificate of incorporation provides that we may amend, change, add to or repeal any provision contained in our certificate of incorporation. However, an affirmative vote of at least 80% of the then outstanding shares of the capital stock entitled to vote is required to change our certificate of incorporation with respect to business combinations, certain provisions relating to directors, compromises of debts, written actions by the stockholders, liability of the directors for monetary damages and special meetings of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

          We currently file, and Rally's filed prior to the merger, annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Rally's or us at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Rally's and Checkers also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          We have filed a registration statement under the Securities Act of 1933 for this offering. As allowed by Commission rules, this prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. You can obtain copies of the documents we have filed with the Commission by contacting the Commission or the Commission's Internet world wide web site described above.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

          The consolidated financial statements of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 1, 2001 and January 3, 2000, and for each of the years in the three year period ended January 1, 2001, have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

          The validity of the authorization and issuance of our securities offered hereby is being passed on by Brian Doster, our Vice President, Corporate Counsel and Secretary.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

(a)      DESCRIPTION OF BUSINESS

General

          Checkers Drive-In Restaurants, Inc. ("Checkers"), a Delaware corporation, and its wholly-owned subsidiaries (collectively, the "Company") is one of the largest chains of double drive-thru restaurants in the United States. Our Company is a combination of two separate quick-service restaurant chains, Checkers and Rally's Hamburgers (Rally's), which were merged in August 1999. Although Checkers was the surviving entity for purposes of corporate law, Rally's was considered the surviving entity for accounting purposes since the shareholders of Rally's owned a majority of our outstanding stock immediately following the merger. At January 1, 2001, there were 427 Rally's restaurants operating in 18 different states and 427 Checkers restaurants operating in 23 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. Of the 854 restaurant locations, 195 are owned by us and 659 are owned by franchisees. Three of the owned restaurants are owned by joint venture partnerships in which we have a 50%-75% ownership interest. Our restaurants offer high quality food, serving primarily the drive-thru and take-out segments of the quick-service restaurant industry. Checkers commenced operations in April 1986 and began offering franchises in January 1987. Rally's opened its first restaurant in January 1985 and began offering franchises in November 1986.

Recent Developments

          During fiscal 2000, we undertook significant revitalization of our management structure, training and operations. Our senior management was reorganized, including the elimination of the officers previously shared with Santa Barbara Restaurant Group, consolidation of some senior management functions, elimination of the Regional Vice President management layer and reduction of corporate headquarters staffing. Management increased its focus on cost efficient methods to obtain, train, motivate, and retain restaurant level management. Retention rates for all classifications of restaurant employees improved from 1999 to 2000. The architect of these changes is Daniel J. Dorsch, our President and Chief Executive Officer, who in November of 2000 entered into a three year employment agreement with us.


          Also during fiscal 2000, we sold 167 Company-owned restaurants to our franchisees, and used the majority of those funds to pay down a portion of our pre-existing debt. Additional sales to franchisees may occur in 2001. On February 3, 2000, we reacquired the master franchise rights for Puerto Rico, which we operate under our subsidiary, Checkers of Puerto Rico, Inc. As of June 15, 2001, Checkers of Puerto Rico, Inc. has defaulted all franchisees operating in Puerto Rico for non-compliance with the franchise agreement. As a result, the defaulted franchisees are required to cease using the Checkers' marks and tradename, and these territories are available for franchising to new franchisees.

          On January 17, 2001, we reacquired 17 Checkers restaurants in Philadelphia that were owned by a franchisee, Great Lakes Restaurant Company II, LLC. In February 2001, the 17 Philadelphia Restaurants were sold to

Quality Food Group of Washington, D.C., Inc., an affiliate of an existing franchisee. Also, on January 18, 2001, 35 Rally's restaurants in Detroit and 5 Checkers restaurants in Kansas City that were owned by Great Lakes Restaurants Company, LLC. were closed. Through cooperation between the franchisee's lender and Checkers, all of these locations were reopened by January 22, 2001, and have continued to operate and pay royalties to us. In addition, 10 Rally's restaurants in Toledo, being operated by Great Lakes Restaurant Company III, LLC., were reacquired.

          On April 19, 2001, we were given notice by CKE Restaurants, Inc. of their intent to relinquish the management of eighteen Rally's restaurants in California and three Rally's restaurants in Arizona on June 30, 2001. In accordance with the original operating agreement entered into on May 22, 1996, we will repossess these restaurants and operate them as Company-owned restaurants commencing July 1, 2001.

          We conducted an advertising agency review, and we chose MARC/USA on November 1, 2000, as our new agency. During the first quarter of 2001, we initiated a new re-branding and marketing "life style" campaign aimed at expanding our target audience using the slogan: "YOU GOTTA EAT(SM)".

Concept and Strategy

          The Company operates under two brands "Checkers (R)" and "Rally's Hamburgers (R)." The Company's operating concept includes: (i) offering a limited menu to permit the maximum attention to quality and speed of preparation; (ii) utilizing distinctive restaurant design that features a "double drive-thru" concept and creates significant curb appeal; (iii) providing fast service using a "double drive-thru" design for its restaurants and a computerized point-of-sale system that expedites the ordering and preparation process; and (iv) great tasting quality food and drinks made fresh to order at a fair price. The Company's primary strategy is to serve the drive-thru and take-out segment of the quick-service restaurant industry.

Restaurant Locations

          As of January 1, 2001, there were 195 Company-owned and operated restaurants in eight states (including three restaurants owned by joint venture partnerships in which we have interests ranging from 50% to 75%) and 659 restaurants operated by our franchisees in 28 states, the District of Columbia, Puerto Rico and the West Bank, Middle East. The following table sets forth the locations of each restaurant.


                     Company-Owned and Operated Rally's Restaurants (67)

Ohio (11)                                 Indiana (21)                              Tennessee (10)
Louisiana (23)                            Mississippi (1)                           Kentucky (1)

            Franchised Rally's Restaurants, including CKE-Operated Restaurants (360)

Ohio (89)                                 Virginia (16)                             West Virginia (4)
California (44)                           Georgia (1)                               Pennsylvania (2)
Indiana (32)                              Arizona (4)                               Alabama (16)
Michigan (46)                             Illinois (15)                             Florida (17)
Kentucky (36)                             Louisiana (3)                             Tennessee (1)
Mississippi (4)                           Missouri (20)                             Arkansas (10)

                    Company-Owned and Operated Checkers Restaurants (128)

Florida (86)                              Georgia (38)                              Tennessee (4)

                              Franchised Checkers Restaurants (299)

Florida (90)                              Illinois (9)                              Missouri (3)
Georgia (46)                              South Carolina (10)                       West Virginia (2)
Alabama (24)                              Louisiana (9)                             Iowa (2)
North Carolina (11)                       New Jersey (11)                           Washington, D.C. (2)
Maryland (19)                             Tennessee (4)                             Michigan (1)
Puerto Rico (11)                          Wisconsin (4)                             Texas (1)
New York (14)                             Virginia (4)                              West Bank, Middle East (2)
Delaware (1)                              Pennsylvania (12)
Kansas (2)                                Mississippi (5)

          During fiscal 2000, we opened or reopened 23 restaurants, including 22 franchisee operated stores and one company operated store. During the same period, we closed 76 restaurants, including 70 franchisee operated stores and six company operated stores. Also during fiscal 2000, we sold 167 company operated restaurants to franchisees. Our growth strategy for the next two years is to focus on the controlled development of additional franchised and company operated restaurants primarily in our existing core markets and to further penetrate markets currently under development by franchisees. We also intend to develop select international markets.

Site Selection

          The selection of a site for a restaurant is critical to its success. Management inspects and approves each potential restaurant site prior to final selection of the site. In evaluating particular sites, the Company considers various factors including traffic count, speed of traffic, convenience of access, size and configuration, demographics and density of population, visibility and cost. The Company also reviews competition and the sales and traffic counts of national and regional chain restaurants operating in the area. The majority of Company-owned and operated restaurants are located on leased land and the Company intends to continue to use leased sites where possible.

Restaurant Design and Service

          Our restaurants are built to company-approved specifications as to size, interior and exterior decor, equipment, fixtures, furnishings, signs, parking and site improvements. The restaurants have a highly visible, distinctive and uniform look that is intended to appeal to customers of all ages. The restaurants are generally 760 to 980 sq. ft., which is less than one-fourth the size of the typical restaurants of the four largest quick-service hamburger chains. Our restaurants, due to their small size, require only 18,000 to 25,000 square feet of land area, which is approximately one-third to one-half the land area used by the four largest quick service hamburger chains. As a result of the small size of the restaurant building, our restaurants generally require a smaller capital investment and have lower occupancy and operating costs per restaurant than traditional quick-service competitors. The size of the facility also permits somewhat greater flexibility with respect to the selection of prospective sites for restaurants.

          The Checkers standard restaurant is designed around a 1950's diner and art deco theme with the use of white and black tile in a checkerboard motif, glass block corners, a protective drive-thru cover on each side of the restaurant supported by red aluminum columns piped with white neon lights and a wide stainless steel band piped with red neon lights that wraps around the restaurant as part of the exterior decor. Most restaurants utilize a "double drive-thru" concept that permits simultaneous service of two automobiles from opposite sides of the restaurant. Although a substantial portion of the Company's sales are made through its drive-thru windows, service is also available through walk-up windows. While the restaurants normally do not have an interior dining area, most have parking and a patio for outdoor eating. The patios contain canopy tables and benches, are well landscaped and have outside music in order to create an attractive and "fun" eating experience. Although each sandwich is made-to-order, the Company's objective is to serve customers within 30 seconds of their arrival at the drive-thru window. Each restaurant has a computerized point-of-sale system which displays each individual item ordered in front of the food and drink preparers. This enables the preparers to begin filling an order before the order is completed and totaled and thereby increases the speed of service to the customer and the opportunity of increasing sales per hour, provides better inventory and labor costs control and permits the monitoring of sales volumes and product utilization.

          The Rally's standard restaurant presents a distinctive design which conveys a message of "clean and fast" to the passing motorist. The restaurants' typical "double drive-thru" design features drive-thru windows on both sides of the restaurant for quicker service. While the restaurants generally do not have an interior dining area, most have a patio for outdoor eating. These areas contain canopy tables and seats and are landscaped to create an attractive eating environment.

          The Company's restaurants are generally open from 12 to 15 hours per day, seven days a week, for lunch, dinner and late-night snacks and meals.

Menu

           The menu at Checkers is a hamburger product line including the original 1/4 Pound Champ Burger(R), a fully dressed and seasoned "made-to-order" burger, all white-meat chicken sandwiches, all beef hotdogs - including chili-cheese dogs, Checkers Famous Fries(TM), Coca-Cola soft drinks and super thick shakes. The menu at Rally's is a hamburger product line including the signature Big Buford(R), a fully dressed double cheeseburger, all white-meat chicken sandwiches, all beef hot dogs - including chili-cheese dogs, Rally's seasoned fries, Coca-Cola soft drinks and super thick shakes. The limited menus are designed to deliver quality, a high taste profile and unmatched speed of delivery. We are engaged in product development research and seek to enhance variety through many, limited time only product promotions throughout the calendar year.

Brand Positioning: Fresh

           The double drive-thru concept for both Checkers and Rally's provides a unique point of difference for product delivery. Simplified hamburger and chicken sandwich product lines (along with fries, colas and shakes) are served quickly, at a tremendous value. Consumers today want their food served hot, fresh and fast at a value. The Checkers and Rally's concepts take full advantage of the relationship between consumer's busy lives, cars and fast food.

           This brand positioning is based on consumer research, as tested with the core customer of the Company's products, as well as, other quick-service hamburger users who might be convinced to become a loyal customer.

Marketing Program

           You gotta be here. You gotta be there. You gotta do this. You gotta do that. But "You Gotta Eat". That's the simple premise we use in our new marketing campaign, launched in January 2001. We put those words to music in the tract that has become our rallying cry and new tagline, "You Gotta Eat". The music and campaign is an energetic, singable, can't-get-it-out-of-your-head song, with an eye for TV and radio message that resonates with our expanded target audience while capturing the flavor and personality of Checkers/Rally's. "You Gotta Eat" carries over into our print advertising, including free standing inserts, outdoor and in-store efforts. The message "You Gotta Eat" permeates every piece of the campaign. The media plan will incorporate a diverse mix of TV, radio and print executions.

Purchasing

           All of our restaurants purchase our food, beverages and supplies from company-approved suppliers. All products must meet our standards and specifications and management constantly monitors the quality of the food, beverages and supplies provided to the restaurants. In August 1999, we entered into a purchasing services agreement with CKE Restaurants, Inc. which makes available to us the cooperative buying power of all restaurants owned or affiliated with CKE. This agreement has allowed us to receive price concessions from many of our suppliers of food and paper products. The agreement will expire on August 5, 2001. As this agreement is terminated, our product cost may increase.

           We believe that our continued efforts over time have achieved cost savings, improved food quality and consistency and helped decrease volatility of food and supply costs for the restaurants. All essential food and beverage products are available or, upon short notice, could be made available from alternate qualified suppliers. Among other factors, our profitability is dependent upon our ability to anticipate and react to changes in food costs. Various factors beyond our control, such as climate changes and adverse weather conditions, may affect food costs.

Management and Employees

           A typical restaurant employs approximately 25 hourly employees, many of whom work part-time on various shifts. The management staff of a typical restaurant operated by the Company consists of a general manager, one assistant manager and a shift manager. A general manager is generally required to have prior restaurant management experience, preferably within the quick-service industry, and reports directly to an area manager. The area manager typically has responsibility for eight to ten restaurants and for assuring that each Company-owned restaurant consistently delivers high-quality food and service. Area managers, in most cases, report to District Directors. The Company has an incentive compensation program for area and store managers that provides for a monthly bonus based upon the achievement of certain sales and profit goals.

           As of January 1, 2001, we employed approximately 3,700 employees, substantially all of which were restaurant personnel. Most employees other than restaurant management and certain corporate personnel are paid on an hourly basis. We believe the Company provides working conditions and wages that are comparable with those of other companies within the service restaurant industry. We also believe we have good employee relations. None of the Company's employees are covered by a collective bargaining agreement.

Supervision and Training

           Each new franchisee and restaurant manager attends a comprehensive training program. The program was developed by the Company to enhance consistency of restaurant operations and is considered by management as an important step in operating a successful restaurant. During this program, the attendees are taught certain basic elements that we believe are vital to the Company's operations and are provided with a complete operations manual, together with training aids designed as references to guide and assist in the day-to-day operations. In addition, hands-on experience is incorporated into the program by requiring each attendee, prior to completion of the training course, to work in an existing Company-operated restaurant. After a restaurant is opened, we continue to monitor the operations of both franchised and Company-operated restaurants to assist in the consistency and uniformity of operation.

           We also employ franchise business consultants, who have been fully trained by us to assist franchisees in implementing our operating procedures and policies once a restaurant is open. As part of these services, the franchise business consultants rate the restaurant's hospitality, food quality, speed of service, cleanliness and maintenance of facilities. The franchisees receive a written report of the franchise business consultant's findings with deficiencies, if any noted, and recommended procedures to correct such deficiencies.

Restaurant Reporting

           Each Company-operated restaurant has a computerized point-of-sale system coupled with a back office computer. With this system, management is able to monitor sales, labor and food costs, customer counts and other pertinent information. This information allows management to better control labor utilization, inventories and operating costs. Each system at Company-operated restaurants, and many at our franchise restaurants are polled daily by our computer system at our corporate office.

Joint Venture Restaurants

           As of January 1, 2001, there were three restaurants owned by separate general partnerships in which we own interests ranging from 50% to 75%. All of these restaurants are consolidated in our financial statements. We are the managing partner of two of the three joint venture restaurants. In the two joint venture restaurants managed by us, we receive a fee for management services of 1% to 2.5% of gross sales. In addition, all of the joint venture restaurants pay the standard royalty fee which is 4% of gross sales.

Inflation

           Food and labor costs are significant inflationary factors in the Company's operations. Many of our employees are paid hourly rates related to the statutory minimum wage; therefore, increases in the minimum wage increase the Company's costs. In addition, many of our leases require us to pay base rents with escalation provisions based on the consumer price index, percentage rents based on revenues, and to pay taxes, maintenance, insurance, repairs and utility costs, all of which are expenses subject to inflation. We have generally been able to offset the effects of inflation to date through small menu price increases. There can be no assurance that we will be able to continue to offset the effects of inflation through menu price increases.

Working Capital

           Our working capital requirements are typical of companies within the quick-service restaurant industry. We do not normally require large amounts of working capital to maintain operations since sales are for cash, purchases are on open accounts and meat and produce inventories are limited to a two to four day supply to assure freshness. Sales of certain assets held for sale, net of underlying encumbrances, provided a source of working capital during fiscal 2000. We also plan to utilize working capital to open a limited number of new restaurants and to remodel an undetermined number of existing restaurants in fiscal 2001.

Seasonality

           The seasonality of restaurant sales due to consumer spending habits can be significantly affected by the timing of advertising, competitive market conditions and weather related events. While restaurant sales for certain quarters can be stronger, or weaker, there is no predominant pattern.

Franchise Operations

           Strategy. We encourage controlled development of franchised restaurants in our existing markets, as well as, in certain additional states. The primary criteria considered by us in the selection, review and approval of prospective franchisees are the availability of adequate capital to open and operate the number of restaurants franchised and prior experience in operating quick-service restaurants. Franchisees operated 659, or 77%, of the total restaurants open at January 1, 2001. During fiscal 2000, we sold a total of 167 company operated restaurants to existing and new franchisees. We may sell additional company operated restaurants to franchisees in fiscal 2001. After such sales are completed, approximately 80% of our restaurants would be franchised and approximately 20% would be company operated. In the future, our success will continue to be dependent upon our franchisees and the manner in which they operate and develop their restaurants to promote and develop the Checkers and Rally's concepts and our reputation for quality and speed of service.

           Although we have established criteria to evaluate prospective franchisees, there can be no assurance that franchisees will have the business abilities or access to financial resources necessary to open the number of restaurants the franchisees currently anticipate to open in 2001, or that the franchisees will successfully develop or operate restaurants in their franchise areas in a manner consistent with our concepts and standards. As a result of inquiries concerning international development, we may develop a limited number of international markets and have registered our trademarks in various foreign countries. The most likely format for international development is through the issuance of master franchise agreements and/or joint venture agreements. The terms and conditions of these agreements may vary from the standard area development agreement and franchise agreement in order to comply with laws and customs different from those of the United States. On March 31, 1995, we entered into a master franchise agreement for the Caribbean basin. This master franchise agreement was terminated by us on February 3, 2000. We have also granted three franchise agreements for the West Bank in the Middle East.

           Franchisee Support Services. We maintain a staff of well-trained and experienced restaurant operations personnel whose primary responsibilities are to help train and assist franchisees in opening new restaurants and to monitor the operations of existing restaurants. These services are provided as part of the Company's franchise program. Upon the opening of a new franchised restaurant by a franchisee, we typically send a team to the restaurant to assist the franchisee during the first four days that the restaurant is open. This team monitors compliance with the Company's standards as to quality of product and speed of service. In addition, the team provides on-site training to all restaurant personnel. This training is in addition to the training provided to the franchisee and the franchisee's management team described under "Restaurant Operations - Supervision and Training" above. We also employ franchise business consultants ("FBC's"), who have been fully trained by the Company to assist franchisees in implementing the operating procedures and policies of the Company once a restaurant is open. As part of these services, the FBC rates the restaurant's hospitality, food quality, speed of service, cleanliness and maintenance of facilities. The franchisees receive a written report of the FBC's findings, with deficiencies, if any, and noted, recommended procedures to correct such deficiencies.

           Franchise Agreements. The franchise agreement grants to the franchisee an exclusive license at a specified location to operate a restaurant in accordance with the Checkers and Rally's systems and to utilize the Company's trademarks, service marks and other rights of the Company relating to the sale of its menu items. The term of the current franchise agreement is generally 20 years. Upon expiration of the franchise term, the franchisee will generally be entitled to acquire a successor franchise for the restaurants on the terms and conditions of the Company's then current form of franchise agreement if the franchisee remains in compliance with the franchise agreement throughout its term and if certain other conditions are met, including the payment of a fee equal to 25% of the then current franchise fee.

           In some instances, we grant to the franchisee the right to develop and open a specified number of restaurants within a limited period of time and in a defined geographic area (the "Franchised Area") and thereafter to operate each restaurant in accordance with the terms and conditions of a franchise agreement. In that event, the franchisee ordinarily signs two agreements, an area development agreement and a franchise agreement. Each area development agreement establishes the number of restaurants the franchisee is to construct and open in the Franchised Area during the term of the area development agreement (normally a maximum of five years) after considering many factors, including the residential, commercial and industrial characteristics of the area, geographic factors, population of the area and the previous experience of the franchisee. The franchisee's development schedule for the restaurants is set forth in the area development agreement. The Company may terminate the area development agreement of any franchisee that fails to meet its development schedule.

           The franchise agreement and area development agreement require that the franchisee select proposed sites for restaurants within the franchised area and submit information regarding such sites to us for our review, although final site selection is at the discretion of the franchisee. We do not arrange or make any provisions for financing the development of restaurants by our franchisees. Each franchisee is required to purchase all fixtures, equipment, inventory, products, ingredients, materials and other supplies used in the operation of its restaurants from approved suppliers, all in accordance with the Company's specifications. We provide a training program for management personnel of our franchisees at our corporate office.

Under the terms of the franchise agreement, the Company has mandated standards of quality, service and food preparation for franchised restaurants. Each franchisee is required to comply with all of the standards for restaurant operations as published from time to time in the Company's operations manual.

           We may terminate a franchise agreement for several reasons including the franchisee's bankruptcy or insolvency, default in the payment of indebtedness to the Company or suppliers, failure to maintain standards set forth in the franchise agreement or operations manual, continued violation of any safety, health or sanitation law, ordinance or governmental rule or regulation or cessation of business. In such event, we may also elect to terminate the franchisee's area development agreement.

           Franchise Fees and Royalties. Under the current franchise agreement, a franchisee is generally required to pay application fees, site approval fees and an initial franchise fee together totaling $30,000 for each restaurant opened by the franchisee. As an additional incentive for new restaurant development in 2001, the total fees have been reduced to $20,000 for new store openings in 2001. If a franchisee is awarded the right to develop an area pursuant to an area development agreement, the franchisee typically pays the Company a $5,000 development fee per store, which will be applied to the franchise fee as each restaurant is developed. Each franchisee is also generally required to pay the Company a semi-monthly royalty of 4% of the restaurant's gross sales (as defined) and to expend certain amounts for advertising and promotion.

Competition

           Our restaurant operations compete in the quick-service industry, which is highly competitive with respect to price, concept, quality and speed of service, location, attractiveness of facilities, customer recognition, convenience and food quality and variety. The industry includes many quick-service chains, including national chains which have significantly greater resources than the Company that can be devoted to advertising, product development and new restaurants, and which makes them less vulnerable to fluctuations in food, paper, labor and other costs. In certain markets, we will also compete with other quick-service double drive-thru hamburger chains with operating concepts similar to the Company. The quick-service industry is often significantly affected by many factors, including changes in local, regional or national economic conditions affecting consumer spending habits, demographic trends and traffic patterns, changes in consumer taste, consumer concerns about the nutritional quality of quick-service food and increases in the number, type and location of competing quick-service restaurants. We compete primarily on the basis of speed of service, price, value, food quality and taste. All of the major chains have increasingly offered selected food items and combination meals, including hamburgers, at temporarily or permanently discounted prices. This promotional activity has continued at increasing levels, and management believes that it has had a negative impact on the Company's sales and earnings. Increased competition, additional discounting and changes in marketing strategies by one or more of these competitors could have an adverse effect on the Company's sales and earnings in the affected markets. In addition, with respect to selling franchises, we compete with many franchisors of restaurants and other business concepts.

Trademarks and Service Marks

           We believe that our rights in our trademarks and service marks are important to our marketing efforts and a valuable part of our business. We own a number of trademarks and service marks that have been registered, or for which applications are pending, with the United States Patent and Trademark Office including but not limited to: "Rally's Hamburgers(R)", "One of a Kind Fries", "Big Buford(R)", "Checkers(R)", "Checkers Burger.Fries.Colas" and "Champ Burger(R)". It is the Company's policy to pursue registration of its marks whenever possible and to vigorously oppose any infringement of its marks.

Government Regulation

           The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. In addition, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of our employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to the Company. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could have a material adverse effect on the Company's business, financial condition and results of operation.

           The Company is also subject to extensive federal and state regulations governing franchise operations and sale which impose registration and disclosure requirements on franchisors in the offer and sale of franchises and in certain cases, dictating substantive standards that govern the relationship between franchisors and franchisees, including limitations on the ability of franchisors to terminate franchisees and alter franchise arrangements.

Environmental Matters

           The Company is subject to various federal, state and local environmental laws. These laws govern discharges to air and water from the Company's restaurants, as well as, handling and disposal practices for solid and hazardous waste. These laws may impose liability for damages for the costs of cleaning up sites of spills, disposals or other releases of hazardous materials. The Company may be responsible for environmental conditions relating to its restaurants and the land on which the restaurants are located, regardless of whether the restaurants or land in question are leased or owned and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant.

           We are not aware of any environmental conditions that would have a material adverse effect on our businesses, assets or results of operations taken as a whole. We cannot be certain that environmental conditions relating to prior, existing or future restaurants will not have a material adverse effect on the Company. Moreover, there is no assurance that: (1) future laws, ordinances or regulations will not impose any material environmental liability; or (2) the current environmental condition of the properties will not be adversely affected by tenants or other third parties or by the condition of land or operations in the vicinity of the properties.

(b)        PROPERTIES

           We owned 195 restaurants as of January 1, 2001, inclusive of the three restaurants owned by joint venture partnerships. We held ground leases on 188 of these restaurants and owned the land on the remaining seven. Our leases are generally written for a term of 20 years with one or more five year renewal options. Some leases require the payment of additional rent equal to a percentage of annual revenues in excess of specified amounts. When practicable, we prefer to lease the land for our restaurants.

           As of January 1, 2001, we owned three vacant parcels of land available for sale or lease. In addition, we lease 55 parcels of land which are available for sub-lease, of which 22 parcels were subleased at January 1, 2001.

           Thirty-two restaurants owned or subleased are subject to a mortgage in favor of FFCA Acquisition Corporation. In addition, 72 restaurants secure our primary debt with Textron Financial Corporation.


           Our executive offices are located in approximately 26,500 square feet of leased office space and 6,000 square foot of adjoining warehouse space in Clearwater, Florida. The lease expires on June 30, 2003, however, we have exercised our right to terminate the lease, and entered into an office lease for premises located at 4800 West Cypress Street, Tampa, Florida 33607. We anticipate moving into the new site on August 1, 2001.

           During fiscal 2000, we aggressively pursued the sale of our Company owned restaurants to new or existing franchisees in transactions that provided immediate funds to reduce debt and also provided a continued source of income through future royalties. We completed six separate transactions involving the sale of 167 Company-owned restaurants to new and existing franchisees and also sold our modular building facility, generating cash proceeds which were used to repay $40.3 million of debt. The most recent of these transactions, the sale of 28 Rally's restaurants, was completed on September 29, 2000.

(c)        LEGAL PROCEEDINGS

           Jonathan Mittman et al. v. Rally's Hamburgers, Inc., et al. In
           -----------------------------------------------------------
January and February 1994, two putative class action lawsuits were filed, purportedly on behalf of the stockholders of Rally's, in the United States District Court for the Western District of Kentucky, Louisville division, against Rally's, Burt Sugarman and Giant Group, Ltd. and certain of Rally's former officers and directors and its auditors. The cases were subsequently consolidated under the case name Jonathan Mittman et. al. vs. Rally's Hamburgers, Inc., et. al. The complaints allege that the defendants violated the Securities Exchange Act of 1934, among other claims, by issuing inaccurate public statements about Rally's in order to arbitrarily inflate the price of its common stock. The plaintiffs seek unspecified damages. On April 15, 1994, Rally's filed a motion to dismiss and a motion to strike. On April 5, 1995, the Court struck certain provisions of the complaint but otherwise denied Rally's motion to dismiss. In addition, the Court denied plaintiffs' motion for class certification; the plaintiffs renewed this motion, and despite opposition by the defendants, the Court granted such motion for class certification on April 16, 1996, certifying a class from July 20, 1992 to September 29, 1993. Motions for Summary Judgment were filed by the parties in September 2000, and rulings by the Court are pending. The defendants deny all wrongdoing and intend to defend themselves vigorously in this matter. Management is unable to predict the outcome of this matter at the present time or whether or not certain available insurance coverages will apply.

           First Albany Corp. v. Checkers Drive-In Restaurants, Inc. et al. This
           ----------------------------------------------------------------
putative class action was filed on September 29, 1998, in the Delaware Chancery Court in and for New Castle County, Delaware by First Albany Corp., as custodian for the benefit of Nathan Suckman, an alleged stockholder of 500 shares of the Company's common stock. The complaint named the Company and certain of its current and former officers and directors as defendants, including William P. Foley, II, James J. Gillespie, Harvey Fattig, Joseph N. Stein, Richard A. Peabody, James T. Holder, Terry N. Christensen, Frederick E. Fisher, Clarence V. McKee, Burt Sugarman, C. Thomas Thompson and Peter C. O'Hara. The complaint also named Rally's and Giant as defendants. The complaint arose out of the proposed merger announced on September 28, 1998 between Checkers, Rally's and Giant and alleged generally, that certain of the defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers stock in a "going-private" transaction for grossly inadequate consideration and in breach of the defendants' fiduciary duties. The plaintiff allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and sought, among other relief, certain declaratory and injunctive relief against the consummation of the proposed merger, or in the event the proposed merger was consummated, recission of the proposed merger and costs and disbursements incurred in connection with bringing the action. The plaintiff voluntarily dismissed the claim on February 23, 2001.


           David J. Steinberg and Chaile B. Steinberg, individually and on
           ---------------------------------------------------------------
behalf of those similarly situated v. Checkers Drive-In Restaurants, Inc., et
-----------------------------------------------------------------------------
al. This class action was filed on October 2, 1998, in the Delaware Chancery
---
Court in and for New Castle County, Delaware by David J. Steinberg and Chaile B. Steinberg, alleged stockholders of an unspecified number of shares of our common stock. The complaint named Checkers and certain of its current and former officers and directors as defendants, including William P. Foley, II, James J. Gillespie, Harvey Fattig, Joseph N. Stein, Richard A. Peabody, James T. Holder, Terry N. Christensen, Frederick E. Fisher, Clarence V. McKee, Burt Sugarman, C. Thomas Thompson and Peter C. O'Hara. The complaint also named Rally's and Giant as defendants. As with the First Albany complaint described above, this complaint arose out of the proposed merger announced on September 28, 1998 between Checkers, Rally's and Giant and alleged generally, that certain of the defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers's common stock in a "going-private" transaction for grossly inadequate consideration and in breach of the defendant's fiduciary duties. The plaintiffs allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and sought, among other relief, certain declaratory and injunctive relief against the consummation of the proposed merger, or in the event the proposed merger was consummated, rescission of the proposed merger and costs and disbursements incurred in connection with bringing the action. The plaintiff voluntarily dismissed the claim on February 23, 2001.

           Greenfelder et al. v. White, Jr., et al. On August 10, 1995, a state
           ----------------------------------------
court complaint was filed in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, Civil Division, entitled Gail P. Greenfelder and Powers Burgers, Inc. v. James F. White, Jr., Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, Jared D. Brown, Robert G. Brown and George W. Cook. A companion complaint was also filed in the same Court on May 21, 1997, entitled Gail P. Greenfelder, Powers Burgers of Avon Park, Inc., and Power Burgers of Sebring, Inc. v. James F. White, Jr., Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, Jared D. Brown, Robert G. Brown and George W. Cook. The original complaint alleged, generally, that certain officers of Checkers intentionally inflicted severe emotional distress upon Ms. Greenfelder, who is the sole stockholder, president and director of Powers Burgers, Inc., a Checkers franchisee. The present versions of the amended complaints in the two actions assert a number of claims for relief, including claims for breach of contract, fraudulent inducement to contract, post-contract fraud and breaches of implied duties of "good faith and fair dealings" in connection with various franchise agreements and an area development agreement, battery, defamation, negligent retention of employees, and violation of Florida's Franchise Act. The parties reached a tentative settlement on January 11, 2001. In the event the settlement is not consummated, we intend to defend vigorously.

           Checkers Drive-In Restaurants, Inc. v. Tampa Checkmate Food Services,
           ---------------------------------------------------------------------
Inc., et al. On August 10, 1995, a state court counterclaim and third party
------------
complaint was filed in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Civil Division, entitled Tampa Checkmate Food Services, Inc., Checkmate Food Services, Inc. and Robert H. Gagne v. Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, James F. White, Jr., Jared D. Brown, Robert G. Brown and George W. Cook. In the original action filed by the Company in July 1995, against Mr. Gagne and Tampa Checkmate Food Services, Inc., (hereinafter "Tampa Checkmate") a company controlled by Mr. Gagne, Checkers sought to collect on a promissory note and foreclose on a mortgage securing the promissory note issued by Tampa Checkmate and Mr. Gagne and obtain declaratory relief regarding the rights of the respective parties under Tampa Checkmate's franchise agreement with Checkers. The counterclaim, as amended, alleged violations of Florida's Franchise Act, Florida's Deceptive and Unfair Trade Practices Act, and breaches of implied duties of "good faith and fair dealings" in connection with a settlement agreement and franchise agreement between various of the parties and sought a judgment for damages in an unspecified amount, punitive damages, attorneys' fees and such other relief as the court may deem appropriate.

           The case was tried before a jury in August of 1999. The court entered a directed verdict and an involuntary dismissal as to all claims alleged against Robert G. Brown, George W. Cook, and Jared Brown. The court also entered a directed verdict and an involuntary dismissal as to certain other claims alleged against Checkers and the remaining individual counterclaim defendants, James E. Mattei, Herbert G. Brown and James F. White, Jr. The jury returned a verdict in favor of Checkers, James E. Mattei, Herbert G. Brown and James F. White, Jr. as to all counterclaims brought by Checkmate Food Services, Inc. and in favor of Mr. Mattei as to all claims alleged by Tampa Checkmate and Mr. Gagne. In response to certain jury interrogatories, however, the jury made the following determination: (i) that Mr. Gagne was fraudulently induced to execute a certain unconditional guaranty and that Checkers was therefore not entitled to enforce its terms; (ii) that Checkers, H. Brown and Mr. White fraudulently induced Tampa Checkmate to execute a certain franchise agreement whereby Tampa Checkmate was damaged in the amount of $151,331; (iii) that Checkers, H. Brown and Mr. White violated a provision of the Florida Franchise Act relating to that franchise agreement whereby Tampa Checkmate and Mr. Gagne were each damaged in the amount of $151,331; and (iv) that none of the defendants violated Florida's Deceptive and Unfair Trade Practices Act relating to that franchise agreement.

           We believe that the responses to the jury interrogatories described above are "advisory" because of certain pre-trial orders entered by the Court. As a result, we believe that the responses contained in the jury interrogatories are not binding on the trial court, and that it is incumbent on the trial court to weigh the evidence and enter its own verdict. The trial court nonetheless determined that the responses to the jury interrogatories described above are binding upon it and entered a final judgment accordingly. We believe that the entry of the judgment was erroneous and we have filed a notice of appeal to the Court of Appeals for the Second District of Florida.

           On or about July 15, 1997, Tampa Checkmate filed a Chapter 11 petition in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, entitled In re: Tampa Checkmate Food Services, Inc. In July 1997, Checkers filed an Adversary Complaint in the Tampa Checkmate bankruptcy proceedings entitled Checkers Drive-In Restaurants, Inc. v. Tampa Checkmate Food Services, Inc. The Adversary Complaint sought a preliminary and permanent injunction enjoining Tampa Checkmate's continued use of Checkers' marks and trade dress notwithstanding the termination of its franchise agreement on April 8, 1997. Tampa Checkmate filed a counterclaim to Checkers complaint that essentially contained the same claims set forth in the amended counterclaim filed in the state court action. The court granted Checkers' motion for preliminary injunction on July 23, 1998, and Tampa Checkmate de-identified its restaurant. On December 15, 1998, the Court granted Checkers motion to convert Tampa Checkmate's bankruptcy proceedings from a Chapter 11 proceeding to a Chapter 7 liquidation. The bankruptcy court has granted Checkers' motion to lift the automatic stay imposed by 11 U.S.C. (S)362 to allow Checkers to proceed with the disposition of the property which is the subject of its mortgage. The counterclaim in the bankruptcy proceedings remains pending, but we believe the merits of the counterclaims were already determined by state court proceedings described above.

           Tex-Chex, Inc. et al v. Checkers Drive-In Restaurants, Inc. et. al.
           -------------------------------------------------------------------
On February 4, 1997, a petition was filed against Checkers and two former officers and directors of Checkers in the District Court of Travis County, Texas 98th Judicial District, entitled Tex-Chex, Inc., Brian Mooney, and Silvio Piccini v. Checkers Drive-In Restaurants, Inc., James Mattei, and Herbert G. Brown. The original petition generally alleged that Tex-Chex, Inc. and the individual plaintiffs were induced into entering into two franchise agreements and related personal guarantees with Checkers based on fraudulent misrepresentations and omissions made by Checkers. On October 2, 1998, the plaintiffs filed an amended petition realleging the fraudulent misrepresentations and omission claims set forth in the original petition and asserting additional causes of action for violation of Texas' Deceptive Trade Practices Act and violation of Texas' Business Opportunity Act. This matter was settled March 13, 2001.

           Dorothy Hawkins v. Checkers Drive-In Restaurants, Inc. and KPMG Peat
           --------------------------------------------------------------------
Marwick. On March 4, 1999, a state court complaint was filed in the Circuit
--------
Court in and for Pinellas County, Florida, Civil Division. The complaint alleges that Mrs. Hawkins was induced into purchasing a restaurant site and entering into a franchise agreement with Checkers based on misrepresentations and omissions made by Checkers. The complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, violation of Florida's Deceptive Trade Practices Act, fraudulent concealment, fraudulent inducement, and negligent representation. The Company denies the material allegations of the complaint and intend to defend this lawsuit vigorously. No estimate of any possible loss or range of loss resulting from the lawsuit can be made at this time.

           We are also involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

(d) MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Prices and Dividends

           Our common stock is quoted on the National Market System of the NASDAQ Stock Market under the trading symbol "CHKR." As of March 26, 2001, there were approximately 28,000 stockholders of record of our common stock. The following table sets forth the high and low closing sales price quotations for our common stock, as reported on the NASDAQ National Market, for the periods indicated, as adjusted for the one-for-twelve reverse stock split effected on August 9, 1999.


2000
Quarter Ended               First Quarter      Second Quarter       Third Quarter      Fourth Quarter
High                        $       2.56        $       4.12        $       5.50        $       4.50
Low                                 1.81                1.47                3.12                2.94

1999
Quarter Ended               First Quarter      Second Quarter       Third Quarter      Fourth Quarter
High                        $       8.63        $       5.63        $       4.50        $       3.44
Low                                 3.75                3.00                1.69                1.25

1998
Quarter Ended               First Quarter      Second Quarter       Third Quarter      Fourth Quarter
High                        $      12.75        $      18.37        $      15.37        $       8.25
Low                                 9.75               10.50                7.87                3.75

           We have not declared or paid any dividends on our common stock since incorporation and do not intend to do so in the foreseeable future. Cash dividends are restricted under the terms of our notes payable.

(e)               FINANCIAL STATEMENTS

Index to Consolidated Financial Statements:


      AUDITED                                                                         Page
                                                                                      ----
      Independent Auditors' Report                                                      26

      Consolidated Balance Sheets - January 1, 2001 and January 3, 2000                 27

      Consolidated Statements of Operations and Comprehensive Income -
         Years ended January 1, 2001, January 3, 2000 and December 28, 1998             28

      Consolidated Statements of Stockholders' Equity -
         Years ended January 1, 2001, January 3, 2000 and December 28, 1998             29

      Consolidated Statements of Cash Flows -
         Years ended January 1, 2001, January 3, 2000 and December 28, 1998             30

      Notes to Consolidated Financial Statements                                        31





      UNAUDITED

      Condensed Consolidated Balance Sheets
        March 26, 2001 and January 1, 2001..........................................    52

      Condensed Consolidated Statements of Operations and
        Comprehensive Income Quarters ended March 26, 2001 and
        March 27, 2000..............................................................    53

      Condensed Consolidated Statements of Cash Flows
        Quarters ended March 26, 2001 and March 27, 2000............................    54

      Notes to Condensed Consolidated Financial Statements..........................    55

                          Independent Auditors' Report
                          ----------------------------

The Board of Directors and Stockholders
Checkers Drive-In Restaurants, Inc.:

                  We have audited the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 1, 2001 and January 3, 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended January 1, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 1, 2001 and January 3, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended January 1, 2001 in conformity with accounting principles generally accepted in the United States of America.





/s/ KPMG LLP
Tampa, Florida
March 9, 2001

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                           January 1,        January 3,
                                                                                              2001              2000
                                                                                     -------------------------------------
Current Assets:
Cash and cash equivalents                                                             $             923    $        4,371
Restricted cash                                                                                   1,847             5,358
Investments                                                                                           -             2,193
Accounts, notes and leases receivable, net                                                        4,666             2,784
Inventory                                                                                           996             1,736
Prepaid expenses and other current assets                                                         2,189             2,606
Property and equipment held for sale                                                              8,774            37,150
                                                                                     -------------------------------------
    Total current assets                                                                         19,395            56,198

Property and equipment, net                                                                      42,522            49,432
Notes receivable, net - less current portion                                                      4,610             1,210
Lease receivable, net- less current portion                                                       8,957             1,378
Intangible assets, net                                                                           48,341            56,188
Other assets, net                                                                                 2,173             1,247
                                                                                     -------------------------------------
                                                                                      $         125,998    $      165,653
                                                                                     =====================================
Current Liabilities:
Current maturities of long-term debt and obligations under capital leases             $           9,362    $        9,481
Accounts payable                                                                                  7,374             9,070
Reserves for restaurant relocations and abandoned sites                                           1,722             2,408
Accrued wages                                                                                     1,523             3,334
Accrued liabilities                                                                               8,404            13,508
Senior notes, net of discount                                                                         -            45,848
                                                                                     -------------------------------------
    Total current liabilities                                                                    28,385            83,649

Long-term debt, less current maturities                                                          24,909            17,761
Obligations under capital leases, less current maturities                                         6,267             7,677
Long-term reserves for restaurant relocations and abandoned sites                                 3,596             4,685
Minority interests in joint ventures                                                                532               535
Other long-term liabilities                                                                      11,375             4,683
                                                                                     -------------------------------------

    Total liabilities                                                                            75,064           118,990

Stockholders' Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none
     issued at January 1, 2001 and January 3, 2000                                                    -                 -
Common stock, $.001 par value, authorized 175,000,000 shares, issued
     9,653,623 at January 1, 2001 and 9,436,094 at January 3, 2000                                   10                 9
Additional paid-in capital                                                                      138,650           136,622
Accumulated deficit                                                                             (87,226)          (89,568)
                                                                                     -------------------------------------
                                                                                                 51,434            47,063
Less:  Treasury stock, 48,242 at  January 1, 2001
               and January 3, 2000, at cost                                                        (400)             (400)
       Notes receivable - officer                                                                  (100)                -
                                                                                     -------------------------------------
    Total stockholders' equity                                                                   50,934            46,663
                                                                                     -------------------------------------
                                                                                      $         125,998    $      165,653
                                                                                     =====================================

See accompanying notes to the consolidated financial statements

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)


                                                                            --------------------------------------------
                                                                                          Fiscal Year Ended
                                                                              January 1,     January 3,    December 28,
                                                                                 2001           2000           1998
                                                                            -------------  --------------  -------------
REVENUES:
Restaurant sales                                                               162,804         192,340      $  139,602
Franchise revenues and other income                                             18,386           9,495           5,350
                                                                           --------------  --------------  -------------
    Total revenues                                                          $  181,190      $  201,835      $  144,952

COSTS AND EXPENSES:
Restaurant food and paper costs                                                 51,360          60,112          44,352
Restaurant labor costs                                                          53,819          62,403          42,570
Restaurant occupancy expense                                                    10,897          13,083           7,333
Restaurant depreciation and amortization                                         4,307           7,745           7,234
Other restaurant operating expenses                                             17,446          18,728          12,293
General and administrative expenses                                             17,027          18,301          12,838
Advertising                                                                     10,351          11,755           9,853
Bad debt expense                                                                   642           1,879             566
Non-cash compensation                                                            1,733               -               -
Other depreciation and amortization                                              5,235           5,358           3,150
Impairment of long-lived assets                                                    629          22,271           3,362
Gain on sales of markets                                                          (307)         (2,616)              -
                                                                           --------------  --------------  -------------
    Total costs and expenses                                                $  173,139      $  219,019      $  143,551
                                                                           --------------  --------------  -------------
    Operating income (loss)                                                      8,051         (17,184)          1,401
OTHER INCOME (EXPENSE):
Interest income                                                                    679             779             480
Interest expense (including interest-loan cost and bond
  discount amortization)                                                        (6,609)         (8,648)         (7,145)
Loss on investment in affiliate                                                      -          (1,379)         (2,019)
                                                                           --------------  --------------  -------------
        Income (loss) before minority interest, income taxes,
            and extraordinary item                                               2,121         (26,432)         (7,283)
Minority interest in operations of joint ventures                                  (25)             31               -
                                                                           --------------  --------------  -------------
        Income (loss) before income taxes and
            extraordinary item                                                   2,096         (26,401)         (7,283)
Income tax (benefit) expense                                                      (475)            336             252
                                                                           --------------  --------------  -------------
        Net income (loss) from continuing operations before
            extraordinary item                                                   2,571         (26,737)         (7,535)
Extraordinary item-gain (loss) on early extinguishment of debt,
         net of income taxes                                                      (229)            849               -
                                                                           --------------  --------------  -------------
        NET INCOME (LOSS)                                                        2,342         (25,888)         (7,535)
                                                                           ============    ==============  =============
        Comprehensive Income (loss)                                         $    2,342      $  (25,888)     $   (7,535)
                                                                           ============    ==============  =============
Basic earnings (loss) per share:
        Earnings (loss) before extraordinary item                           $     0.27      $    (4.02)     $    (1.67)

        Extraordinary item                                                       (0.02)           0.13               -
                                                                           ============    ==============  =============
        Net earnings (loss)                                                 $     0.25      $    (3.89)     $    (1.67)
                                                                           ============    ==============  =============
Diluted earnings (loss) per share:
        Earnings (loss) before extraordinary item                           $     0.25      $    (4.02)     $    (1.67)

        Extraordinary item                                                       (0.02)           0.13               -
                                                                           ============    ==============  =============
        Net earnings (loss)                                                 $     0.23      $    (3.89)     $    (1.67)
                                                                           ============    ==============  =============
Weighted average number of common shares outstanding
       Basic                                                                     9,419           6,657           4,506
                                                                           ============    ==============  =============
       Diluted                                                                  10,194           6,657           4,506
                                                                           ============    ==============  =============

See accompanying notes to the consolidated financial statements

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)


                                                                             Note      Additional
                                        Common    Preferred    Treasury    receivable   paid-in      Accumulated       Total
                                         stock      stock        stock      - officer   capital        deficit         equity
                                      ---------- ----------- ------------ ----------- ------------ -------------- ---------------
Balances at December 28, 1997           $    4      $   1    $ (2,108)     $    -      $ 99,761     $ (56,145)        41,513

Exercise of  8,139 stock options             -          -           -           -            87             -             87
Issuance of 25,871 shares of
    common stock in settlement
    of litigation                            -          -           -           -           365             -            365
Conversion of preferred shares
     to common stock                         1         (1)          -           -             -             -              -
Other equity funding, net                    -          -           -           -            89             -             89
Net loss                                     -          -           -           -             -        (7,535)        (7,535)
                                   ----------------------- ------------ ---------- ------------- -------------- ---------------
Balances at December 28, 1998           $    5     $    -    $ (2,108)     $    -     $ 100,302     $ (63,680)     $  34,519

Merger of Checkers & Rally's                 4          -       1,708           -        36,320             -         38,032
Net loss                                     -          -           -           -             -       (25,888)       (25,888)
                                   ----------------------- ------------ ---------- ------------- -------------- ---------------
    Balances at January 3, 2000         $    9     $    -      $ (400)     $    -     $ 136,622     $ (89,568)     $  46,663
Non-cash compensation                        -          -           -           -         1,733             -          1,733
Exercise of 191,991
   stock options                             1          -           -        (100)          294             -            195
Exercise of 1,140,640
   stock warrants                            -          -           -           -             1             -              1
Net income                                   -          -           -           -             -         2,342          2,342
                                   ----------------------- ------------ ---------- ------------- -------------- ---------------
Balances at January 1, 2001             $   10     $    -      $ (400)    $  (100)    $ 138,650     $ (87,226)     $  50,934
                                   ======================= ============ ========== ============= ============== ===============


See accompanying notes to the consolidated financial statements

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                                                       Fiscal Year Ended
                                                                        ----------------------------------------------
                                                                           January 1,      January 3,     December 28,
                                                                              2001            2000            1998
                                                                        --------------  --------------    ------------
Cash flows from operating activities:
Net income (loss)                                                            $  2,342      $  (25,888)       $(7,535)
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization                                               9,542          13,103         10,384
    Impairment of long-lived assets                                             1,381          21,886          1,727
    Provisions for losses on assets to be disposed of                             181             385          1,635
    Loss (gain) on early extinguishment of debt                                   229            (849)          (163)
    Amortization of bond costs and discounts                                      304             466            390
    Provisions for bad debt                                                       642           1,879            566
    Non-cash compensation                                                       1,733               -              -
    Loss, net of amortization, on investment in affiliate                           -           1,379          2,019
    Loss on disposal of property and equipment                                      -               -            211
    Gain on market sales                                                         (307)         (2,616)             -
    Minority interests in operations of joint ventures                             25             (31)             -
Changes in assets and liabilities:
    Increase in receivables                                                    (2,115)            (31)        (1,416)
    Increase in notes and leases receivable                                    (3,791)              -              -
    Decrease in inventory                                                         740           1,447             86
    Decrease (increase) in prepaid expenses and other current assets              417          (2,114)           979
    Decrease in other assets                                                      429           1,360             45
    Decrease in accounts payable                                               (1,300)           (281)        (3,390)
    Increase (decrease) in accrued liabilities                                 (9,143)           2,686        (3,053)
                                                                        --------------  --------------    -----------
    Net cash provided by operating activities                                $  1,309        $ 12,781       $  2,485
                                                                        --------------  --------------    -----------
Cash flows from investing activities:
Capital expenditures, net                                                      (1,919)         (7,173)        (2,290)
Acquisitions of restaurants                                                         -            (142)          (855)
Merger, net of cash acquired of $1,461                                              -            (434)             -
Proceeds from sales of markets                                                 33,200          15,568              -
(Increase) decrease in investments                                              2,193          (2,146)           399
Proceeds from sales leaseback                                                       -           3,530              -
Proceeds from sale of property and equipment                                        -           1,160            615
Cash paid for additional investment in affiliates                                   -               -            (32)
                                                                        --------------  --------------    -----------
    Net cash (used in) provided by investing activities                     $  33,474        $ 10,363       $ (2,163)
                                                                        --------------  --------------    -----------
Cash flows from financing activities:
Decrease (increase) in restricted cash                                          3,511            (612)          (500)
Repayments of senior notes                                                    (45,601)         (9,120)        (2,168)
Proceeds from exercise of stock options and warrants                              196               -              -
Proceeds from issuance of long-term debt                                       35,020               -          4,300

Deferred loan costs incurred                                                   (1,929)              -           (290)
Principal payments on long-term debt                                          (29,400)        (13,627)        (1,247)
Net proceeds from issuance of common stock                                          -               -             87

Distributions to minority interests                                               (28)            (15)            89
                                                                        --------------  --------------    -----------
    Net cash provided by (used in) financing activities                    $  (38,231)      $ (23,374)      $    271
                                                                        --------------  --------------    -----------
    Net increase (decrease) in cash                                            (3,448)           (230)           593
Cash at beginning of period                                                     4,371           4,601          4,008
                                                                        --------------  --------------    -----------
Cash at end of period                                                      $      923       $   4,371       $  4,601
                                                                        ==============  ==============    ===========


 See accompanying notes to the consolidated financial statements

              CHECKERS DRIVE-IN RESTAURANTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Tabular dollars in thousands, except per share amounts)

Note 1:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Presentation - The accompanying consolidated financial statements include the accounts of Checkers Drive-In Restaurants, Inc. and its wholly owned subsidiaries, collectively referred to as "the Company".

          On August 9, 1999, Checkers Drive-In Restaurants, Inc. ("Checkers") merged with Rally's Hamburgers, Inc. ("Rally's"). The merger was accounted for as a reverse acquisition whereby Rally's was treated as the acquirer and Checkers as the acquiree, as the former shareholders of Rally's owned a majority of the outstanding common stock of Checkers subsequent to the merger ("Merger"). The fair value of Checkers was based on the average per share value of Checkers' common stock which was $0.531 per share near January 29, 1999, the date the Merger agreement was signed. Additionally, since the Company assumed the stock options and warrants outstanding of Checkers, the fair value of these options and warrants was included in determining the valuation of Checkers (see Note 3:
Merger). The 1998 financial information presented herein represents the financial results of Rally's only. The 1999 financial information includes the financial results of Rally's for the entire year and the financial results of Checkers for the period from August 9, 1999 to January 3, 2000. The 2000 financial information includes both Rally's and Checkers for the full year.

          The accounts of the joint ventures have been included with those of the Company in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated and minority interests have been established for the outside partners' interests.

          The Company reports on a fiscal year, which ends on the Monday closest to December 31st. Each quarter consists of three 4-week periods, with the exception of the fourth quarter, which consists of four 4-week periods. Our 1999 fiscal year included a 53rd week, thereby increasing the fourth quarter to seventeen weeks.

b) Purpose and Organization - Our principal business is the operation and franchising of Checkers and Rally's restaurants. At January 1, 2001, there were 427 Rally's restaurants operating in 18 different states and there were 427 Checkers restaurants operating in 22 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. Of those restaurants, 195 were Company operated (including 3 joint venture restaurants) and 659 were operated by franchisees, including 23 Company-owned restaurants in Western markets which are operated by CKE Restaurants, Inc. ("CKE"), a significant shareholder of the Company, under an operating agreement which began in July, 1996.

c) Cash and Cash Equivalents - We consider all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. Restricted Cash consists of cash on deposit with various financial institutions as collateral to support the Company's obligations to certain states for potential workers' compensation claims. This cash is not available for the Company's use until such time that the respective states permit its release.

d) Investments - Our investment securities are deemed as "available-for-sale" under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, investments are reported at fair value with unrealized holding gains and losses, excluding those losses considered to be other than temporary, reported as a net amount in a separate component of stockholders' equity. Provisions for declines in market value are made for losses considered to be other than temporary. Realized gains or losses from the sale of investments are based on the specific identification method. No unrealized gains or losses were recorded for any period presented, due to the quoted market prices of investments approximating cost. Investments consisted of mortgage-backed securities at January 3, 2000 of approximately $2.2 million. No investments were held at January 1, 2001.

e) Receivables - Receivables consist primarily of royalties, franchise fees, notes due from franchisees, owner fee income, and advances to one of the Company's advertising funds which provides broadcast creative production for use by Rally's corporate and franchise restaurants. A rollforward of the allowance for doubtful receivables is as follows:

                                                                       Additions
                                                              -----------------------------    Deductions
                                                Balance at     Charged to       Charged to     Charged to
                                                Beginning       Costs and         Other          Other         Balance at
               Description                       of year        Expenses         Accounts       Accounts       End of Year
---------------------------------------------------------------------------------------------------------------------------
       Year Ended December 28, 1998
   Accounts Receivable                          $     431       $     471        $       -      $     259      $      643
   Notes Receivable                                   231              95                -              -             325
                                               ----------------------------------------------------------------------------
                                                $     662       $     566        $       -      $     259      $      968
                                               ============================================================================
        Year Ended January 3, 2000
   Accounts Receivable                          $     643       $   1,702        $   1,722      $     169      $    3,898
   Notes Receivable                                   325             177              789              -           1,291
                                               ----------------------------------------------------------------------------
                                                $     968       $   1,879        $   2,511      $     169      $    5,189
                                               ============================================================================
        Year Ended January 1, 2001
   Accounts Receivable                          $   3,898       $    (517)       $       -      $     167      $    3,214
   Notes Receivable                                 1,291           1,159                -              -           2,450
                                               ----------------------------------------------------------------------------
                                                $   5,189       $     642        $       -      $     167      $    5,664
                                               ============================================================================

f) Inventory - Inventory, which consists principally of food and supplies are stated at the lower of cost (first-in, first-out (FIFO) method) or market.

g)        Property and Equipment - Property and equipment are stated at cost.
Assets under capital leases are stated at their fair value at the inception of the lease. Depreciation and amortization are computed on straight-line method over the estimated useful lives of the assets. Property and equipment held for sale includes excess restaurant facilities and land and is recorded at its estimated fair market value. The aggregate carrying value of property and equipment held for sale is periodically reviewed and adjusted downward to market value, when appropriate. Property and equipment are depreciated using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred.

h) Intangible Assets - Intangible assets consists of the following and are being amortized using the straight-line method over the following periods:

                                           January 1, 2001                           January 3, 2000
                                           ---------------                           ---------------
                                  Gross          Accum                     Gross           Accum                      Estimated
                                  Amount         Amort         Net         Amount          Amort            Net         lives
                               ---------      ---------    ----------    ---------       ---------       --------    -----------
Goodwill                       $  29,935        (2,901)    $   27,034    $  33,920       $ (3,246)       $ 30,674    5-25 years
Tradename                         19,923        (1,379)    $   18,544       19,923           (383)         19,540     20 years
Reacquired franchise rights    $   2,772        (1,437)         1,335        4,301         (1,830)          2,471    5-20 years
Other intangibles                  2,279          (851)         1,428        5,078         (1,575)          3,503    3-25 years
                               ---------      ---------    ----------    ---------       ---------       --------

   Total intangible assets     $  54,909      $ (6,568)    $   48,341    $  63,222       $ (7,034)       $ 56,188
                               =========      =========    ==========    =========       =========       ========

i) Deferred Loan Costs - Deferred loan costs incurred in connection with the Company's primary debt facility with Textron Financial Corporation (Textron) and mortgages payable to FFCA Acquisition Corporation are amortized on the effective interest method over the life of the related debt. During fiscal 2000, $14.9 million of Textron debt (Loan C) was repaid. A loss on early extinguishment of debt of $490,000 was recorded related to the writeoff of unamortized deferred loan costs associated with this loan.

j) Impairment of Long-Lived Assets - We account for long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS
121) which requires the write-down of certain intangibles and tangible property associated with under performing sites. In applying SFAS No. 121, we review all stores that recorded losses in the applicable fiscal years and performed a discounted cash flow analysis where indicated for each store based upon such results projected over a ten or fifteen year period. This period of time was selected based upon the lease term and the age of the building, which we believe is appropriate based upon its limited operating history and the estimated useful life of its restaurants. Impairments were recorded to adjust the asset values to the amount recoverable under the discounted cash flow analysis in the cases where the undiscounted cash flows were not sufficient for full asset recovery, in accordance with SFAS No. 121. The effect of applying SFAS No. 121 resulted in a reduction of property, equipment and intangible assets of approximately $0.6 million in 2000, $22.3 million in 1999, and $3.4 million in 1998.

k) Revenue Recognition - Franchise fees and area development franchise fees are generated from the sale of rights to develop, own and operate restaurants. Such fees are based on the number of potential restaurants in a specific area which the franchisee agrees to develop pursuant to the terms of the franchise agreement between the Company and the franchisee and are recognized as income on a pro rata basis when substantially all of the Company's obligations per location are satisfied, (generally at the opening of the restaurant). Franchise fees are nonrefundable. Franchise fees and area development franchise fees received prior to substantial completion of the Company's obligations are deferred. The Company receives royalty fees from franchisees based on a percentage of each restaurant's gross revenues. Royalty fees are recognized as earned.

l) Stock-Based Compensation - We have chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, and related interpretations (APB No. 25). We account for stock based compensation to non-employees using the fair value method prescribed by Statements of Financial Accounting Standards (SFAS) No. 123. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock options granted to non-employees is measured as the fair value of the option at the date of grant. Such compensation costs, if any, are amortized on a straight line basis over the underlying option vesting terms.

m) Income Taxes - We account for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the asset or liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

n) Earnings (Loss) Per Common Share - We calculate basic and diluted earnings (loss) per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings per Share". Although Checkers is the surviving legal entity after the Merger, for accounting purposes the Merger was treated as a reverse acquisition of Checkers by Rally's. Therefore, only the historical net income (loss) of Rally's is included in the historical financial results of the Company for all periods prior to the Merger. The weighted average number of common shares outstanding has been adjusted for all periods to reflect for the exchange ratio of 1.99 to 1 and the one-for-twelve reverse split that occurred on August 9, 1999.

o)        Supplemental Disclosures of Cash Flow Information

                                                                  Fiscal Year Ended
                                                       --------------------------------------------
                                                       January 1,      January 3,      December 28,
                                                          2001            2000             1998
                                                       ----------      ----------      ------------
Interest  paid                                          $ 7,039         $  7,862         $ 6,714
Income taxes paid                                       $   104         $    165         $   222
Capital lease obligations incurred                      $     -         $  2,750         $   627
Fair value of net assets acquired in the Merger         $     -         $ 24,247         $     -

          On April 26, 1999, we acquired three restaurants from a former franchisee. On April 24, 1998, we acquired two restaurants in a settlement of litigation with a former franchisee. No acquisitions were made in 2000. These acquisitions were recorded as follows:

                                                        Fiscal Year Ended
                                           ---------------------------------------------
                                           January 1,       January 3,      December 28,
                                              2001             2000             1998
                                           ----------       ----------      ------------
Fair value of assets acquired               $     -          $  907           $  949
Cash paid                                         -            (142)          $ (855)
Issuance of common stock                          -               -             (375)
Issuance of note payable                          -            (765)            (420)
Utilization of bad debt and other
  reserves previously established                 -               -              975
                                           ----------       ---------        ---------
Receivables forgiven                        $     -          $    -           $  274
                                           ==========       =========        =========

          In conjunction with the sale of markets in fiscal 2000 and 1999, the Company accepted notes of approximately $3.4 million and $1.0 million, respectively, with maturities through December 2010. In addition, capital lease obligations receivable were assumed by the purchasers for approximately $8.0 million and $1.8 million, respectively. These capital lease obligations have maturities through January 2019.

p) Disclosures about Fair Values of Financial Instruments - The balance sheets as of January 1, 2001 and January 3, 2000 reflect the fair value amounts which have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying amounts of cash and cash equivalents, investments, receivables, accounts payable, and long-term debt are a reasonable estimate of their fair value, based upon their short maturity or quoted market prices. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange. The fair value of Senior Notes was $45.8 million at January 3, 2000, based on quoted market prices.

q) Segment Reporting - As of January 1, 2001, the Company operated 195 Checkers Drive-In and Rally's Hamburgers restaurants in the United States as part of a single operating segment. The restaurants operate within the quick-service restaurant industry, providing similar products to similar customers. The restaurants also possess similar long-term expected financial performance characteristics. Revenues from Company-owned restaurants are derived principally from food and beverage sales.

r) New Accounting Standards - In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) effective for fiscal years beginning after June 15, 1999. SFAS 133 requires that derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" (SFAS 137) which deferred the effective date of adoption of SFAS 133 for one year. We do not believe the adoption of SFAS 133 will have a material effect upon the Company.

          In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," (SFAS 140) effective for transfers after March 31, 2001. SFAS 140 is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. We do not believe the adoption of SFAS 140 will have a material effect upon the Company.

s) Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Certain of the more significant estimates include reserves for restaurant relocations and abandoned sites and allowances for doubtful accounts.

t) Reclassifications - Certain items in the 1999 and 1998 consolidated financial statements have been reclassified to conform with the 2000 presentation.

Note 2:   LIQUIDITY AND CAPITAL RESOURCES

          We have a working capital deficit of $9.0 million at January 1, 2001 as compared to $27.5 million deficit at January 3, 2000. The decrease in the deficit is primarily due to the repayment of $40.3 million in debt. Included in current liabilities is $5.9 million for Textron Financial Corporation debt coming due on June 15, 2001, which can be extended until June 15, 2002 at our option. Subsequent to year end, we received a commitment from Heller Financial, Inc. to refinance the $5.9 million over a 30 month term at a significantly reduced interest rate (see Note 15).

          The consolidated financial statements for the fiscal year ending January 3, 2000 were prepared on a going concern basis of accounting. The Company had previously suffered losses from operations and had a substantial amount of debt maturing during the first half of fiscal 2000. At January 3, 2000, the Company had $6.2 million outstanding under its Restated Credit Agreement maturing on April 30, 2000, $45.8 million of its 9 7/8% Senior Notes maturing June 15, 2000, and had a working capital deficit of $29.8 million. During fiscal 2000, the Company fully paid the Restated Credit Agreement and Senior Notes.

          Although there can be no assurance, we believe that our existing cash at January 1, 2001, together with cash provided from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

Note 3:   MERGER

          On August 9, 1999, Checkers completed its acquisition of Rally's (the " Merger"). The Merger transaction was accounted for under the purchase method of accounting and was treated as a reverse step acquisition as the stockholders of Rally's received the larger portion (51.8%) of the voting interests in the combined Company and Rally's previously owned 26.06% of Checkers. Accordingly, Rally's was considered the acquirer for accounting purposes and recorded Checkers' assets and liabilities based upon their fair market values. The operating results of Checkers' have been included in the accompanying consolidated financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of net assets acquired was approximately $27 million, including $11.5 million relating to Rally's original investment in Checkers, and is being amortized over 20 years using the straight-line method.

          The estimated fair value of assets acquired, liabilities assumed and resulting goodwill relating to the Merger, is summarized below:

  (In thousands)
Purchase price (including direct costs)                                          $ 40,068

Property and equipment held for sale                   $ 13,175
Current assets                                            6,872
Property and equipment                                   43,955
Trade name                                               19,923
Other assets                                                711
                                                   -------------
         Total assets                                            $84,636

Total liabilities assumed                                        (51,870)
                                                                 --------

Net assets acquired                                               32,766
Adjustment for Rally's original investment in Checkers            (8,519)
                                                                 --------
Net assets acquired as adjusted for initial investment                           $ 24,247
                                                                                ----------

Goodwill resulting from Merger                                                   $ 15,821
Goodwill resulting from Rally's original investment
  in Checkers                                                                      11,476
                                                                                ----------
Total goodwill                                                                   $ 27,297
                                                                                ==========

Note 4:   OTHER ACQUISITIONS


          On April 26, 1999, the Company acquired substantially all the operating assets (excluding real property) of Memphis Development, Inc. ("MDI"), a former franchisee of three Rally's restaurants in Memphis, Tennessee, for approximately $900,000. Of the total purchase price, the Company paid approximately $135,000 in cash, and for the remaining $765,000, issued a five year promissory note bearing an initial interest rate of 7.75%. The interest rate is variable and is predetermined on an annual basis at prime plus 1%. The Company entered into ten-year leases with MDI for the underlying real property on which each of the three restaurants is situated. The acquisition of the assets from MDI was accounted for as a purchase. The Company believes that the $900,000 purchase price represents the fair value of the assets acquired.

          On April 24, 1998, in settlement of litigation with a franchisee, the Company purchased the franchisee's restaurants for total consideration of $1.9 million. The consideration consisted of $855,000 in cash, $274,000 in forgiveness of account receivable, $375,000 in restricted stock and $420,000 in notes payable.

Note 5:   ACCOUNTING CHARGES & LOSS PROVISIONS

          Certain charges in fiscal years 2000, 1999, 1998 have been referred to as impairment of long-lived assets. These items represent estimates of the impact of management decisions, which have been made at various points in time in response to the Company's sales and profit performance, and the then-current revenue and profit strategies.

          During 2000, impairment charges of approximately $0.6 million were recognized relating to the closing of six Company-owned restaurants, the closing of two franchised stores with associated intangibles, one under-performing Company-owned store and a provision for future occupancy costs.

          During the last quarter of 1999, the Company placed certain markets for sale in accordance with its plan to meet its short-term debt requirements. At the end of 1999, 5 major Rally's markets were written down to their estimated fair market values, based on purchase prices expected to be received during the first half of fiscal year 2000. The Company recorded an estimated $13 million impairment charge relating to property and equipment and intangibles assets associated with these market sales. Accordingly, $22.8 million of property and equipment has been reclassified to "Property and equipment held for sale" in the accompanying consolidated balance sheet. In addition, in connection with the Merger with Checkers, the Company plans to sell 3 existing Checkers' markets. As these assets have been recorded at their estimated fair market value in accordance with purchase accounting, the impact of these adjustments have been reflected in purchase accounting.

          During 1999, impairment charges of approximately $7.7 million were recognized relating to thirty-one under-performing restaurants. Additionally, the Company closed twenty-eight restaurants and recorded net provisions for future occupancy costs of approximately $385,000. In addition, as a result of the Merger, the Company recognized $1.2 million relating to a decline in the fair market value of Rally's initial investment in Checkers.

          In 1998, an impairment expense of $1.7 million related to four under-performing restaurants were incurred. The Company also closed five restaurants, resulting in the recording of losses on assets held for sale of $713,000 ($249,000 for fixed asset write-downs and $464,000 for future occupancy costs). Other losses were recorded upon the disposal of prior year's closures for $172,000. Losses on assets to be disposed of for the continued occupancy costs of other prior years closures was $750,000.

          The following table summarizes the components of the provision for restaurant closures and other provisions, as well as, the year end balances of certain related reserves.

                                                              Balance       Additions
                                                                at           Charged                                    Balance
                                                             Beginning          to          Cash          Other          at End
                       Description                            of Year        Expense       Outlays       Changes        of Year
----------------------------------------------------------  ------------  -------------- ------------  -------------  -------------
Year ended January 1, 2001
    Impairment of long-lived assets                             $     -         $   629    $      -      $    (629)        $     -
    Accrual for restaurant closures
      included in restaurant occupancy expense                    7,093             633      (2,408)             -           5,318
                                                            ------------   ------------- ------------  -------------  -------------
                                                                $ 7,093         $ 1,262    $ (2,408)     $    (629)        $ 5,318
                                                            ============   ============= ============  =============  =============

Year ended January 3, 2000
    Impairment of long-lived assets                             $     -         $22,271    $      -      $ (22,271)        $     -
    Accrual for restaurant closures
      included in restaurant occupancy expense                    5,423           3,780      (3,766)         1,656           7,093
                                                            ------------   ------------- ------------  -------------  -------------
                                                                $ 5,423         $26,051    $ (3,766)     $ (20,615)        $ 7,093
                                                            ============   ============= ============  =============  =============

Year ended December 28, 1998
    Impairment of long-lived assets                             $     -         $ 3,362    $      -      $  (3,362)        $     -
    Accrual for restaurant closures
         included in restaurant occupancy expense                 4,558           1,804        (939)             -           5,423
                                                            ------------   ------------- ------------  -------------  -------------
                                                                $ 4,558         $ 5,166    $   (939)     $  (3,362)        $ 5,423
                                                            ============   ============= ============  =============  =============

          As a result of the Merger, the Company assumed approximately $1.3 million relating to reserves for future lease obligations, and is reflected in 1999 "Other Changes" shown in the above table. The ending balance each year in the reserves for restaurant relocations and abandoned sites consists of our estimates for the ongoing costs of each location which has been closed or was never developed. Those costs include rent, property taxes, maintenance, utilities and in some cases the cost to relocate the modular restaurant to a storage facility. The cash outlays for these costs have been estimated for various terms ranging from three months to 9 years.

Note 6:   RELATED PARTY TRANSACTIONS

a) Management Services Agreement - Effective November 30, 1997, Checkers and Rally's entered into a Management Services Agreement ("Agreement") whereby Checkers provided accounting, technology, and other functional and management services to predominantly all of the operations of Rally's. Checkers received fees from Rally's relative to the shared departmental costs times the respective store ratio. Upon completion of the Merger, this Agreement was terminated. During the period from December 29, 1998 through August 9, 1999 and the year ended December 28, 1998, Checkers charged Rally's $4.7 million and $5.6 million, respectively.

b) Issuance of Warrants - On November 22, 1996, the Company issued warrants ("Restructuring Warrants") for the purchase of 20 million shares of the Company's Common Stock. The Restructuring Warrants were issued to the members of a lending group in connection with a restructuring of the Company's primary credit facility (See Note 10: Long-term Debt and Obligations under Capital leases). The lending group included CKE Restaurants, Inc., KCC Delaware, a wholly owned subsidiary of GIANT Group, LTD., Fidelity National Financial, Inc., William P. Foley, II and Burt Sugarman. The Restructuring Warrants were valued at $6.5 million, which was the value of the concessions given as consideration by the lending group. After giving effect to the one-for-twelve reverse stock split, the Restructuring Warrants permit the acquisition of 1,666,667 shares of the Company's Common Stock. The Restructuring Warrants were exercisable upon issuance and remain exercisable until November 22, 2002. The exercise price of each Restructuring Warrant was originally $0.75, which was the approximate market price of the common stock of Checkers prior to the announcement of the transfer and restructuring of the debt. After giving effect to a September 20, 1999 re-pricing by the Company, the current exercise price of each Restructuring Warrant is $0.25. Due to the one-for-twelve reverse stock split, twelve warrants must be exercised to acquire one share of the Company's common stock for an aggregated purchase price of $3.00 per share. During fiscal 2000, 1,139,592 of these warrants were exercised.

c) West Coast Operating Agreement - On July 1, 1996, the Company entered into a ten-year operating agreement with Carl Karcher Enterprises, Inc., the subsidiary of CKE that operates the Carl's Jr. restaurant chain. Pursuant to the agreement, CKE began operating 29 Rally's owned restaurants located in California and Arizona, two of which were converted to a Carl's Jr. format. Including closures from prior periods, there are 23 remaining restaurants as of January 1, 2001 operating under the agreement. Such agreement is cancelable after an initial five-year period, or July 1, 2001, at the discretion of CKE. A portion of these restaurants, at the discretion of CKE, will be converted to the Carl's Jr. format. The agreement was approved by a majority of the independent Directors of the Company. Prior to the agreement, the Company's independent Directors had received an opinion as to the fairness of the agreement, from a financial point of view, from an investment banking firm of national standing. Under the terms of the operating agreement, CKE is responsible for any conversion costs associated with transforming restaurants to the Carl's Jr. format, as well as, the operating expenses of all the restaurants. The Company retains ownership of all the restaurants, two of which are Carl's Jrs. and is entitled to receive a percentage of gross revenues generated by each restaurant. In the event of a sale, by the Company, of any of the restaurants, the Company and CKE would share in the proceeds based upon the relative value of their respective capital investments in such restaurant.

d) Other Transactions - The Company also has had transactions with certain companies or individuals, which are, related parties by virtue of having stockholders in common, by being officers/directors or because they are controlled by significant stockholders or officers/directors of the Company.

          The Company and its franchisees each pay a percentage of sales to the Rally's National Advertising Fund and the Checkers National Production fund (the "Funds"), established for the purpose of creating and producing advertising for the chain. The Funds are not included in the consolidated financial statements, although the Company's contributions to the Funds are included in the advertising expenses in the consolidated statements of operations. Additionally, certain Company operated restaurants and franchises participate in coops, which are accounted for similarly to the Funds.

          During 2000, additional options were granted to members of the Board of Directors and shared executives at an exercise price below the market price of the common stock. Accordingly, non-cash compensation expense of $1.2 million and $0.5 million was recorded for members of the Board of Directors and shared executives, respectively.

          During fiscal 2000, certain shared executives exercised 90,000 stock options.

          Pursuant to our current employment agreement with Mr. Dorsch, the Company accepted a $100,000 note on December 14, 2000 in connection with the exercise of 100,000 stock options. The Company will receive 3 equal annual payments on January 1, beginning in 2002. Interest on the unpaid principal portion accumulates at a rate of 5% per annum.

          During fiscal 1999, we entered into four lease agreements, which have been recorded as capital lease obligations, with Granite Financial Inc., a wholly-owned subsidiary of Fidelity National Financial, Inc., whereby we purchased security equipment for our restaurants valued at $651,346. The lease agreements are payable monthly ranging from $3,065 to $10,785, including effective interest ranging from 13.381% to 14.04%. All of the leases have terms of 3 years.

          During 2000, 1999, and 1998, we incurred $457,000, $803,000 and
$1,152,000, respectively in legal fees from a law firm for which a Director of the Company is a partner.

          Beginning in September 1999 the Company engaged Peter O'Hara, one of its current Directors, to provide consulting services at a monthly fee of $10,000. Fees for fiscal 2000 and 1999 totaled $60,000 and $40,000, respectively. Mr. O'Hara discontinued these services in June 2000.

          We also shared certain officers and directors with Santa Barbara Restaurant Group, Inc. (Santa Barbara) from 1999 through September 2000. In accordance with that agreement, we paid $274,338 and $104,408 for 2000 and 1999, respectively, to Santa Barbara for salary payments made on our behalf. During 2000, Mr. Foley was the Chairman of the Board of Directors for both Santa Barbara and Checkers Drive- In Restaurants, Inc.

Summary of Related Party Transactions  (in thousands):

                                                             Fiscal Year Ended
                                                    -----------------------------------
                                                       January 1,         January 3,
                                                          2001               2000
                                                    ----------------- -----------------
Balance Sheet Amounts
---------------------
Accounts receivable                                    $      435         $    1,128
Notes receivable                                       $      100         $        -
Accounts payable                                       $      343         $      103
Accrued liabilities                                    $        -         $      353
Restated Credit Agreement                              $        -         $    6,202
Capital leases                                         $    1,068         $    1,877

                                                                       Fiscal Year Ended
                                                   ------------------------------------------------------
                                                       January 1,         January 3,       December 28,
                                                          2001               2000              1998
                                                   -----------------  -----------------  ----------------
Revenue and Transaction Amounts
-------------------------------
Owner fee income                                       $      685         $      689        $      714
Interest income                                                 -                141               117
                                                   -----------------  -----------------  ----------------
                                                       $      685         $      830        $      831
                                                   =================  =================  ================

                                                                       Fiscal Year Ended
                                                   ------------------------------------------------------
                                                       January 1,         January 3,       December 28,
                                                          2001               2000              1998
                                                   -----------------  -----------------  ----------------
Expense Amounts
---------------
Legal fees                                          $         457      $         803      $       1,152
Consulting fees                                                60                 40                  -
Rent expense                                                    -                185                352
Owner depreciation                                          1,069              1,526                647
Interest expense                                              399                878                  9
Non-cash compensation                                       1,679                  -                  -
Shared officer expenses                                       274                104                  -
Loss on investment in affiliate                                 -              1,379              2,019
Management Services Agreement                                   -              4,696              5,593
                                                   ----------------- ------------------  ----------------
                                                    $       3,938      $       9,611      $       9,772
                                                   ================= ==================  ================


Note 7:           LEASE RECEIVABLE

                  As a result of the sale of Company-owned restaurants in 1999 and 2000, we have recorded capital lease receivables for those restaurants sold which are subject to capital lease and mortgage obligations. The amount of capital lease receivables as of January 1, 2001 was approximately $9.8 million. We have recorded deferred gains of $8.0 million from these sales since we continue to be responsible for the payment of these obligations to the original lessors and mortgagors. The gain will be recognized over the life of the related capital leases. The deferred gains are included in the balance sheet under the captions accrued liabilities-current and other long-term liabilities for $0.9 million and $7.1 million, respectively.

                   We have subleased the property associated with the sale of Company-owned restaurants under operating leases. The revenue from these subleases is offset against rent expense, as we continue to be responsible for the rent payments to the original lessors.

                  Following is a schedule, by year, of future minimum lease payments receivable for operating leases at January 1, 2001:


                       Fiscal Year Ended
                   --------------------------
                             2001                   $     9,432
                             2002                         8,281
                             2003                         7,275
                             2004                         5,937
                             2005                         4,955
                          Thereafter                     26,355
                                                 ---------------
                   Total                           $     62,235
                                                 ===============



Note 8:           PROPERTY AND EQUIPMENT, NET

                  Property and equipment consists of the following:


                                               January 1,          January 3,         Estimated
                                                  2001                2000           Useful Lives
                                            --------------   ------------------- -----------------
Land and improvements                           $  27,702          $     28,645      0-15 years
Leasehold interest                                  1,855                 1,855       15 years
Building and leasehold improvements                25,334                26,495     20-39 years
Equipment, furniture and fixtures                  31,179                29,930      3-15 years
                                            --------------   -------------------
                                                   86,070                86,925
Less accumulated depreciation                     (45,517)              (39,849)
                                            --------------   -------------------
                                                   40,553                47,076
                                            --------------   -------------------
Property held under capital leases                  2,863                 2,930      3-20 years
Less accumulated amortization                        (894)                 (574)
                                            --------------   -------------------
                                                    1,969                 2,356
                                            --------------   -------------------
Net property and equipment                      $  42,522          $     49,432
                                            ==============   ===================



                  Depreciation expense of property and equipment was approximately $6.6 million, $10 million and $8.3 million for the fiscal years 2000, 1999 and 1998, respectively.

Note 9:           SENIOR NOTES

                  On March 9, 1993, we sold approximately $85 million of 9 7/8% Senior Notes due June 15, 2000 (the "Senior Notes"). The Senior Notes were carried net of the related discount, which was being amortized over the life of the Senior Notes. Interest was payable June 15 and December 15 of each year until maturity. These notes were fully repaid in 2000. As of January 3, 2000, the amount outstanding net of discounts was $45.8.

                  During fiscal 2000, we repurchased on the open market, $48.0 million face value of Senior Notes at prices ranging approximately from $925.00 to $983.80 per $1000 principal amount. These purchases resulted in extraordinary gains in fiscal 2000 of $261,000.

                  During fiscal 1999, we repurchased on the open market approximately $10 million face value of Senior Notes at prices ranging from $770.00 to $966.10 per $1000 principal amount. These purchases resulted in extraordinary gains in fiscal 1999 of approximately $849,000.

                  During fiscal 1998, we repurchased on the open market approximately $1.7 million face value of our Senior notes at an average price of $887.90 per $1,000 principal amount. The resulting gain was immaterial.

Note 10:          LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

Long-term debt and obligations under capital leases consists of the following:

                                                                                         January 1,                 January 3,
                                                                                            2001                       2000
                                                                                      ----------------          ------------------
Note payable (Loan A) to Textron Financial Corporation payable in 120 monthly installments, including interest at LIBOR plus 3.7% (10.27% at January 1,
   2001) secured by property and equipment.                                                 $  11,662                $       -


Revolving credit note payable (Loan B) to Textron Financial Corporation payable on June 15, 2001. Installment payments of interest only are due monthly at
   30%, secured by real estate, property and equipment, and subordinate to Loan
   A. (See Note 15).                                                                            5,873                        -

Mortgages payable to FFCA Acquisition Corporation secured by thirty- two
   Company-owned restaurants, payable in 240 aggregate monthly installments of
   $133,295, including interest at 9.5%.                                                       13,795                    14,048

Obligations under capital leases, maturing at various dates through January 1,
   2018, secured by property and equipment, bearing interest ranging from 10% to
   17%. The leases are payable in monthly principal and interest installments
   averaging $197,000.                                                                          7,694                     9,193

Notes payable to former Rally's franchise owners for acquisition of markets, secured by the related assets acquired, with maturities through May 1, 2004, bearing interest at 7.5% and 7.75%. The notes are payable in monthly
   principal and interest installments of $8,416 and $15,420.                                     769                     4,247

Various notes payable to banks, maturing at various dates through November 20,
   2005, secured by property and equipment, bearing interest ranging from 9% to
   9.75%. The notes are payable in monthly principal and interest installments
   ranging from $1,531 to $13,333.                                                                745                     1,229

Note payable under Restated Credit Agreement. This note was fully repaid
   during 2000.                                                                                     -                     6,202
                                                                                      ----------------        ------------------
Total long-term debt and obligations under capital leases                                      40,538                    34,919

Less current installments                                                                      (9,362)                   (9,481)
                                                                                      ----------------        ------------------
Long-term debt, less current maturities                                                    $   31,176                $   25,438
                                                                                      ================        ==================




                  Although we continue to be obligated, approximately $9.8 million of the mortgage and capital lease obligations noted above pass directly through to franchisees as a result of Company-owned restaurant sales (See Note
7).

                  The revolving credit note payable (Loan B) can be extended until June 15, 2002 at our option subject to certain conditions. Upon full repayment of the note, and after a 30 day waiting period, the note converts to a revolving line of credit with interest at LIBOR plus 4.5%. The facility for the line will be based upon 50% of the collateral pledged. The increase in the interest rate from 25% to 30% during the fourth quarter was the result of the sale of restaurants, reducing collateral.

Aggregate maturities of long-term debt for each of the five succeeding years are as follows:

                Fiscal Year
                   Ended
              -----------------
                    2001                       $     7,935
                    2002                             1,379
                    2003                             1,449
                    2004                             1,451
                    2005                             1,521
                 Thereafter                         19,109
                                          -----------------
                                               $    32,844
                                          =================

                  The following are minimum lease payments that will have to be made in each of the years indicated based upon capital leases in effect as of January 1, 2001:

                           Fiscal Year
                              Ended
            ------------------------------------------
                              2001                             $        1,961
                              2002                                        858
                              2003                                      1,010
                              2004                                        751
                              2005                                        897
                           Thereafter                                   7,413
                                                             -----------------

                        Total minimum lease payments                   12,890
                        Less amount representing
                            interest                                   (5,196)
                                                             -----------------

                        Present value of minimum
                           lease payments                      $        7,694
                                                             =================

                  As a result of the Merger, the Company assumed debt due to the CKE Group under the Amended and Restated Credit Agreement (the "Restated Credit Agreement"). The Restated Credit Agreement previously consolidated all of the debt under the Checkers' loan agreement and the credit line into a single obligation. This obligation was paid in full during 2000.

                  Also, as a result of the Merger, we assumed a mortgage financing agreement with FFCA Acquisition Corporation ("FFCA"), which is collateralized by 24 restaurants. This mortgage financing is payable monthly at $93,213, including interest at 9.5% and has a term of 20 years. On December 18, 1998, the Company entered into a $4.3 million mortgage transaction with FFCA Acquisition Corporation ("FFCA") pursuant to which eight fee-owned properties were mortgaged. The terms of the transaction include a stated interest rate of 9.5% on the unpaid balance over a 20-year term with monthly payments totaling approximately $40,000.

                  We are subject to certain restrictive financial and non-financial covenants under certain of our debt agreements, including EBITDA and a Fixed Charge Coverage ratio. We were not in compliance with one of the financial covenants for the fiscal year ending January 1, 2001. We have received a waiver for the financial covenant we were not in compliance with for the year ended January 1, 2001. If the thirty-two restaurants included in the FFCA Mortgage transactions are not in compliance with certain financial performance covenants, the Company is allowed to substitute another property as security for the debt.

                  On December 23, 1999, we completed a sales leaseback agreement with FFCA involving nine properties for $3.5 million. As a result of this transaction, we recorded a $2 million capital lease obligation, payable in monthly amounts ranging from $1,134 to $5,409 with an interest rate of 10%. The leases have a term of 20 years.

                   The Company leases various restaurant facilities, security equipment and a corporate telephone system which are recorded as capital leases with effective interest rates ranging from 7.0% to 16.03%.

Note 11:          INCOME TAXES

                  Under the provisions of SFAS No. 109, the components of the net deferred income tax assets and liabilities recognized in the Company's Consolidated Balance Sheet at January 1, 2001 and January 3, 2000 were as follows (in thousands):

                                                                 January 1,       January 3,
                                                                    2001             2000
                                                             ---------------  ---------------
Deferred tax assets:
  Net operating loss carryforwards                             $     10,825     $     10,655
  Excess of tax basis over book basis of property,
     equipment and intangibles                                          343            1,108
  Accruals, reserves and other                                       13,513           14,468
  Alternative minimum tax and tax credit carryforward                 1,760            1,760
                                                             ---------------  ---------------
                                                                     26,441           27,991

Less valuation allowance                                            (26,441)         (27,991)
                                                             ---------------  ---------------

Net deferred tax assets                                        $          -     $          -
                                                             ===============  ===============

Deferred tax liabilities                                       $          -     $          -
                                                             ===============  ===============


                  As a result of the Merger, and the Internal Revenue Code
section 382 limitation (see below) certain deferred income tax assets of Rally's were reduced. This reduction of $ 14.6 million in deferred income tax assets required an adjustment to the Rally's valuation allowance that was recorded at December 28, 1998. Additionally, deferred income tax assets and liabilities of Checkers were recorded on the balance sheet of Rally's, as of the Merger date and are reflected in the January 3, 2000 amounts. The Checkers' deferred income tax assets of $13.5 million were subject to a 100% valuation allowance at the Merger date (see Note 3: Merger).

                  As a result of the Merger, both companies experienced an ownership change as defined by Internal Revenue Code Section 382. As a result of this ownership change, the surviving entity or post-merger Checkers is significantly limited in utilizing the net operating loss carryforwards that were generated before the merger, before the ownership change, in offsetting taxable income arising after the ownership change. As of August 9, 1999 Rally's and Checkers had net operating loss carryforwards of approximately $49.8 million and $60.9 million, respectively for a combined total of $110.7 million. The Company believes that the limitations imposed by Internal Revenue Code Section 382 could restrict the prospective utilization of the total net operating loss carryforward to approximately $31.3 million over the carryforwards life of the net operating losses. The remaining net operating loss carryforward of $79.4 million could expire before becoming available under these limitations. The $31.3 million net operating loss carryforwards are subject to limitation in any given year and will expire in 2018. The Company had approximately $2 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available, indefinitely.

                  A valuation allowance has been provided for 100 percent of the deferred tax assets since management can not determine that it is more likely than not that the deferred tax assets will be realized. When realization of the deferred tax assets are more likely than not to occur, the benefit related to the deductible temporary differences will be recognized as a reduction of income tax expense.

Income tax (benefit) expense consists of the following:


                                                  Fiscal Year Ended
                                 --------------------------------------------------
                                    January 1,      January 3,      December 28,
                                       2001            2000             1998
                                 ----------------- ---------------- ---------------
Current-State                      $    (475)        $     336        $     252
Deferred                           $       -         $      -         $      -
                                 --------------------------------------------------
Total income tax expense           $    (475)        $     336        $     252
                                 ==================================================


                  Income tax (benefit) expense for the years ended 2000, 1999 and 1998 consisted solely of state income taxes. The benefit for 2000 was the result of a favorable tax ruling during 2000.

          The following is a reconciliation of the income tax expense (benefit) computed by applying the federal statutory income tax rate to net income (loss) before income taxes to the income tax provision shown on the Consolidated Statement of Operations:

                                                                            Fiscal Year Ended
                                                         ------------------------------------------------------
                                                            January 1,           January 3,     December 28,
                                                               2001                 2000            1998
                                                         ----------------   ----------------  -----------------
Expense (benefit) computed at statutory rate                 $     796         $   (8,970)        $   (2,562)
Tax effect of equity in loss of affiliate                            8                469                687
State and local income taxes, net of federal
     income tax expense (benefit)                                 (475)               336                252
Permanent differences                                              800                  -                  -
Change in deferred tax asset valuation
     allowance                                                  (1,550)             8,250              2,017
Other                                                              (54)               251               (142)
                                                         ----------------   ----------------  -----------------
                                                            $     (475)        $      336         $      252
                                                         ================   ================  =================


Note 12:          STOCKHOLDERS' EQUITY

          As a result of the Merger, Checkers was the surviving entity. As such, the stock based compensation plans that survived were those of Checkers. However, due to the fact that the Merger was accounted for as a reverse acquisition by Rally's, the historical financial information regarding the stock based compensation plans presented below are those of Rally's. All figures presented below have been adjusted to give effect to the Merger adjusted for the exchange ratio of 1.99 to 1 and the one-for-twelve reverse stock split, where applicable.

a) Stock-Based Compensation Plans - In August 1991, the Company adopted the 1991 stock option plan ("1991 Plan"), as amended for employees whereby incentive stock options, nonqualified stock options, stock appreciation rights and restrictive shares can be granted to eligible salaried individuals. The plan was first amended on June 11, 1998 to increase the number of shares subject to the Plan to 791,667. A second amendment to the plan was made on September 15, 2000 to increase the number of shares to 1,500,000.

          In 1994, the Company adopted a Stock Option Plan for Non-Employee Directors, as amended (the "Directors Plan"). The Directors Plan was amended on August 6, 1997 by the approval of the Company's stockholders to increase the number of shares subject to the Directors Plan from 16,667 to 416,667. It provides for the automatic grant to each non-employee director upon election to the Board of Directors a non-qualified, ten-year option to acquire shares of the Company's common stock, with the subsequent automatic grant on the first day of each fiscal year thereafter during the time such person is serving as a non-employee director of a non-qualified ten-year option to acquire additional shares of common stock. Prior to the August 6, 1997 amendment, one-fifth of the shares of common stock subject to each initial option grant became exercisable on a cumulative basis on each of the first five anniversaries of the grant of such option. One-third of the shares of common stock subject to each subsequent option grant became exercisable on a cumulative basis on each of the first three anniversaries of the date of the grant of such option. Each Non-Employee Director serving on the Board as of July 26, 1994 received options to purchase 1,000 shares. Each new Non-Employee Director elected or appointed subsequent to that date also received options to purchase 1,000 shares. Each Non-Employee Director has also received additional options to purchase 250 shares of Common Stock on the first day of each fiscal year. On August 6, 1997 the Directors Plan was first amended to provide: (i) an increase in the option grant to new Non-Employee Directors to 8,333 shares, (ii) an increase in the annual options grant to 1,667 shares and (iii) the grant of an option to purchase 25,000 shares to each Non-Employee Director who was a Director both immediately prior to and following the effective date of the amendment. Options granted to Non-Employee Directors on or after August 6, 1997 are exercisable immediately upon grant. On September 15, 2000, the Directors Plan was amended a second time to provide for a special one-time grant of 550,000 options to the members of the Board of Directors. It was also amended to allow the Board of Directors to make additional discretionary grants under the directors' plan, at their sole discretion.

          Both the 1991 Plan and the Directors Plan provide that the shares granted come from the Company's authorized but unissued or reacquired common stock. The exercise price of the options granted pursuant to these Plans will not be less than 100 percent of the fair market value of the shares on the date of grant. An option may vest and be exercisable immediately as of the date of the grant and all options will expire after ten years from the date granted.

          As a result of the Merger, the Company assumed:

          . 301,087 options previously issued to Checkers' employees under the 1991 Plan at prices ranging from $4.50 to $61.56

          . 232,169 options previously issued to Checkers' non-employee directors under the Directors Plan at prices ranging from $3.76 to $68.25

          . 116,669 options previously issued to officers and directors of Checkers which were not issued under any plan.

          A summary of the status of all options granted to employees, directors, and to non-employees at January 1, 2001, January 3, 2000 and December 28, 1998, and changes during the years then ended is presented in the table below. All references to number of shares and per share amounts have been adjusted for the exchange ratio of 1.99 to 1 and the subsequent one-for-twelve reverse split that was effected in August 1999.

                                        (Shares represented in thousands)

                                              January 1, 2001       January 3, 2000        December 28, 1998
                                              ---------------       ---------------        -----------------

                                                   Wtd. Avg.             Wtd. Avg.              Wtd. Avg.
                                                    Exercise              Exercise               Exercise
                                          Shares     Price     Shares      Price     Shares       Price
                                        --------------------- --------------------- ------------------------
Outstanding shares at beginning of year    1,605     $ 4.72       935      $  8.20      640      $   18.03
Assumed in Merger                              -          -       650         9.56        -              -
Granted at price below market                945       2.00         -            -        -              -
Granted at price above market                400       5.50         -            -        -              -
Granted at price equal to market             142       2.03       562         1.85    1,091           7.60
Exercised                                   (192)         2         -            -       (8)          9.83
Forfeited                                   (110)      2.54      (487)       13.38     (277)         13.63
Expired                                      (22)      8.60       (55)        9.87     (510)         15.32
                                        --------------------- --------------------- ------------------------
Outstanding at end of year                 2,768     $ 4.03     1,605      $  4.72      935      $    8.20
                                        --------------------- --------------------- ------------------------
Exercisable at end of year                 2,014     $ 4.05     1,092      $  5.89      765      $    9.29
Weighted average of fair value of
    options granted                                  $ 2.96                $  1.48               $    5.43

The following table summarizes information about stock options outstanding at January 1, 2001:

                                                  Wtd. Avg
                              Outstanding         Remaining          Wtd Avg.             Number              Wtd. Avg
        Range of                 as of           Contractual         Exercise           Exercisable           Exercise
     Exercise Prices        January 1, 2001      Life (Yrs)       January 1, 2001     January 1, 2001           Price
-------------------------- ------------------- ----------------  ------------------  ------------------  --------------------
$1.28-$2.00                           840,000              9.1               1.814             840,000                 1.814
$2.01-$4.00                         1,104,751              7.3               2.752             768,669                 3.017
$4.01-$8.00                           670,448              7.9               5.081             251,995                 4.457
8.01-$16.00                            91,483              6.4              13.570              91,483                13.570
16.01-$61.56                           61,533              3.0              31.628              61,533                31.628
                           ------------------- ----------------  ------------------  ------------------  --------------------
                                    2,768,215              7.8        $      4.031           2,013,680            $    4.049
                           =================== ================  ==================  ==================  ====================

                  If the compensation cost for all option grants to employees and directors had been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                                          Fiscal Year Ended
                                                                       -------------------------------------------------------
                                                                          January 1,        January 3,         December 28,
                                                                             2001              2000                1998
                                                                       ----------------  ----------------  -------------------
Net  income (loss)                               As reported               $   2,342       $   (25,888)        $    (7,535)
                                                 Pro forma                 $   1,727           (26,293)            (10,916)
Basic earnings (loss) per common share           As reported                    0.25             (3.89)              (1.67)
                                                 Pro forma                      0.18             (3.95)              (2.42)
Diluted earnings (loss) per common share         As reported                    0.23             (3.89)              (1.67)
                                                 Pro forma                      0.17             (3.95)              (2.42)


                  For purposes of the pro forma disclosures assuming the use of the fair value method of accounting, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:


Assumptions                             2000                 1999                 1998
-------------------------------- -------------------  -------------------- -------------------
Risk-free interest rates            5.22%-6.19%           4.95%-5.68%         4.18%-5.71%
Volatility                              83%                  100%                 86%
Expected lives (months)                  48                   48                   48



          An expected dividend yield of zero percent was used for all periods based on the Company's history of no dividend payments.

          Because the Statement 123 method of accounting has not been applied to options granted prior to January 2, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the pro forma amounts include approximately $10,000 in 1998 related to the purchase discount offered under the Rally's 1993 Stock Purchase Plan which was terminated in 1998.

          On August 5, 1999, the Company's shareholders approved a new employee stock purchase plan ("Stock Purchase Plan"). The Stock Purchase Plan offers eligible employees the opportunity to purchase common shares of the Company through voluntary regular payroll deductions. The Company will make matching contributions to the Stock Purchase Plan relating to the employees contributions made the previous year, and which have remained in the Stock Purchase Plan for the full year. The Company will make a matching contribution equal to one-half of the contributions by officers and employee-directors of the Company and one-third of contributions by those employees who are not officers or employee-directors subject to certain limitations. Any employee contributions, and any of the Company's matching contributions for that employee, are delivered to the broker administering the Stock Purchase Plan and the broker opens individual accounts for the participants. The broker utilizes the employee's voluntary contributions, and any matching contributions by the Company, to purchase the Company's stock at prevailing market rates. The Company made $19,038 in matching contributions during 2000 for employee contributions made in 1999. No matching contributions were made by the Company during 1999.

b) Stock Based Compensation - Non-cash compensation resulted from three separate stock option transactions. On September 15, 2000, the vesting period and period to exercise for 209,916 of the shared executives options were modified. Concurrent to this modification, services from these shared executives ceased. Due to the modification, a new measurement date was set, resulting in the recognition of approximately $493,000 in compensation expense.

          On April 10, 2000, the Board of Directors approved the grant of 550,000 stock options to the non-employee directors and 25,000 stock options to one employee director. The grant price was set on April 10, 2000, however, shareholder approval took place on September 15, 2000. In accordance with APB No. 25, the measurement date for determining the market value of these options is on September 15, 2000, resulting in the recognition of approximately $1,186,000 in compensation expense.

          On June 1, 2000, the Board of Directors approved the grant of 160,229 stock options to officers and key employees. At the date of grant, additional shares of the stock had to be approved for allocation to the 1991 employee stock option plan by the shareholders' of the Company. The shareholders approved the additional allocation on September 15,

2000. The resulting compensation expense recognized in 2000 was approximately $54,000. Deferred compensation related to these options is $247,000, and will be recognized over the remaining three year vesting period.

c) Shareholder Rights Offering - A Shareholder Rights Offering (the "Offering") was completed by Rally's on September 26, 1996. Rally's distributed to holders of record of its common stock, as of the close of business on July 31, 1996 (the "Record Date"), transferable subscription rights to purchase units consisting of one share of Rally's common stock and one warrant (the "Rights Offering Warrant") to purchase an additional Share of Rally's common stock. Due to the fact that upon completion of the Merger, Rally's corporate existence ceased, the Rally's Rights Offering Warrants were exchanged for newly issued Checkers warrants (the "Checkers Rights Offering Warrants"). The Company issued Checkers Rights Offering Warrants to purchase 798,281 of the Company's common stock. The Checkers Rights Offering Warrants are exercisable from the date of issuance and continuing until September 26, 2001. The exercise price of each Checkers Rights Offering Warrant is $4.52, representing an exercise price reduction of two thirds from the original Rights Offering Warrants approved by the Company's Board of Directors on September 20, 1999. The Company may redeem the Checkers Rights Offering Warrants at $.01 per warrant, upon 30 days' prior written notice in the event the closing price of the Company's Common Stock equals or exceeds $36.18 per share for 20 out of 30 consecutive trading days ending not more than 30 days preceding the date of the notice of redemption. The Checkers Rights Offering Warrants are publicly held and are traded on the NASDAQ (trading symbol: CHKRZ). If all of the Checkers Rights Offering warrants were exercised, it would provide the Company with $3.6 million in proceeds. During fiscal 2000, 1,048 warrants were exercised.

d) Warrants - As a result of the Merger, the Company assumed warrants previously issued by Checkers in settlement of litigation (the "Settlement Warrants"). The Settlement Warrants permit the acquisition of an aggregate 425,000 shares of the Company's Common Stock. The Settlement Warrants are exercisable at any time during the thirty day period beginning from the date approval is obtained from the Securities and Exchange Commission for this registration. The Company's Board of Directors reduced the original exercise price of $1.375 by two thirds effective September 20, 1999 to $0.4583. As a result of the one-for-twelve reverse stock split, it now requires the exercise of twelve warrants to receive one share of the Company's Common Stock for an aggregate exercise price of $5.50 per share. If all of the Settlement Warrants were to be exercised, they would provide approximately $2.3 million in additional proceeds.

               Also as a result of the Merger, the Company assumed 20 million warrants issued by Checkers on November 22, 1996 in connection with the restructuring of its primary credit facility (the "Restructuring Warrants"). The Restructuring Warrants are exercisable at any time from the date of issuance until November 22, 2002. The Company's Board of Directors reduced the original exercise price of $0.75 by two thirds effective September 20, 1999 to $0.25. As a result of the one-for-twelve reverse stock split, it now requires the exercise of twelve warrants to receive one share of the Company's Common Stock for an aggregate exercise price of $3.00 per share. If all of the Restructuring Warrants were to be exercised, they would provide approximately $5 million in additional proceeds. The Company registered the common stock issuable under the Restructuring Warrants and is obligated to maintain such registration for the life of the warrants. The holders of the Restructuring Warrants also have other registration rights relating to the common stock to be issued thereunder. The Restructuring Warrants contain customary anti-dilution provisions. During fiscal 2000, 1,139,592 warrants were exercised.

Note 13:  QUARTERLY FINANCIAL DATA (UNAUDITED)

          The following table represents selected quarterly financial data for the periods indicated (in 000's except per share data). Earnings per share are computed independently for each of the quarters presented. Fiscal 1999 earnings per share have been impacted by the effects of the Merger. Accordingly, the sum of the quarterly earnings per share in fiscal 2000 and 1999 does not equal the total computed for the year:

                                              First      Second         Third        Fourth
                                             Quarter     Quarter       Quarter       Quarter     Total
                                          ------------ -----------   -----------   ----------- -----------
Year Ended January 1, 2001
Revenues                                      $52,187    $ 47,106      $ 37,820      $44,077    $ 181,190
Income (loss) from operations                   1,154       2,923         1,735        2,239        8,051
Net income (loss) before
   extraordinary item                            (534)      1,379           809          917        2,571
Extraordinary item                                109         152             -         (490)        (229)
                                          ------------ -----------   -----------   ----------- -----------
Net  income (loss)                               (425)      1,531           809          427        2,342
                                          ============ ===========   ===========   =========== ===========
Earnings (loss) per share before
   extraordinary item:
   Basic                                        (0.06)       0.14          0.09         0.10         0.27
                                          ============ ===========   ===========   =========== ===========
   Diluted                                      (0.06)       0.14          0.08         0.09         0.25
                                          ============ ===========   ===========   =========== ===========

Year Ended January 3, 2000
Revenues                                      $30,119    $ 36,368      $ 45,604      $89,744    $ 201,835
Income (loss) from operations                     109       2,205           803      (20,301)   $ (17,184)
Net income (loss) before
   extraordinary item                          (1,603)        355        (1,364)     (24,125)     (26,737)
Extraordinary item                                  -           -             -          849          849
                                          ------------ -----------   -----------   ----------- -----------
Net  income (loss)                             (1,603)        355        (1,364)     (23,276)     (25,888)
                                          ============ ===========   ===========   =========== ===========
Earnings (loss) per share before
   extraordinary item:
   (basic and diluted)                        $ (0.38)     $ 0.03       $ (0.20)     $ (2.51)     $ (4.02)
                                          ============ ===========   ===========   =========== ===========

Note 14:  COMMITMENTS AND CONTINGENCIES

a) Lease Commitments - The Company leases land and buildings generally under agreements with terms of, or renewable to, 15 to 20 years. Some of the leases contain contingent rental provisions based on percentages of gross sales. The leases generally obligate the Company for the cost of property taxes, insurance and maintenance. Rent expense totaled $7.0 million, $11.4 million and $5.0 million in 2000, 1999 and 1998, respectively.

          Following is a schedule, by year, of future minimum lease commitments for operating leases at January 1, 2001:



                 Year
          -------------------

                 2001                          $     16,960
                 2002                                14,768
                 2003                                12,328
                 2004                                 9,457
                 2005                                 7,897
              Thereafter                             43,386
                                            ----------------
          Total                               $     104,796
                                            ================


b) Self Insurance - For 2000 the Company was self-insured for most workers' compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. Currently, for workers' compensation, the Company is insured, but maintains $2.1 million as collateral securing prior period self insured claims until they are settled. The Company is also self-insured, subject to umbrella policies, for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

c) Employment Contract- Effective November 20, 2000, the Company entered into a new employment agreement with its Chief Executive Officer. This new contract terminates the agreement dated December 14, 1999. The CEO will continue to serve as a director of the Company. The term of the agreement is for three years with two additional one year options to extend at the Company's option. The annual base salary of $440,000 shall be increased by 5% each year. The CEO is entitled to participate in the Company's incentive bonus plan and was granted options to purchase 200,000 shares of the Company's common stock at $5.00 per share and 200,000 shares at $6.00 per share. The options cliff vest three years from the date of the agreement. The agreement may be terminated at any time for cause. If the CEO is terminated without cause, he will be entitled to receive a lump sum amount equal to the remaining term of the contract. The agreement contains confidentiality and non-competition provisions.

d)        Litigation - Jonathan Mittman et al. v. Rally's Hamburgers, Inc., et
          --------------------------------------------------------------------
al. In January and February 1994, two putative class action lawsuits were filed,
---
purportedly on behalf of the stockholders of Rally's, in the United States District Court for the Western District of Kentucky, Louisville division, against Rally's, Burt Sugarman and Giant Group, Ltd. and certain of Rally's former officers and directors and its auditors. The cases were subsequently consolidated under the case name Jonathan Mittman et. al. vs. Rally's Hamburgers, Inc., et. al. The complaints allege that the defendants violated the Securities Exchange Act of 1934, among other claims, by issuing inaccurate public statements about Rally's in order to arbitrarily inflate the price of its common stock. The plaintiffs seek unspecified damages. On April 15, 1994, Rally's filed a motion to dismiss and a motion to strike. On April 5, 1995, the Court struck certain provisions of the complaint but otherwise denied Rally's motion to dismiss. In addition, the Court denied plaintiffs' motion for class certification; the plaintiffs renewed this motion, and despite opposition by the defendants, the Court granted such motion for class certification on April 16, 1996, certifying a class from July 20, 1992 to September 29, 1993. In October 1995, the plaintiffs filed a motion to disqualify Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP as counsel for defendants based on a purported conflict of interest allegedly arising from the representation of multiple defendants as well as Ms. Glaser's position as both a former director of Rally's and a partner in Christensen, Miller. Defendants filed an opposition to the motion, and the motion to disqualify Christensen, Miller was denied. A settlement conference occurred on December 7, 1998, but was unsuccessful. Fact discovery was completed in August 1999. Expert discovery was completed in June 2000. Motions for Summary Judgment were filed by the parties in September, 2000, and rulings by the Court are pending. The defendants deny all wrongdoing and intend to defend themselves vigorously in this matter. Management is unable to predict the outcome of this matter at the present time or whether or not certain available insurance coverage's will apply.

          First Albany Corp. v. Checkers Drive-In Restaurants, Inc. et al. This
          ----------------------------------------------------------------
putative class action was filed on September 29, 1998, in the Delaware Chancery Court in and for New Castle County, Delaware by First Albany Corp., as custodian for the benefit of Nathan Suckman, an alleged stockholder of 500 shares of the Company's common stock. The complaint names the company and certain of its current and former officers and directors as defendants, including William P. Foley, II, James J. Gillespie, Harvey Fattig, Joseph N. Stein, Richard A. Peabody, James T. Holder, Terry N. Christensen, Frederick E. Fisher, Clarence V. McKee, Burt Sugarman, C. Thomas Thompson and Peter C. O'Hara. The complaint also names Rally's and Giant as defendants. The complaint arises out of the proposed merger announced on September 28, 1998 between Checkers, Rally's and Giant and alleges generally, that certain of the defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers stock in a "going-private" transaction for grossly inadequate consideration and in breach of the defendants' fiduciary duties. The plaintiff allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and seeks, among other relief, certain declaratory and injunctive relief against the consummation of the proposed merger, or in the event the proposed merger is consummated, recission of the proposed merger and costs and disbursements incurred in connection with bringing the action. In view of a decision by Checkers, Giant and Rally's not to implement the transaction that had been announced on September 28, 1998, plaintiffs have agreed to provide Checkers and all other defendants with an open extension of time to respond to the complaint. Although, plaintiffs indicated that they would likely file an amended complaint in the event of the consummation of a merger between Checkers and Rally's, no amendment has been filed to date even though the merger of Checkers and Rally's was completed on August 9, 1999. We believe the lawsuit is without merit and intend to defend it vigorously in the event that plaintiffs seek to renew the lawsuit.

          David J. Steinberg and Chaile B. Steinberg, individually and on behalf
          ----------------------------------------------------------------------
of those similarly situated v. Checkers Drive-In Restaurants, Inc., et al. This
--------------------------------------------------------------------------
putative class action was filed on October 2, 1998, in the Delaware Chancery Court in and for New Castle County, Delaware by David J. Steinberg and Chaile B. Steinberg, alleged stockholders of an unspecified number of shares of our common stock. The complaint names Checkers and certain of its current and former officers and directors as defendants, including William P. Foley, II, James J. Gillespie, Harvey Fattig, Joseph N. Stein, Richard A. Peabody, James T. Holder, Terry N. Christensen, Frederick E. Fisher, Clarence V. McKee Burt Sugarman, C. Thomas Thompson and Peter C. O'Hara. The complaint also names Rally's and Giant as defendants. As with the First Albany complaint described above, this complaint arises out of the proposed merger announced on September 28, 1998 between Checkers, Rally's and Giant and alleges generally, that certain of the defendants engaged in an unlawful scheme and plan to permit Rally's to acquire the public shares of Checkers's common stock in a "going-private" transaction for grossly inadequate consideration and in breach of the defendant's fiduciary duties. The plaintiffs allegedly initiated the complaint on behalf of all stockholders of Checkers as of September 28, 1998, and seeks, among other relief, certain declaratory and injunctive relief against the consummation of the proposed merger, or in the event the proposed merger is consummated, rescission of the proposed merger and costs and disbursements incurred in connection with bringing the action. For the reasons stated above in the description of the First Albany action, plaintiffs have agreed to provide the company and all other defendants with an open extension of time to respond to the complaint. Although, plaintiffs indicated that they would likely file an amended complaint in the event of the consummation of a merger between Checkers and Rally's, no such amendment has been filed to date even though the merger of Checkers and Rally's was completed on August 9, 1999. The company believes the lawsuit is without merit and intends to defend these actions vigorously.

          Greenfelder et al. v. White, Jr., et al. On August 10, 1995, a state
          ----------------------------------------
court complaint was filed in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, Civil Division, entitled Gail P. Greenfelder and Powers Burgers, Inc. v. James F. White, Jr., Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, Jared D. Brown, Robert G. Brown and George W. Cook. A companion complaint was also filed in the same Court on May 21, 1997, entitled Gail P. Greenfelder, Powers Burgers of Avon Park, Inc., and Power Burgers of Sebring, Inc. v. James F. White, Jr., Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, Jared D. Brown, Robert G. Brown and George W. Cook. The original complaint alleged, generally, that certain officers of Checkers intentionally inflicted severe emotional distress upon Ms. Greenfelder, who is the sole stockholder, president and director of Powers Burgers, Inc., a Checkers franchisee. The present versions of the amended complaints in the two actions assert a number of claims for relief, including claims for breach of contract, fraudulent inducement to contract, post-contract fraud and breaches of implied duties of "good faith and fair dealings" in connection with various franchise agreements and an area development agreement, battery, defamation, negligent retention of employees, and violation of Florida's Franchise Act. The parties reached a tentative settlement on January 11, 2001. In the event the settlement is not consummated, we intend to defend vigorously.

          Checkers Drive-In Restaurants, Inc. v. Tampa Checkmate Food Services,
          ---------------------------------------------------------------------
Inc., et al. On August 10, 1995, a state court counterclaim and third party
------------
complaint was filed in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Civil Division, entitled Tampa Checkmate Food Services, Inc., Checkmate Food Services, Inc. and Robert H. Gagne v. Checkers Drive-In Restaurants, Inc., Herbert G. Brown, James E. Mattei, James F. White, Jr., Jared D. Brown, Robert G. Brown and George W. Cook. In the original action filed by the Company in July 1995, against Mr. Gagne and Tampa Checkmate Food Services, Inc., (hereinafter "Tampa Checkmate") a company controlled by Mr. Gagne, Checkers sought to collect on a promissory note and foreclose on a mortgage securing the promissory note issued by Tampa Checkmate and Mr. Gagne and obtain declaratory relief regarding the rights of the respective parties under Tampa Checkmate's franchise agreement with Checkers. The counterclaim, as amended, alleged violations of Florida's Franchise Act, Florida's Deceptive and Unfair Trade Practices Act, and breaches of implied duties of "good faith and fair dealings" in connection with a settlement agreement and franchise agreement between various of the parties and sought a judgment for damages in an unspecified amount, punitive damages, attorneys' fees and such other relief as the court may deem appropriate.

          The case was tried before a jury in August of 1999. The court entered a directed verdict and an involuntary dismissal as to all claims alleged against Robert G. Brown, George W. Cook, and Jared Brown. The court also entered a directed verdict and an involuntary dismissal as to certain other claims alleged against Checkers and the remaining individual counterclaim defendants, James E. Mattei, Herbert G. Brown and James F. White, Jr. The jury returned a verdict in favor of Checkers, James E. Mattei, Herbert G. Brown and James F. White, Jr. as to all counterclaims brought by Checkmate Food Services, Inc. and in favor of Mr. Mattei as to all claims alleged by Tampa Checkmate and Mr. Gagne. In response to certain jury interrogatories, however, the jury made the following determination: (i) that Mr. Gagne was fraudulently induced to execute a certain unconditional guaranty and that Checkers was therefore not entitled to enforce its terms; (ii) that Checkers, H. Brown and Mr. White fraudulently induced Tampa Checkmate to execute a certain franchise agreement whereby Tampa Checkmate was damaged in the amount of $151,331; (iii) that Checkers, H. Brown and Mr. White violated a provision of the Florida Franchise Act relating to that franchise agreement whereby Tampa Checkmate and Mr. Gagne were each damaged in the amount of $151,331; and (iv) that none of the Defendants violated Florida's Deceptive and Unfair Trade Practices Act relating to that franchise agreement.

          We believe that the responses to the jury interrogatories described above are "advisory" because of certain pre-trial orders entered by the Court. As a result, we believe that the responses contained in the jury interrogatories are not binding on the trial court, and that it is incumbent on the trial court to weigh the evidence and enter its own verdict. The trial court nonetheless determined that the responses to the jury interrogatories described above are binding upon it and entered a final judgment accordingly. We believe that the entry of the judgment was erroneous and we have filed a notice of appeal to the Court of Appeals for the Second District of Florida.

          On or about July 15, 1997, Tampa Checkmate filed a Chapter 11 petition in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, entitled In re: Tampa Checkmate Food Services, Inc. In July 1997,

Checkers filed an Adversary Complaint in the Tampa Checkmate bankruptcy proceedings entitled Checkers Drive-In Restaurants, Inc. v. Tampa Checkmate Food Services, Inc. The Adversary Complaint sought a preliminary and permanent injunction enjoining Tampa Checkmate's continued use of Checkers' marks and trade dress notwithstanding the termination of its franchise agreement on April 8, 1997. Tampa Checkmate filed a counterclaim to Checkers complaint that essentially contained the same claims set forth in the amended counterclaim filed in the state court action. The court granted Checkers' motion for preliminary injunction on July 23, 1998, and Tampa Checkmate de-identified its restaurant. On December 15, 1998, the Court granted Checkers motion to convert Tampa Checkmate's bankruptcy proceedings from a Chapter 11 proceeding to a Chapter 7 liquidation. The bankruptcy court has granted Checkers' motion to lift the automatic stay imposed by 11 U.S.C. (S)362 to allow Checkers to proceed with the disposition of the property which is the subject of its mortgage. The counterclaim in the bankruptcy proceedings remains pending, but we believe the merits of the counterclaims were already determined by state court proceedings described above.

          Tex-Chex, Inc. et al v. Checkers Drive-In Restaurants, Inc. et. al. On
          -------------------------------------------------------------------
February 4, 1997, a petition was filed against Checkers and two former officers and directors of Checkers in the District Court of Travis County, Texas 98th Judicial District, entitled Tex-Chex, Inc., Brian Mooney, and Silvio Piccini v. Checkers Drive-In Restaurants, Inc., James Mattei, and Herbert G. Brown. The original petition generally alleged that Tex-Chex, Inc. and the individual plaintiffs were induced into entering into two franchise agreements and related personal guarantees with Checkers based on fraudulent misrepresentations and omissions made by Checkers. On October 2, 1998, the plaintiffs filed an amended petition realleging the fraudulent misrepresentations and omission claims set forth in the original petition and asserting additional causes of action for violation of Texas' Deceptive Trade Practices Act and violation of Texas' Business Opportunity Act. The parties reached a settlement in March 2001.

          Dorothy Hawkins v. Checkers Drive-In Restaurants, Inc. and KPMG Peat
          --------------------------------------------------------------------
Marwick On March 4, 1999, a state court complaint was filed in the Circuit Court
-------
in and for Pinellas County, Florida, Civil Division. The Complaint alleges that Mrs. Hawkins was induced into purchasing a restaurant site and entering into a franchise agreement with the Company based on misrepresentations and omissions made by Checkers. The Complaint asserts claims for breach of contract, breach of the implied covenant of good faith and fair dealing, violation of Florida's Deceptive Trade Practices Act, fraudulent concealment, fraudulent inducement, and negligent representation. The Company denies the material allegations of the Complaint and intends to defend the lawsuit vigorously. No estimate of any possible loss or range of loss resulting from the lawsuit can be made at this time.

          We are also involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

e) Purchase Commitments - The Company has purchase agreements with various suppliers extending beyond one year. Subject to the suppliers' quality and performance, the purchases covered by those agreements aggregate approximately $80.9 million in 2001 and a total of approximately $61.3 million for the years 2002 through 2006.

f) Chicago Bankruptcy - On December 27, 1999, a subsidiary of the Company, Checkers of Chicago, Inc., a Delaware corporation, discontinued operations in the Chicago metropolitan area and on January 7, 2000, filed for relief under Chapter 7 of the United States Bankruptcy Code. Checkers of Chicago, Inc. had operated eight restaurants as a general partner of certain limited partnerships and three Company-owned restaurants. During fiscal 2000, two of these restaurants were acquired by franchisees and are currently operating. The other Checkers and Rally's restaurants operated by Checkers Drive-In Restaurants and its franchisees are not affected by this action.

Note 15:  SUBSEQUENT EVENTS (Unaudited)

a) Reacquired Restaurants - On January 17, 2001, we reacquired 17 Checkers' restaurants in Philadelphia which were previously sold to a franchisee in 1999. In addition, 10 Rally's restaurants in Toledo, being operated by a franchisee, were reacquired. In February 2001, the Philadelphia restaurants were sold to a different franchisee for $2.1 million. We expect to realize a gain on the sale which will be recognized on an installment method through 2005, with a majority of the gain recognized in 2005.

b) Commitments - On February 15, 2001, we committed to the purchase and installation of $2.3 million of point-of-sale systems in 149 Company-owned restaurants.

c) Refinancing - On March 16, 2001, we received a commitment from Heller Financial, Inc. to refinance the note payable to Textron Financial Corporation (Loan B) coming due on June 15, 2001. The balance of the note was $5.9 million on January 1, 2001. The commitment calls for 30 equal payments of principal and interest at 14% per annum, secured by equipment in 60 Company-owned restaurants.

                                   * * * * *

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (UNAUDITED)

                                                                               MARCH 26,       JANUARY 1,
                                                                                 2001            2001
                                                                               ---------       ---------
CURRENT ASSETS:
Cash and cash equivalents                                                      $   1,631       $     923
Restricted cash                                                                    1,527           1,847
Accounts, notes and leases receivable, net                                         3,738           4,666
Inventory                                                                          1,053             996
Prepaid expenses and other current assets                                            817           2,189
Property and equipment held for sale                                               8,970           8,774
                                                                               ---------       ---------
    Total current assets                                                          17,736          19,395

Property and equipment, net                                                       43,934          42,522
Notes receivable, net - less current portion                                       6,710           4,610
Lease receivable, net- less current portion                                        8,521           8,957
Intangible assets, net                                                            47,692          48,341
Other assets, net                                                                  2,177           2,173
                                                                               ---------       ---------
                                                                               $ 126,770       $ 125,998
                                                                               =========       =========

CURRENT LIABILITIES:
Current maturities of long-term debt and obligations under capital leases      $   5,519       $   9,362
Accounts payable                                                                   5,332           7,374
Reserves for restaurant relocations and abandoned sites                            1,691           1,722
Accrued wages                                                                      2,013           1,523
Accrued liabilities                                                                7,289           8,404
                                                                               ---------       ---------
    Total current liabilities                                                     21,844          28,385

Long-term debt, less current maturities                                           29,238          24,909
Obligations under capital leases, less current maturities                          7,239           6,267
Long-term reserves for restaurant relocations and adandoned sites                  3,215           3,596
Minority interests in joint ventures                                                 516             532
Deferred revenue                                                                   9,013           7,738
Other long-term liabilities                                                        3,683           3,637
                                                                               ---------       ---------

    Total liabilities                                                             74,748          75,064

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none
     issued at March 26, 2001 and January 1, 2001                                     --              --
Common stock, $.001 par value, authorized 175,000,000 shares, issued
    9,763,717 at March 26, 2001 and 9,653,623 at January 1, 2001                      10              10
Additional paid-in capital                                                       138,895         138,650
Accumulated deficit                                                              (86,383)        (87,226)
                                                                               ---------       ---------
                                                                                  52,522          51,434
Less:  Treasury stock, 48,242 at March 26, 2001
               and January 1, 2001, at cost                                        (400)           (400)
        Note receivable - officer                                                  (100)           (100)
                                                                               ---------       ---------
    Total stockholders' equity                                                    52,022          50,934
                                                                               ---------       ---------
                                                                               $ 126,770       $ 125,998
                                                                               =========       =========

See accompanying notes to the condensed consolidated financial statements.

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                 QUARTER ENDED
                                                                            ------------------------
                                                                            MARCH 26,      MARCH 27,
                                                                              2001           2000
                                                                            --------       --------
REVENUES:
Restaurant sales                                                            $ 31,683       $ 49,511
Franchise revenues and other income                                            3,612          2,676
                                                                            --------       --------
   Total revenues                                                             35,295         52,187
                                                                            --------       --------

COSTS AND EXPENSES:
Restaurant food and paper costs                                               10,219         15,504
Restaurant labor costs                                                        10,423         16,411
Restaurant occupancy expenses                                                  2,528          3,837
Restaurant depreciation and amortization                                         970            958
Other restaurant operating expenses                                            4,024          5,367
General and administrative expenses                                            2,854          3,831
Advertising                                                                    1,847          3,737
Bad debt expense                                                                 179            180
Other depreciation and amortization                                              924          1,209
Gain on restaurant sales                                                        (364)            --
                                                                            --------       --------
  Total costs & expenses                                                      33,604         51,034
                                                                            --------       --------

  Operating income                                                             1,691          1,153

OTHER INCOME (EXPENSE):
Interest income                                                                  449            254
Interest expense                                                              (1,246)        (1,906)
                                                                            --------       --------
Income (loss) before minority interests, income tax expense and
    extraordinary item                                                           894           (499)
Minority interests in operations of joint ventures                               (14)             2
                                                                            --------       --------
Income (loss) before income tax expense and extraordinary item                   880           (497)
Income tax expense                                                                37             37
                                                                            --------       --------
Income (loss) from continuing operations before extraordinary item               843           (534)
Extraordinary item - gain on early extinguishment of debt, net of
    income taxes                                                                  --            109
                                                                            --------       --------
    Net income (loss)                                                       $    843       $   (425)
                                                                            ========       ========
Comprehensive income (loss)                                                 $    843       $   (425)
                                                                            ========       ========

Basic earnings (loss) per share:
    Earnings (loss) before extraordinary item                               $   0.09       $  (0.06)
    Extraordinary item                                                            --           0.01
                                                                            --------       --------
    Net earnings (loss)                                                     $   0.09       $  (0.05)
                                                                            ========       ========

Diluted earnings (loss) per share:
    Earnings (loss) before extraordinary item                               $   0.07       $  (0.06)
    Extraordinary item                                                            --           0.01
                                                                            --------       --------
    Net earnings (loss)                                                     $   0.07       $  (0.05)
                                                                            ========       ========

Weighted average number of common shares outstanding
    Basic                                                                      9,744          9,388
                                                                            ========       ========
    Diluted                                                                   11,381          9,388
                                                                            ========       ========

See accompanying notes to condensed consolidated financial statements

                         CHECKERS DRIVE-IN RESTAURANTS, INC.
                                  AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                                              QUARTER ENDED
                                                                         ----------------------
                                                                         MARCH 26,     MARCH 27,
                                                                            2001          2000
                                                                          -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                       $   843       $  (425)
  Adjustments to reconcile net earnings to net cash
      provided by operating activies:
    Depreciation and amortization                                           1,894         2,167
    Gain on early extinguishment of debt                                       --          (109)
    Amortization of bond costs and discounts                                   --            81
    Provisions for bad debt                                                   179           180
    Gain on restaurant sales                                                 (364)           --
    Minority interest in operations of joint ventures                          14            (2)
  Change in assets and liabilities:
    Decrease (increase) in receivables                                        988          (297)
    Decrease (increase) in inventory                                          (23)           76
    Decrease in prepaid expenses and other current assets                   1,302         1,852
    Decrease in other assets                                                   --            38
    Decrease in accounts payable                                           (2,042)          (75)
    Decrease in accrued liabilities                                        (1,394)       (2,561)
                                                                          -------       -------
        Net cash provided by operating activities                           1,397           925
                                                                          -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                       (922)         (391)
  Acquistion of restaurants, net of cash acquired                            (230)           --
  Decrease in investments                                                      --           468
  Proceeds from disposition of property & equipment                           139           471
                                                                          -------       -------
        Net cash provided by (used in) investing activities                (1,013)          548
                                                                          -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital lease obligations         (732)       (1,231)
  Decrease in restricted cash                                                 320           734
  Repayments of senior notes                                                   --        (3,953)
  Net proceeds from issuance of common stock                                  245            --
  Proceeds from issuance of long-term debt                                    580            --
  Deferred loan costs incurred                                                (59)           --
  Distributions to minority interests                                         (30)          (23)
                                                                          -------       -------
         Net cash provided by (used in) financing activities                  324        (4,473)
                                                                          -------       -------
         Net increase (decrease) in cash                                      708        (3,000)
CASH AT BEGINNING OF PERIOD                                                   923         4,371
                                                                          -------       -------
CASH AT END OF PERIOD                                                     $ 1,631       $ 1,371
                                                                          =======       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Interest paid                                                           1,090         1,180
                                                                          =======       =======
    Issuance of capital lease obligation for equipment                      1,610            --
                                                                          =======       =======
    Note receivable accepted for market sale                                2,100            --
                                                                          =======       =======

See accompanying notes to condensed consolidated financial statements.

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                AND SUBSIDIARIES
                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1:SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PRESENTATION - The accompanying unaudited consolidated statements include the accounts of Checkers Drive-In Restaurants, Inc., its wholly-owned subsidiaries, and its joint ventures, collectively referred to as "the Company". The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the information set forth therein have been included.

         The accounts of our joint ventures have been included with those of the Company in these condensed consolidated financial statements. Intercompany balances and transactions have been eliminated in consolidation and minority interests have been established for the outside partners' interests. The Company reports on a fiscal year which will end on the Monday closest to December 31st. Each quarter consists of three 4-week periods, with the exception of the fourth quarter which consists of four 4-week periods.

         The operating results for the quarter ended March 26, 2001, are not necessarily an indication of the results that may be expected for the fiscal year ending December 31, 2001. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 1, 2001. Therefore, it is suggested that the accompanying consolidated financial statements be read in conjunction with the Company's January 1, 2001 consolidated financial statements.

(b) PURPOSE AND ORGANIZATION - Our principal business is the operation and franchising of Checkers(R) and Rally's Hamburgers(R) (Rally's) restaurants. At March 26, 2001, there were 424 Rally's restaurants operating in 18 different states and there were 421 Checkers restaurants operating in 22 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. Of the 845 total restaurants, 207 are owned by us and 638 are owned by franchisees.

         Three of the owned restaurants are owned by joint venture partnerships in which we have a 50% to 75% ownership interest. Our restaurants offer high quality food, serving primarily the drive-thru and take-out segments of the quick-service restaurant industry. Checkers commenced operations in April 1986 and began offering franchises in January 1987. Rally's opened its first restaurant in January 1985 and began offering franchises in November 1986.

(c) NEW ACCOUNTING PRONOUNCEMENTS - Effective January 2, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and 138, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets or liabilities through earnings, or recognized in other comprehensive income in the balance sheet until the hedged item is recognized in earnings.

         We enter into forward purchase contracts to manage our exposure to rising beef prices and other commodity price fluctuations. These contracts are not designated as hedging instruments, and meet the exception for "normal purchases and normal sales" as provided by SFAS 133. Therefore, these contracts are not subject to the requirements of SFAS 133. The implementation of SFAS 133 had no impact on our financial statements.

(d) CASH AND CASH EQUIVALENTS - We consider all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. Restricted cash consists of cash on deposit with various financial institutions as collateral to support the Company's obligations for potential workers' compensation claims. This cash is not available for the Company's use until such time that the applicable states and/or insurance companies permit its release.

(e) RECEIVABLES - Receivables consist primarily of royalties, franchise fees, notes due from franchisees, owner fee income, and advances to one of the Company's advertising funds which provides broadcast creative production for use by Company-owned and franchise restaurants.

(f) INVENTORY - Inventory which consists principally of food and supplies are stated at the lower of cost (first-in, first-out (FIFO) method) or market.

(g) REVENUE RECOGNITION - Franchise fees and area development franchise fees are generated from the sale of rights to develop, own and operate restaurants. Such fees are based on the number of potential restaurants in a specific area which the franchisee agrees to develop pursuant to the terms of the franchise agreement between the Company and the franchisee and are recognized as income on a pro rata basis when substantially all of the Company's obligations per location are satisfied, (generally at the opening of the restaurant). Franchise fees are nonrefundable. Franchise fees and area development franchise fees received prior to substantial completion of the Company's obligations are deferred. The Company receives royalty fees from franchisees based on a percentage of each restaurant's gross revenues. Royalty fees are recognized as earned.

(h) INCOME TAXES - We account for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset or liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

(j) RECLASSIFICATIONS - Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

NOTE 2:  LIQUIDITY AND CAPITAL RESOURCES

         We have a working capital deficit of $4.1 million at March 26, 2001 as compared to a $9.0 million deficit at January 1, 2001. The decrease in the deficit is primarily due to the refinancing of the Textron note payable (Note B) coming due June 15, 2001. On May 10, 2001, we issued a note payable to Heller Financial, Inc., refinancing $5.8 million over a 30 month term at a 14% interest rate.

         Although there can be no assurance, we believe that our existing cash at March 26, 2001, together with cash provided from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

NOTE 3:  LEASE RECEIVABLES

         We have capital lease receivables for restaurants previously sold which are subject to capital lease and mortgage obligations. The amount of capital lease receivables as of March 26, 2001 was approximately $9.3 million. We have deferred gains of $7.5 million from these sales as of March 26, 2001, since we continue to be responsible for the payment of these obligations to the original lessors and mortgagors. The gain is being recognized over the life of the related capital leases. The deferred gains are included in the balance sheet under the captions accrued liabilities-current and deferred revenue for $0.9 million and $6.6 million, respectively.

         We have subleased the land associated with the sale of Company-owned restaurants under operating leases. The revenue from these subleases is offset against rent expense, as we continue to be responsible for the rent payments to the original lessors.

NOTE 4:  LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

                                                                                          MARCH 26,    JANUARY 1,
                                                                                             2001         2001
                                                                                           -------      -------
Note payable (Loan A) to Textron Financial Corporation payable in 120 monthly installments, including interest at LIBOR plus 3.7% (8.78% at March 26, 2001)
   secured by property and equipment                                                       $11,541      $11,662

Revolving credit note payable (Loan B) to Textron Financial Corporation payable on June 15, 2001. Installment payments of interest only are due monthly at
   30%, secured by real estate, property and equipment, and subordinate to Loan
   A. On May 10, 2001 we issued a note payable to refinance this note. The replacement note is payable in 30 monthly installments, including interest at
   14%,
   secured by property and equipment                                                         5,873        5,873

Mortgages payable to FFCA Acquisition Corporation secured by thirty- two
   Company-owned restaurants, payable in 240 aggregate monthly installments of
   $133,295, including interest at 9.5%                                                     13,723       13,795

Obligations under capital leases, maturing at various dates through January 1,
   2018, secured by property and equipment, bearing interest ranging from 10% to
   17%. The leases are payable in monthly principal and interest installments
   ranging from $674 to $11,320                                                              8,837        7,694

Notes payable to former Rally's franchise owners for acquisition of markets, secured by the related assets acquired, with maturities through May 1, 2004, bearing interest at 7.5% and 7.75%. The notes are payable in monthly principal and
   interest installments of $8,416 and $15,420                                                 712          769

Various notes payable maturing at various dates through November 20, 2005, secured by property and equipment, bearing interest ranging from 7.7% to
   9.75%. The notes are payable in monthly principal and interest installments
   ranging from $1,531 to $18,095                                                            1,310          745
                                                                                           -------      -------

Total long-term debt and obligations under capital leases                                   41,996       40,538

Less current installments                                                                    5,519        9,362
                                                                                           -------      -------
Long-term debt, less current maturities                                                    $36,477      $31,176
                                                                                           =======      =======

         Although we continue to be obligated, approximately $9.3 million of the mortgage and capital lease obligations noted above pass directly through to franchisees as a result of Company-owned restaurant sales (See Note 3).

         The revolving credit note payable (Loan B) can be extended until June 15, 2002 at our option, subject to certain conditions. Upon full repayment of the note, and after a 30 day waiting period, the note converts to a revolving line of credit with interest at LIBOR plus 4.5%. The facility for the line will be based upon 50% of the collateral pledged.

NOTE 5:  ACCOUNTING CHARGES AND LOSS PROVISIONS

         At the end of fiscal 2000, we had a reserve of $5.3 million relating to restaurant relocations and abandoned sites. This reserve represents management's estimate of future lease obligations and is reviewed and adjusted periodically as more information becomes available regarding the ability to sublease or assign the lease and other negotiations with the landlord. During the first quarter of 2001, the Company made lease and other payments of $394,000, relating to restaurant relocations and abandoned sites.

NOTE 6:  COMMON STOCK

         As a result of a ministerial error appearing on the facing page of the Company's registration statement filed with the United States Securities and Exchange Commission in connection with the August 1999 merger of Rally's with and into the Company, a technical issue has arisen as to the effectiveness of that registration statement and the resulting legal ability of any such shareholder to hold the Company liable for the value of the Rally's shares cancelled in the merger. Management believes such possibility to be without substantial merit.

NOTE 7:  SUBSEQUENT EVENT


         On April 19, 2001, we were give notice by CKE Restaurants, Inc. of their intent to relinquish the management of eighteen Rally's restaurants in California and three in Arizona on June 30, 2001. In accordance with the original operating agreement entered into on May 22, 1996, we will repossess the restaurants and operate them as Company-owned restaurants.

         On April 23, 2001, we entered into an operating lease for office premises located at 4800 West Cypress Street, Tampa, Florida 33607. The lease commences on July 1, 2001 and ends on June 30, 2007. It calls for varying monthly payments totaling $1.5 million over the life of the lease, plus property taxes and common area expenses.

         On May 7, 2001, we exercised our right of first refusal to purchase eight Checkers in the Atlanta area. The purchase price for these restaurants was $1,055,000, and we anticipate taking over the operations within the next 30 to 90 days, upon the completion of satisfactory due diligence.

(f)       SELECTED FINANCIAL DATA

          The following table shows our selected financial data. On August 9, 1999, Checkers merged with Rally's. The merger was accounted for as a reverse acquisition whereby Rally's was treated as the acquirer and Checkers as the acquiree, as the former shareholders of Rally's owned a majority of the outstanding common stock of Checkers subsequent to the merger. The fiscal 1998, 1997 and 1996 financial information presented herein represents the financial results of Rally's only. The fiscal 1999 financial information includes the results of Rally's for the entire year and the results of Checkers for the period from August 9, 1999 to January 3, 2000. The fiscal 2000 financial information includes the results of the merged companies. The selected historical statement of operations and historical balance sheet data presented have been derived from our audited consolidated financial statements. Please note that our fiscal year ended January 3, 2000 contained 53 weeks. You should read the following selected financial data in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and accompanying notes.

                     Consolidated Statements of Operations
         (In thousands, except per share amounts and statistical data)

                                                                    For the years ended (1)
                                                       ---------------------------------------------------------------------------
                                                       January 1,     January 3,     December 28,   December 28,      December 29,
                                                          2001           2000            1998           1997              1996
                                                       ----------     ----------     ------------   ------------      ------------
Company restaurant sales                                $162,804      $ 192,340       $ 139,602      $ 139,348         $ 156,445
Other revenues                                            18,386          9,495           5,350          5,582             6,307
                                                       ----------     ----------      ----------     ----------        ----------
  Total revenues                                         181,190        201,835         144,952        144,930           162,752
                                                       ----------     ----------      ----------     ----------        ----------
Income (loss) from operations (2)                          8,051        (17,184)          1,401          3,343             4,041
Other expenses                                            (5,955)        (9,217)         (8,684)        (7,404)           (8,008)
                                                       ----------     ----------      ----------     ----------        ----------
Income (loss) before taxes and extraordinary item          2,096        (26,401)         (7,283)        (4,061)           (3,967)
Income tax (benefit) expense                                (475)           336             252            455              (675)
                                                       ----------     ----------      ----------     ----------        ----------
Income (loss) before extraordinary item                    2,571        (26,737)         (7,535)        (4,516)           (3,292)
Extraordinary item (3)                                      (229)           849               -              -             5,280
                                                       ----------     ----------      ----------     ----------        ----------
  Net income (loss)                                     $  2,342      $ (25,888)      $  (7,535)     $  (4,516)        $   1,988
                                                       ==========     ==========      ==========     ==========        ==========
Basic earnings (loss) per share:
  Income (loss) before extraordinary item               $   0.27      $   (4.02)      $   (1.67)     $   (1.32)        $   (1.17)
  Extraordinary item                                       (0.02)          0.13               -              -              1.87
                                                       ----------     ----------      ----------     ----------        ----------
  Net income (loss)                                     $   0.25      $   (3.89)      $   (1.67)     $   (1.32)        $    0.70
                                                       ==========     ==========      ==========     ==========        ==========
Diluted earnings (loss) per share:
  Income (loss) before extraordinary item               $   0.25      $   (4.02)      $   (1.67)     $   (1.32)        $   (1.17)
  Extraordinary item                                       (0.02)          0.13               -              -              1.87
                                                       ----------     ----------      ----------     ----------        ----------
  Net income (loss)                                     $   0.23      $   (3.89)      $   (1.67)     $    (1.32)       $    0.70
                                                       ==========     ==========      ==========     ==========        ==========

Weighted average shares outstanding
  Basic                                                    9,419          6,657           4,506           3,434            2,820
                                                       ==========     ==========      ==========     ==========        ==========
  Diluted                                                 10,194          6,657           4,506           3,434            2,820
                                                       ==========     ==========      ==========     ==========        ==========


                                                                           For the quarter
                                                                 ----------------------------------
                                                                 March 26,                March 27,
                                                                   2001                     2000
                                                                 ---------                ---------
Company restaurant sales                                         $  31,683                $  49,511
Other revenues                                                       3,612                    2,676
                                                                 ---------                ---------
  Total revenues                                                    35,295                   52,187
                                                                 ---------                ---------
Income (loss) from operations (2)                                    1,691                    1,153
Other expenses                                                        (811)                  (1,650)
                                                                 ---------                ---------
Income (loss) before taxes and extraordinary item                      880                     (497)
Income tax (benefit) expense                                            37                       37
                                                                 ---------                ---------
Income (loss) before extraordinary item                                843                     (534)
Extraordinary item (3)                                                   -                      109
                                                                 ---------                ---------
  Net income (loss)                                              $     843                $    (425)
                                                                 =========                =========
Basic earnings (loss) per share:
  Income (loss) before extraordinary item                        $    0.09                $   (0.06)
  Extraordinary item                                                     -                     0.01
                                                                 ---------                ---------
  Net income (loss)                                              $    0.09                $   (0.05)
                                                                 =========                =========
Diluted earnings (loss) per share:
  Income (loss) before extraordinary item                        $    0.07                $   (0.06)
  Extraordinary item                                                     -                     0.01
                                                                 ---------                ---------
  Net income (loss)                                              $    0.07                $   (0.05)
                                                                 =========                =========

Weighted average shares outstanding
  Basic                                                              9,744                    9,388
                                                                 =========                =========
  Diluted                                                           11,381                    9,388
                                                                 =========                =========

                            Selected Operating Data
                                 (In thousands)


                                                                          (As of and for the years ended)
                                                   January 1,       January 3,      December 28,    December 28,      December 29,
                                                      2001             2000             1998           1997               1996
                                                   ----------       ----------      ------------    ------------     -------------
Systemwide sales (4)                               $ 536,511        $ 401,964         $ 286,876      $ 290,133       $    316,670
                                                   =========        =========         =========      =========       ============
Restaurants open at end of period:
  Company                                                195              367               226            229                209
  Franchised                                             659              540               249            248                258
                                                   ---------        ---------         ---------      ---------       ------------
Total                                                    854              907               475            477                467
                                                   =========        =========         =========      =========       ============

                                             (As of and for the quarter ended)

                                                March 26,         March 27,
                                                  2001              2000
                                                ---------         ---------
Systemwide sales (4)                            $ 127,752         $ 141,329
                                                =========         =========
Restaurants open at end of period:
  Company                                             207               367
  Franchised                                          638               537
                                                ---------         ---------
Total                                                 845               904
                                                =========         =========


                      Consolidated Balance Sheet Data (5)
                                (In thousands)

                                                  January 1,      January 3,      December 28,    December 28,      December 29,
                                                     2001            2000             1998            1997              1996
                                                  ----------      ----------      ------------    ------------      ------------
Working  capital                                   $ (8,990)      $  (27,451)      $  (4,129)      $  (9,825)       $     (9,552)
Total assets                                       $ 125,998      $  165,653       $ 123,306       $ 134,297        $    112,258

Long-term debt and obligations under
  capital leases, including current portion        $  40,538      $   80,767       $  70,307       $  68,444        $     69,654
Total stockholders' equity                         $  50,934      $   46,663       $  34,519       $  41,513        $     19,365


                                                   March 26,        March 27,
                                                     2001             2000
                                                   --------         ---------
Working  capital                                   $  (4,108)       $ (30,299)
Total assets                                       $ 126,770        $ 157,178

Long-term debt and obligations under
  capital leases, including current portion        $  41,996        $  75,481
Total stockholders' equity                         $  52,022        $  46,238


(1) The information presented for the period ending January 3, 2000 (fiscal
1999) reflects the results for Rally's for the full year and only the post merger period from August 10, 1999 to January 3, 2000 for Checkers. Fiscal 1998, 1997 and 1996 includes Rally's only. Fiscal 2000 includes the results of the merged companies.

(2) Includes asset impairment charges of approximately $0.6 million, $22.3 million, $3.4 million and $0.8 million for fiscal 2000, 1999, 1998, and 1996, respectively.

(3) The extraordinary item for fiscal 2000 represents a loss on early retirement of debt, net of tax expense of $0. The extraordinary items for fiscal 1999 and 1996 represents a gain on the early retirement of debt, net of tax expense of $0 and $1,350, respectively.

(4) Systemwide sales consist of aggregate revenues of Company-owned and franchised restaurants (including CKE-operated restaurants). Our consolidated financial statements appearing elsewhere in this prospectus exclude franchised store sales, but include royalties and fees received from our franchisees.


(5) The balance sheet presented as of January 1, 2001 January 3, 2000, March 26, 2001 and March 27, 2000 represents the combined balance sheet of the merged entity. All prior periods reflect Rally's only.

Capitalization

          The following table shows, as of March 26, 2001, on a consolidated basis, our cash and cash equivalents, short-term debt, long term debt and capitalization, both actual and as adjusted. The as adjusted amounts give effect to the exercise of the 1997 Warrants to acquire 425,000 shares of common stock at the exercise price of $5.50. There can be no assurance that any of the warrants will be exercised. For purposes of this presentation, we have arbitrarily assumed that all of the warrants will be exercised. The price of the Company's stock as of June 15, 2001 was $5.56. You should read the following capitalization data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.


                                                                                                       March 26, 2001
                                                                                             -------------------------------------
                                                                                                  Actual             As Adjusted
                                                                                             ---------------      ----------------
                                                                                                         (In thousands)
Cash and cash equivalents                                                                     $    1,631             $    3,968
Short-term debt:
Current maturities of long-term debt and of obligations under capital
  leases                                                                                           5,519                  5,519
Long-term debt and obligations under capital leases, less current maturities                      36,477                 36,477
Stockholders' Equity:
Preferred stock, $.001 par value, authorized  2,000,000  shares, none issued
  at March 26, 2001                                                                                   -                      -
Common stock, $.001 par value, authorized 175,000,000 shares, issued
  9,763,717 at March 26, 2001                                                                         10                     10
Additional paid in capital                                                                       138,895                141,232
Accumulated deficit                                                                              (86,383)               (86,383)
                                                                                            -------------           -------------
                                                                                                  52,522                 54,859
Less: Treasury stock, 48,242  shares at  March 26, 2001, at cost                                    (400)                  (400)
      Note receivable - officer                                                                     (100)                  (100)
                                                                                            -------------           -------------

Net stockholders' equity                                                                          50,022                 54,359
                                                                                            -------------           -------------

Total Capitalization                                                                           $  94,018             $   96,355
                                                                                            =============           =============



          The table above excludes: (a) 2,673,316 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans as of March 26, 2001 at a weighted average exercise price of $4.10, of which 1,918,767 were exercisable as of March 26, 2001; and (b) 2,369,913 shares of common stock issuable upon the exercise of all of our outstanding warrants (other than the 1997 Warrants that may be exercised pursuant to this prospectus) at a weighted average exercise price of $3.51.

(g)  SUPPLEMENTARY FINANCIAL INFORMATION

     The following table represents selected quarterly financial data for the periods indicated (in 000's except per share data). Earnings per share are computed independently for each of the quarters presented. Fiscal 1999 earnings per share have been impacted by the effects of the Merger. Accordingly, the sum of the quarterly earnings per share in fiscal 2000 and 1999 does not equal the total computed for the year:

                                             First       Second    Third         Fourth
                                            Quarter      Quarter    Quarter      Quarter        Total
                                          ------------ ----------- ----------- ------------- ------------
Year Ended January 1, 2001
Revenues                                      $52,187    $ 47,106    $ 37,820      $44,077     $ 181,190
Income (loss) from operations                   1,154       2,923       1,735        2,239         8,051
Net income (loss) before
   extraordinary item                            (534)      1,379         809          917         2,571
Extraordinary item                                109         152           -         (490)         (229)
                                          ------------ ----------- ----------- ------------- ------------
Net  income (loss)                               (425)      1,531         809          427         2,342
                                          ============ =========== =========== ============= ============
Earnings (loss) per share before
  extraordinary item:
   Basic                                        (0.06)       0.14        0.09         0.10          0.27
                                          ============ =========== =========== ============= ============
   Diluted                                      (0.06)       0.14        0.08         0.09          0.25
                                          ============ =========== =========== ============= ============

Year Ended January 3, 2000
Revenues                                      $30,119    $ 36,368    $ 45,604      $89,744     $ 201,835
Income (loss) from operations                     109       2,205         803      (20,301)    $ (17,184)
Net income (loss) before
   extraordinary item                          (1,603)        355      (1,364)     (24,125)      (26,737)
Extraordinary item                                  -           -           -          849           849
                                          ------------ ----------- ----------- ------------- ------------
Net  income (loss)                             (1,603)        355      (1,364)     (23,276)      (25,888)
                                          ============ =========== =========== ============= ============
Earnings (loss) per share before
  extraordinary item:
    (basic and diluted)                      $ (0.38)     $  0.03    $ (0.20)     $ (2.51)     $  (4.02)
                                          ============ =========== =========== ============= ============

(h) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Quarters ended March 26, 2001 and March 27, 2000
------------------------------------------------

     Checkers Drive-In Restaurants, Inc. ("Checkers"), a Delaware corporation, and its wholly-owned subsidiaries (collectively, the "Company") is one of the largest chains of double drive-thru restaurants in the United States. Our Company is a combination of two separate quick-service restaurant chains, Checkers(R) and Rally's Hamburgers(R) (Rally's), which were merged in August 1999. Although Checkers was the surviving entity for purposes of corporate law, Rally's was considered the surviving entity for accounting purposes since the shareholders of Rally's owned a majority of our outstanding stock immediately following the merger. At March 26, 2001, there were 424 Rally's restaurants operating in 18 different states and 421 Checkers restaurants operating in 22 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. Of the 845 total restaurants, 207 are owned by us and 638 are owned by franchisees. Three of our restaurants are owned by joint venture partnerships in which we have a 50%-75% ownership interest. Our restaurants offer high quality food, serving primarily the drive-thru and take-out segments of the quick-service restaurant industry. Checkers commenced operations in April 1986 and began offering franchises in January 1987. Rally's opened its first restaurant in January 1985 and began offering franchises in November 1986.

     We receive revenues from restaurant sales, franchise fees and royalties. Restaurant food and paper costs, labor costs, occupancy expense, other operating expenses, depreciation and amortization, and advertising and promotion expenses relate directly to Company-owned restaurants. Other expenses, such as depreciation and amortization, and general and administrative expenses, relate to Company-owned restaurant operations and the Company's franchise sales and support functions. Our revenues and expenses are affected by the number and timing of additional restaurant openings and the sales volumes of both existing and new restaurants.
                                       62



                              RESULTS OF OPERATIONS

         The table below sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in the Company's condensed consolidated statements of operations and operating data for the periods indicated:

                                                                                               QUARTER ENDED
                                                                                                 (UNAUDITED)
                                                                                           -----------------------
                                                                                           MARCH 26,     MARCH 27,
                                                                                             2001          2000
                                                                                            ------        ------
REVENUES:
Restaurant sales                                                                             89.8%         94.9%
Franchise revenues and other income                                                          10.2%          5.1%
                                                                                            ------        ------
   Total Revenues                                                                           100.0%        100.0%

COSTS AND EXPENSES:
Restaurant food and paper costs (1)                                                          32.2%         31.3%
Restaurant labor costs (1)                                                                   32.9%         33.1%
Restaurant occupancy expenses (1)                                                             8.0%          7.7%
Restaurant depreciation and amortization (1)                                                  3.1%          2.0%
Other restaurant operating expenses (1)                                                      12.7%         10.8%
General and administrative expenses                                                           8.1%          7.3%
Advertising (1)                                                                               5.8%          7.5%
Bad debt expense                                                                              0.5%          0.3%
Other depreciation and amortization                                                           2.6%          2.3%
Gain on the disposition of property and equipment                                            (1.0%)        (0.0%)
                                                                                            ------        ------
  Total costs & expenses                                                                     95.2%         97.8%
                                                                                            ------        ------
  Operating income                                                                            4.8%          2.2%

OTHER INCOME (EXPENSE):
Interest income                                                                               1.2%          0.5%
Interest expense                                                                             (3.5%)        (3.6%)
                                                                                            ------        ------
Income (loss) before minority interests, income tax expense, and extraordinary item           2.5%         (0.9%)
Minority interests in operations of joint ventures                                            0.0%          0.0%
                                                                                            ------        ------
Income (loss) before income tax expense and extraordinary item                                2.5%         (0.9%)
Income tax expense                                                                            0.1%          0.1%
                                                                                            ------        ------
Income (loss) from continuing operations before extraordinary item                            2.4%         (1.0%)
Extraordinary item - gain on early extinguishment of debt, net of income taxes                0.0%          0.2%
                                                                                            ------        ------
Net income (loss)                                                                             2.4%         (0.8%)
                                                                                            ======        ======
Number of Company-operated restaurants:
       Restaurants open at the beginning of period                                            195           367
       Opened, closed or transferred, net during the period                                    12            --
                                                                                            ------        ------
       Total company-owned restaurants, end of period                                         207           367
                                                                                            ======        ======
Number of franchised restaurants:
       Restaurants open at the beginning of period                                            659           540
       Opened, closed or transferred, net during the period                                   (21)           (3)
                                                                                            ------        ------
       Total franchised restaurant, end of period                                             638           537
                                                                                            ------        ------

       Total all restaurants opened at end of period:                                         845           904
                                                                                            ======        ======

       (1)  As a percentage of restaurant sales

COMPARISON OF HISTORICAL RESULTS - QUARTER ENDED MARCH 26, 2001 AND QUARTER ENDED MARCH 27, 2000

         REVENUES. Total revenues were $35.3 million for the quarter ended March 26, 2001, compared to $52.2 million for the quarter ended March 27, 2000. Company-owned restaurant sales decreased by $17.8 million for the quarter ended March 26, 2001, to $31.7 million, as compared to $49.5 million for the quarter ended March 27, 2000. The primary reason for the decrease is due to the sale of 167 restaurants to franchisees during fiscal 2000. Sales at comparable restaurants, which include only the units that were in operation for the full quarters being compared, increased 12.3% for the quarter ended March 26, 2001 as compared with the quarter ended March 27, 2000. Franchise revenues and fees increased by $1 million, primarily as a result of the Company-owned restaurant sales, resulting in an increase in royalties.

         COSTS AND EXPENSES. Restaurant food and paper costs totalled $10.2 million or 32.2% of restaurant sales for the quarter ended March 26, 2001, compared to $15.5 million or 31.5% of restaurant sales for the quarter ended March 27, 2000. The increase in these costs as a percentage of restaurant sales was primarily due to the rising beef prices during the period.

         Restaurant labor costs, which includes restaurant employees' salaries, wages, benefits and related taxes, totalled $10.4 million or 32.9% of restaurant sales for the quarter ended March 26, 2001, compared to $16.4 million or 33.1% of restaurant sales for the quarter ended March 27, 2000. Restaurant labor costs remained consistent as a percentage of restaurant sales.

         Restaurant occupancy expense, which includes rent, property taxes, licenses and insurance, totalled $2.5 million or 8.0% of restaurant sales for the quarter ended March 26, 2001 compared to $3.8 million or 7.7% of restaurant sales for the quarter ended March 27, 2000. Restaurant occupancy expense remained consistent as a percentage of restaurant sales.

         Restaurant depreciation and amortization remained consistent for the quarter ended March 26, 2001 as compared to the quarter ended March 27, 2000.

         Other restaurant expense includes all other restaurant level operating expenses, and specifically includes utilities, maintenance and other costs. These expenses totalled $4.0 million, or 12.7% of restaurant sales for the quarter ended March 26, 2001 compared to $5.4 million, or 10.8% of restaurant sales for the quarter ended March 27, 2000. The increase was primarily related to increases in supplies expense, repairs and maintenance, utilities, as well as support functions.

         General and administrative expenses were $2.9 million, or 8.1% of total revenues for the quarter ended March 26, 2001 compared to $3.8 million, or 7.3% of total revenues for the quarter ended March 27, 2000. General and administrative expenses increased as a percentage of total revenues due to the decrease in total revenues, resulting from the sale of restaurants in fiscal 2000.

         Advertising expense decreased to $1.8 million, or 5.8% of restaurant sales for the quarter ended March 26, 2001 from $3.7 million, or 7.5% of restaurant sales for the quarter ended March 27, 2000. The decrease in dollars spent was due to the sale of 167 Company-owned restaurants subsequent to the first quarter of fiscal 2000. The decrease as a percentage of sales was due to the increase in comparable store sales of 12.3%.

         Bad debt expense for the quarter ended March 26, 2001 remained consistent with the quarter ended March 27, 2000.

         Other depreciation and amortization decreased by $285,000 to $924,000. The decrease was due primarily to decreased amortization resulting from the early repayment of debt at the end of fiscal 2000. Deferred financing costs were written down as a result of the early repayment, decreasing amortization expense.

         INTEREST EXPENSE. Interest expense decreased to $1.2 million, or 3.5% of total revenues for the quarter ended March 26, 2001 from $1.9 million, or 3.6% of total revenues for the quarter ended March 27, 2000. This decrease was primarily due to the repayment of $40 million of debt during fiscal 2000.

         INCOME TAX EXPENSE. The Company's income tax expense of $37,000 for both periods represents estimated state income taxes. No federal income tax expense has been recorded due to the availability of net operating losses from prior years operations.

LIQUIDITY AND CAPITAL RESOURCES

         We have a working capital deficit of $4.1 million at March 26, 2001 as compared to a $9.0 million deficit at January 1, 2001. The decrease in the deficit is primarily due to the refinancing of the Textron note payable (Note B) coming due June 15, 2001. On May 10, 2001, we issued a note payable to Heller Financial, Inc., refinancing $5.8 million over a 30 month term at a 14% interest rate.

         Cash and cash equivalents increased approximately $708,000 to $1.6 million from the fiscal year ended January 1, 2001. Cash flow from operating activities was $1.4 million, compared to $925,000 during the same period last year. The increase of $472,000 is largely attributable to current quarter profit as compared to the loss during the same period last year, offset by the decreases in the balances of accounts payable and accrued liabilities due to the timing of payments in the current year.

         Cash flow from investing activities decreased by $1.0 million due primarily to capital expenditures. The capital expenditures related to point-of-purchase menu boards.

         Cash provided by financing activities was $324,000. We paid down a total of $732,000 on our long-term debt during the quarter. We received $825,000 from the issuance of common stock and long-term debt. We also reduced our restricted cash by $320,000.

FISCAL YEARS ENDED 2000, 1999 and 1998
--------------------------------------

     On August 9, 1999, Checkers Drive-In Restaurants, Inc. ("Checkers") and Rally's Hamburgers, Inc., ("Rally's") completed their merger ("Merger"). The merger of Checkers with Rally's was accounted for as a reverse acquisition as former shareholders of Rally's owned a majority of the outstanding stock of Checkers subsequent to the merger. Therefore, for accounting purposes, Rally's is deemed to have acquired Checkers. All pre-Merger financial information represents the financial results for Rally's only. The post-merger financial results include both Rally's and Checkers.

     The Merger has had a significant impact on the Company's results of operations and is the principal reason for the significant differences when comparing results of operations for the periods ending January 1, 2001 and January 3, 2000 with the results of operations for the period ended December 28, 1998. As a result of the Merger in fiscal 1999, the Company acquired 470 Checkers restaurants.

     At January 1, 2001, the Company's system included 854 restaurants, comprised of 195 Company-owned and operated and 659 franchised restaurants. At January 1, 2001, there were 427 Rally's restaurants operating in 18 different states and there were 427 Checkers restaurants operating in 22 different states, the District of Columbia, Puerto Rico and the West Bank in the Middle East. As of January 1, 2001, our ownership interest in Company-operated restaurants is in one of two forms: (i) 100% ownership of 192 restaurants and (ii) a 50% to 75% ownership interest in three partnerships which own the restaurants ("Joint Venture Restaurant"). The Joint Venture Restaurants' operations are consolidated in the financial statements of the Company. The franchised restaurants include 23 units in Western markets which are operated by CKE Restaurants, Inc. ("CKE"), a significant shareholder of the Company, under an operating agreement which began in July, 1996. In fiscal 2000, we opened 1 restaurant, closed 6 restaurants and sold 167 restaurants to franchisees. Franchisees opened 22 restaurants and closed 70 restaurants, in fiscal 2000.

     We receive revenues from restaurant sales, franchise fees and royalties. Our revenues also include payments resulting from an operating agreement with CKE, referred to as Owner fee income in the accompanying consolidated financial statements. Restaurant food and paper cost, labor costs, occupancy expense, other operating expenses, depreciation and amortization, and advertising and promotion expenses relate directly to Company-owned restaurants. Other expenses, such as depreciation and amortization, and general and administrative expenses, relate both to Company-owned restaurant operations and franchise sales and support functions. Owner expenses relate to CKE-operated restaurants and consist primarily of depreciation and amortization. Our revenues and expenses are affected by the number and timing of additional restaurant openings and the sales volumes of both existing and new restaurants.

     Effective November 30, 1997, Checkers and Rally's entered into a Management Services Agreement ("Agreement") whereby Checkers provided accounting, technology, and other functional and management services to predominantly all of the operations of Rally's. Checkers received fees from Rally's relative to the shared departmental costs times the respective store ratio. Upon completion of the Merger, this Agreement was terminated. During the period from December 29, 1998 through August 9, 1999 and the year ended December 28, 1998, Checkers charged Rally's $4.7 million and $5.6 million, respectively in accordance with the Agreement.

                              RESULTS OF OPERATIONS
                              ---------------------

     The table below sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in our consolidated statements of income and operating data for the periods indicated:

                                                                                           Fiscal Year Ended
                                                                          ---------------------------------------------------
                                                                             January 1,       January 3,      December 28,
                                                                                2001            2000 (3)         1998 (3)
                                                                          ----------------- ---------------- ----------------
Revenues:
Restaurant sales                                                                     89.9%            95.3%            96.3%
Franchise revenues and other income                                                  10.1%             4.7%             3.7%
                                                                          ----------------- ---------------- ----------------
                                                                                    100.0%           100.0%           100.0%
                                                                          ================= ================ ================

Cost and expenses:
Restaurant food and paper costs (1)                                                  31.6%            31.3%            31.8%
Restaurant labor costs (1)                                                           33.1%            32.4%            30.5%
Restaurant occupancy expense (1)                                                      6.7%             6.8%             5.3%
Restaurant depreciation and amortization (1)                                          2.6%             4.0%             5.2%
Other restaurant operating expenses (1)                                              10.7%             9.7%             8.8%
General and administrative expenses                                                   9.4%             9.1%             8.8%
Advertising (1)                                                                       6.4%             6.1%             7.1%
Bad debt expense                                                                      0.4%             0.9%             0.4%
Non-cash compensation                                                                 1.0%             0.0%             0.0%
Other depreciation and amortization                                                   2.9%             2.7%             2.2%
Impairment of long-lived assets                                                       0.0%            11.0%             2.3%
Gain on sales of markets                                                             (0.0)%           (1.3)%            0.0%
                                                                          ----------------- ---------------- ----------------
Operating income (loss)                                                               4.4%            (8.5)%            1.0%
                                                                          ================= ================ ================
Other income (expense):
Interest income                                                                       0.4%             0.4%             0.3%
Loss on investment in affiliate                                                       0.0%            (0.7)%           (1.4)%

Interest expense (including interest-loan cost and bond
  discount amortization)                                                             (3.6)%           (4.3)%           (4.9)%
                                                                          ----------------- ---------------- ----------------
       Income (loss) before minority interest, income taxes
            and extraordinary item                                                    1.2%           (13.1)%           (5.0)%
Minority interest in operations of joint ventures                                     0.0%             0.0%             0.0%
                                                                          ----------------- ---------------- ----------------
        Income (loss) before income taxes and
            extraordinary item                                                        1.2%           (13.1)%           (5.0)%
Income tax (benefit) expense                                                         (0.2)%            0.1%             0.2%
                                                                          ----------------- ---------------- ----------------
        Net income (loss) from continuing operations before
             extraordinary item                                                       1.4%           (13.2)%           (5.2)%
                                                                          ================= ================ ================
Gain (loss) on early extinguishment of debt, net of income taxes                     (0.1)%            0.4%             0.0%
                                                                          ----------------- ---------------- ----------------
         Net income (loss)                                                            1.3%           (12.8)%           (5.2)%
                                                                          ================= ================ ================

Number of restaurants-Company owned and franchised (2):
         Restaurants open at the beginning of period                                   907             475              477
                                                                          ----------------- ---------------- ----------------
         Restaurants acquired through Merger                                             -             470                -
         Company-owned restaurants opened, closed or
             transferred, net during period                                           (172)            (95)              (3)
         Franchised restaurants opened, closed or
             transferred,  net during period                                           119              57                1
                                                                          ----------------- ---------------- ----------------
         Total restaurants acquired,opened, closed or
              transferred, net during period                                           (53)            432               (2)
                                                                          ----------------- ---------------- ----------------
         Total restaurants open at end of period                                       854             907              475
                                                                          ================= ================ ================

(1) As a percentage of restaurant sales
(2) Number of restaurants open at end of period. 1998 amounts reflect Rally's only.
(3) Includes the results of operations for Checkers after August 9, 1999.

Comparison of Historical Results - Fiscal Years 2000 and 1999

         Revenues. Total revenues were $181.2 million for the year ended January
         --------
1, 2001, compared to $201.8 million for the year ended January 3, 2000. Company-owned restaurant sales decreased by $29.5 million for the year, from $192.3 million in fiscal 1999, to $162.8 million in fiscal 2000. The primary reason for the decrease was the result from the sale of 167 restaurants to franchisees. This was partially offset by a full year of merged company revenues. Sales at comparable stores, which include only the units that were in operation for the full years being compared, decreased 1.1% in 2000 as compared with 1999. Franchise revenues and fees increased by $8.9 million, primarily as a result of the Company-owned restaurants sales, resulting in an increase in royalties of $7.3 million and franchise fees of $1.6 million.

         Costs and expenses. Restaurant food and paper costs remained consistent
         ------------------
at 31.6% of restaurant sales in 2000 compared with 31.3% in 1999. The Company continues to benefit from its participation in the purchasing co-op with CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc.

         Restaurant labor costs, which include restaurant employees' salaries, wages, benefits, bonuses and related taxes totaled $53.8 million or 33.1% of restaurant sales for 2000 compared with $62.4 million or 32.4% for 1999. The increase as a percentage of sales is due to increases in management salaries and other incentives to various employees designed to enhance retention rates on a going forward basis, as well as other increased labor rates.

         Restaurant occupancy expense, which includes rent, property taxes, licenses and insurance totaled $11.0 million or 6.7% of restaurant sales in 2000 compared with $13.1 million or 6.8% in 1999. Restaurant occupancy expense remained consistent as a percentage of restaurant sales.

         Restaurant depreciation and amortization of $4.3 million in 2000 decreased by $3.4 million from $7.7 million in 1999 primarily due to the sale of 167 Company-owned restaurants.

         Other restaurant operating expenses include all other restaurant level operating expenses and specifically includes utilities, maintenance and other costs. These expenses totaled $17.4 million or 10.7% of restaurant sales in 2000 compared with $18.7 million or 9.7% in 1999. The increase as a percent of sales was due primarily to a full year of Checkers' operations recognized in 2000, as Checkers' restaurants have higher restaurant operating expenses.

         Advertising expense decreased approximately $1.4 million to $10.4 million, or 6.4% of restaurant sales for 2000 compared with 6.1% for 1999. The increase as a percentage relates primarily to the decrease in revenues due to the sale of 167 Company-owned restaurants.

         Bad debt expense decreased to 0.4% of total revenues from 0.9% in the prior year. This was the result of collectibility issues with certain franchisees in 1999.

         Other depreciation and amortization remained consistent at $5.2 million in 2000 compared to $5.4 million in 1999.

         General and administrative expenses decreased $1.3 million in 2000 to $17.0 million, or 9.4% of revenues as compared to $18.3 million, or 9.1% of revenues in 1999. The decrease is due primarily to the reduction of our administrative staff.

         The loss on investment in affiliate in 1999 of $1.4 million represents Rally's share of the losses incurred by Checkers ($1.0 million) and the amortization of related goodwill ($0.4 million) prior to the Merger.

         During 2000 and 1999 the Company recorded impairment charges and loss provisions in accordance with SFAS 121 of $0.6 and $22.3 million, respectively

         Interest Expense. Interest expense decreased to approximately $6.6
         ----------------
million for 2000 as compared to $8.6 million for 1999. This decrease is primarily due to the repayment of approximately $40.3 million in debt during 2000.

         Interest  Income.  Interest  income was lower for 2000 as compared to
         ----------------
1999 primarily as the result of a lower cash balance due to debt repayments.

         Income Tax. The Company's 2000 tax benefit was approximately $475,000
         ----------
representing estimated 2000 state taxes and a $623,000 favorable tax ruling. The prior year tax provision of $336,000 was for estimated state taxes.

Comparison of Historical Results - Fiscal Years 1999 and 1998

         Revenues. Total revenues were $201.8 million for the year ended January
         --------
3, 2000, compared to $145.0 million for the year ended December 28, 1998. Company-owned restaurant sales increased by $52.7 million for the year, from $139.6 million in fiscal 1998 to $192.3 million in fiscal 1999. The Merger with Checkers resulted in a $54.4 million increase in sales. Overall sales for Rally's declined by $1.5 million from the prior year. Sales at comparable stores, which include only the units that were in operation for the full years being compared, increased 0.2% in 1999 as compared with 1998. Sales from sold and closed stores represented a reduction of $3.2 million offset by the extra week in the current year of $1.5 million. Franchise revenues and fees increased by $4.1 million, primarily as a result of the Merger.

         Costs and expenses. Restaurant food and paper costs decreased to 31.3%
         ------------------
of restaurant sales in 1999 compared with 31.8% in 1998. The Company continued to benefit from its participation in the purchasing co-op with CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc.

         Restaurant labor costs, which include restaurant employees' salaries, wages, benefits, bonuses and related taxes totaled $62.4 million or 32.4% of restaurant sales for 1999 compared with $42.6 million or 30.5% for 1998. The increase as a percentage of sales is due in part to the inefficiencies associated with operating the restaurants at lower sales levels. In addition, incremental labor was strategically added to focus on speed of service improvements in 1999.

         Restaurant occupancy expense, which includes rent, property taxes, licenses and insurance totaled $13.1 million or 6.8% of restaurant sales in 1999 compared with $7.3 million or 5.3% in 1998. Restaurant occupancy expense increased as a percentage of restaurant sales due primarily to the decline in average restaurant sales relative to the fixed and semi-variable nature of these expenses.

         Restaurant depreciation and amortization of $7.7 million in 1999 increased by $500,000 from $7.2 million in 1998 primarily due to the Merger.

         Other restaurant operating expenses include all other restaurant level operating expenses other than food and paper costs, labor and benefits, rent and other occupancy costs and specifically includes utilities, maintenance and other costs. These expenses totaled $18.7 million or 9.7% of restaurant sales in 1999 compared with $12.3 million or 8.8% in 1998. The increase as a percent of sales was due primarily to the Merger as Checkers has higher restaurant operating expenses.

         Advertising expense increased approximately $1.9 million to $11.8 million or 6.1% of restaurant sales for 1999 compared with 7.1% for 1998 due to additional promotions initiated in an attempt to increase sales.

         Bad debt expense increased to 0.9% of restaurant sales from 0.4% in the prior year as a result of collectibility issues with certain franchisees.

         Other depreciation and amortization was $5.4 million in 1999 compared to $3.2 million in 1998. The Merger with Checkers resulted in total goodwill of approximately $27 million and other intangibles of approximately $20 million, which resulted in $900,000 of additional amortization expense. Another $400,000 relates to depreciation expense of other non-restaurant fixed assets acquired as a result of the Merger.

         General and administrative expenses increased $5.5 million in 1999 to $18.3 million, or 9.1% of revenues as compared to $12.8 million or 8.8% of revenues in 1998. The increase is due primarily to the Merger.

         The loss on investment in affiliate of $1.4 million represents Rally's share of the losses incurred by Checkers ($1.0 million) and the amortization of related goodwill ($0.4 million) prior to the Merger.

         During 1999 the Company recorded accounting charges and loss provisions of $22.3 million in accordance with SFAS 121. (See Note 5: Accounting Charges and Loss Provisions).

         Interest Expense. Interest expense increased 21.0% to approximately
         ----------------
$8.6 million for 1999 as compared to $7.1 million for 1998. This increase is primarily due to the addition of $30.8 million of debt assumed with the Merger.

         Interest Income. Interest income was higher for 1999 as compared to
         ---------------
1998 primarily due to the Merger which enabled the Company to increase its average daily invested cash balances.

         Income Tax. The Company's 1999 tax provision was approximately $336,000
         ----------
representing estimated state taxes versus a prior year tax provision of $252,000.

Liquidity and Capital Resources

         We have a working capital deficit of $9.0 million at January 1, 2001 as compared to a $27.5 million deficit at January 3, 2000. The decrease in the deficit is primarily due to the repayment of $40.3 million in debt. Included in the current liabilities is $5.9 million for Textron Financial Corporation debt coming due on June 15, 2001, which can be extended until June 15, 2002 at our option. On March 16, 2001, we received a commitment from Heller Financial, Inc. to refinance the $5.9 million over a 30 month term at a significantly reduced interest rate.

         Cash and cash equivalents decreased approximately $3.4 million to $923,000 during the year ended January 1, 2001. Cash from operating activities was $1.3 million, compared to $12.8 million during the same period last year. The decrease of $11.5 million is largely attributable to a decrease in the balances of accounts payable and accrued liabilities due to the timing of payments in the current year.

         Cash flow from investing activities increased to $33.5 million due primarily to proceeds from the sales of restaurants. These proceeds were used to pay off the Restated Credit Agreement and the Senior Notes during 2000. Additionally, the Company utilized $1.9 million for capital expenditures primarily related to remodeling restaurants and the purchase and installation of replacement equipment.

         Cash flows from financing activities decreased to $38.2 million due primarily to the repayment of Restated Credit Agreement and the Senior Notes during 2000.

         We believe that our existing cash at January 1, 2001, together with cash provided from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

New Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) effective for fiscal years beginning after June 15, 1999. SFAS 133 requires that derivatives be carried at fair value and provides for hedge accounting when certain conditions are met. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 137, "Accounting for Derivative Instruments and Hedging Activities
- Deferral of the Effective Date of FASB Statement No. 133" (SFAS 137) which deferred the effective date of adoption of SFAS 133 for one year. The adoption of SFAS 133 will not have a material effect upon the Company.

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," (SFAS 140) effective for transfers after March 31, 2001. SFAS 140 is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 will not have a material effect upon the Company.

(i) CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
         None.

(j)      QUANTITIVE AND QUALITIVE DISCLOSURES ABOUT MARKET RISKS

Interest rate and foreign exchange rate fluctuations


         Our exposure to financial market risks is the impact that interest rate changes and availability could have on our debt. Borrowings under our primary debt facilities bear interest ranging from 9.5% to 17.0%. An increase in short-term and long-term interest rates would result in a reduction of pre-tax earnings. Substantially all of our business is transacted in U.S. dollars. Accordingly, foreign exchange rate fluctuations have never had a significant impact on the Company and are not expected to in the foreseeable future.


Commodity Price Risk

         We purchase certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within the Company's control. Although many of the products purchased are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements have been negotiated in advance to minimize price volatility. Typically, the Company uses these types of purchasing techniques to control costs as an alternative to directly managing financial instruments to hedge commodity prices. In many cases, the Company believes it will be able to address commodity cost increases, which are significant and appear to be long-term in nature by adjusting its menu pricing or changing our product delivery strategy. However, increases in commodity prices could result in lower restaurant-level operating margins.

(k)      DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The following table sets forth the names and ages of our directors and the positions they hold:

NAME                                     AGE                 POSITION
William P. Foley, II                     56                  Chairman of the Board of Directors
Peter C. O'Hara                          45                  Director and Vice Chairman of  the Board
Daniel J. Dorsch                         48                  President, Chief Executive Officer and Director
Terry N. Christensen                     60                  Director
Willie D. Davis                          66                  Director
David Gotterer                           72                  Director
Ronald B. Maggard                        51                  Director
Clarence V. McKee                        58                  Director
Burt Sugarman                            62                  Director

     WILLIAM P. FOLEY, II has served as a director since November 1996 and as Chairman of the Board since June 1997. Mr. Foley has been Chairman of the Board of Santa Barbara Restaurant Group, Inc. since July 1997. He has been the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. which, through its subsidiaries, is a title insurance underwriting company, since its formation in 1984. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board of Directors of CKE Restaurants, Inc., owner, operator and franchisor of quick-service restaurants, primarily under the Carl's Jr. and Hardee's brand names, and is a director of Micro General Corporation, Miravant Medical Technologies and Fresh Foods, Inc.

     PETER C. O'HARA has served as a director since June 1998 and Vice Chairman since September 1999. He has served as president of Capital Management of L.I., N.Y., Inc., a Checkers franchise area developer for Long Island, New York, since March 1994.

     DANIEL J. DORSCH has served as the Chief Executive Officer, President and a director since December 1999. Mr. Dorsch is also a multi-unit franchise owner for Papa John's Pizza, earning franchisee of the year in 1998. Since 1994, Mr. Dorsch has also owned and operated franchises with Honda, Kawasaki, Yamaha, Suzuki, & Seadoo.

     TERRY N. CHRISTENSEN has served as a director since November 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since May 1988. Mr. Christensen is a director of Giant Group, Ltd. and MGM Mirage. Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP performed legal services for us in 1999 and 2000. Such services have related to litigation, compliance with securities laws and other business matters.

     WILLIE D. DAVIS has served as a director since August 1999. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently also serves on the board of directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, Metro-Goldwyn-Mayer Inc., MGM Mirage, Basset Furniture Industries, Incorporated and the Strong Fund.

     DAVID GOTTERER has served as a director since August 1999. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of Giant Group, Ltd.

     RONALD B. MAGGARD has served as a director since August 1999. For more than the past five years, Mr. Maggard has been President of Maggard Enterprises, Newport Beach, CA, which owns 20 franchised Long John Silver Restaurants and President of Midstate Distributing, Lexington, Kentucky, which is a Miller Distributing Company.

     CLARENCE V. MCKEE has served as a director since June 1996. Mr. McKee has been the President and Chief Executive Officer of McKee Communications, Inc., a Tampa, Florida based company engaged in the acquisition and management of communications companies, since October 1992. He is a former chairman of the Florida Association of Broadcasters and former director of Florida Progress Energy Corporation and its subsidiary Florida Power Corporation.

     BURT SUGARMAN has served as a director since June 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of Giant Group, Ltd. for the past five years. Mr. Sugarman served as Chairman of the Board of Rally's Hamburgers, Inc. from November 1994 to October 1997.

Executive Officers

     Set forth below is a description of the business experience and the ages of our executive officers, other than Mr. Dorsch, whose experience is described above. Executive officers serve at the discretion of our Board of Directors.

     STEVE COHEN (49) has served as our Senior Vice President of Human Resources since December 1997. From May 1995 to December 1997, Mr. Cohen was the Field Human Resources Manager for EZCorp in Austin, Texas.

     WENDY A. BECK (36) has served as our Chief Financial Officer since November 2000. She has served as Vice President of Finance and Treasurer of Checkers since April 1997. She also served as Vice President of Finance and Treasurer of Rally's from December 1997 until August 1999. Since 1993, Ms. Beck has held the following positions with Checkers: Treasurer from November 1995 to April 1997; Senior Director of Tax and Treasury from August 1995 to April 1997; Director of Tax from November 1994 to August 1995; and Tax Manager from March 1993 to November 1994.

     ADAM NOYES (31) has served as Vice President of Purchasing and Operations since August 2000. He served as Vice President of Purchasing and Quality Assurance from October 1998 to August 2000. Senior Director of Purchasing from May 1998 to September 1998. Director of Purchasing from June 1996 to April 1998. Prior to this, Mr. Noyes served Checkers in the capacity of Restaurant Support Services from April 1991 to May 1996.

     KEITH SIROIS (49) has served as Vice President of Franchise Operations since September 1999. From September 1998 to September 1999, he served as Checkers' Director of Franchise Operations. Mr. Sirois served as a franchise business consultant with Checkers from August 1996 to September 1998. From March 1992 to September 1996, Mr. Sirois served as Vice President of Franchise Operations for Heartwise Express, Inc. in Chicago, Illinois.

     RICHARD SVEUM (44) has served as Vice President of Franchise Sales and Development since September 1999. Mr. Sveum has served in various capacities for Checkers since 1993, including: Director of Franchise Sales from July 1998 to September 1999; Senior Manager of Champion, formerly the modular restaurant division of Checkers, and Franchise Sales from September 1997 to July 1998; and franchise business consultant from October 1993 to September 1997.

     RICHARD TURER (39) has served as Vice President of Marketing since September 1999. From July 1998 to September 1999, Mr. Turer served as Director of Marketing for Checkers and Rally's. From May 1995 to July 1998, he was self-employed and operated Mill House McCabe, a marketing and promotional company, in Sparta, New Jersey.

     BRIAN R. DOSTER (41) has served as Vice President, Corporate Counsel and Secretary since November, 2000. He served previously as Assistant General Counsel and Assistant Secretary of Checkers since April 1999 and September 1999, respectively. From November 1985 to April 1999, he was an attorney for Amoco Corporation in Chicago, Illinois.

(l)  EXECUTIVE COMPENSATION

     The following table is a summary of the compensation earned for the last three fiscal years for services in all capacities to each of the persons who qualified as a "named executive officer" under item 402(a)(3) of Regulations S-K. All amounts shown before the Merger between the Company and Rally's Hamburgers, Inc. in August 1999 include compensation paid by both Checkers and Rally's pursuant to the management service agreement between the companies.

                                                                                     Long-Term Compensation
                                                                                  -----------------------------
                                                                                      Awards         Payouts
                                                                                  ---------------  ------------

                                                                                    Securities
                                                                   Other Annual     Underlying
Name and Principal                                                 Compensation      Options          LTIP
Position                         Year      Salary     Bonus ($)         ($)          SARs (#)      Payouts ($)
-----------------------------------------------------------------------------------------------------------------

Daniel J. Dorsch (1)               2000      219,998       70,000               -        500,000             -
    Chief Executive Officer        1999        9,315            -               -        100,000             -

David Miller (3)                   2000      123,973            -               -         35,000             -
    Former Chief Operating         1999      136,442            -               -              -             -
    Officer                        1998      127,695            -               -         16,316             -

Steven Cohen                       2000      134,968        7,000               -         15,000             -
    Vice President, Human          1999      134,432            -               -              -             -
    Resources                      1998      122,812            -   43,200 (6)            21,637             -

Wendy Beck                         2000      122,670        7,000               -         15,000             -
    Chief Financial Officer        1999      113,587            -               -              -             -
                                   1998       97,345            -               -         13,113             -

Adam Noyes                         2000      107,984        7,000               -         15,000             -
    Vice President, Purchasing     1999       91,006            -               -              -             -
    and Operations                 1998       66,226            -               -          7,288             -

Keith Sirois                       2000      110,354        7,000               -         15,000             -
    Vice President                 1999       84,432            -               -              -             -
    of Franchise Operations        1998       70,361            -               -          1,666             -


Name and Principal                All other
Position                         Compensation   ($)
------------------------------------------------------

Daniel J. Dorsch (1)                  10,245 (2)
    Chief Executive Officer

David Miller (3)                       8,664 (5)
    Former Chief Operating               500 (4)
    Officer                              498 (4)

Steven Cohen                             243 (4)
    Vice President, Human                481 (4)
    Resources                            462 (4)

Wendy Beck                               222 (4)
    Chief Financial Officer              144 (4)
                                         108 (4)

Adam Noyes                             2,190 (6)
    Vice President, Purchasing           179 (4)
    and Operations                     6,731 (7)

Keith Sirois                           6,096 (8)
    Vice President                     3,249 (9)
    of Franchise Operations            3,865 (10)

(1)  Mr. Dorsch was appointed as our Chief Executive Officer on December 14,
     1999.
(2) Consisting of automobile allowance ($9,849) and term life insurance premiums ($396).
(3)  In September 2000, Mr. Miller resigned as Chief Operating Officer.
(4)  Consisting of term life insurance premiums.
(5)  Consisting of severance pay ($8,615) and term life insurance premiums ($49)
(6)  Consisting of relocation expenses paid.
(7) Consisting of automobile allowance ($1,989) and term life insurance premiums ($201).
(8) Consisting of automobile allowance ($6,600) and term life insurance premiums ($131).
(9) Consisting of automobile allowance ($5,893) and term life insurance premiums ($203).
(10) Consisting of automobile allowance ($3,090) and term life insurance premiums ($159).
(11) Consisting of automobile allowance ($3,727) and term life insurance premiums ($138).

Option Grants in Fiscal Year 2000

         The following table sets forth information regarding options granted to the named executive officers during fiscal year 2000 pursuant to our stock option plans:

                                    Individual Grants
                                -------------------------
                                                 % of
                                Number of        Total
                                Securities      Options                                           Potential Realizable
                                Underlying    Granted to      Exercise                               Rates of Stock
                                 Options       Employees      or Base                              Price Appreciation
                                 Granted          in           Price       Expiration             for Option Term (1)
Name                               (#)        Fiscal Year    ($/Share)        Date              5% ($)         10% ($)
---------------------------------------------------------------------------------------------------------------------------
Daniel J. Dorsch                     25,000          1.67%         1.9375       4/10/10 (2)        114,452          210,937
                                     75,000          5.00%          2.125        6/1/10 (3)        100,230          254,663
                                    200,000         13.34%           5.00      11/20/10 (4)        303,116        1,074,994
                                    200,000         13.34%           6.00      11/20/10 (4)        103,116          874,994

David Miller                         35,000          2.30%          2.125        6/1/10 (5)         46,774          118,535

Steven Cohen                         15,000          1.00%          2.125        6/1/10 (3)         20,046           50,801

Wendy Beck                           15,000          1.00%          2.125        6/1/10 (3)         20,046           50,801

Adam Noyes                           15,000          1.00%          2.125        6/1/10 (3)         20,046           50,801

Keith Sirois                         15,000          1.00%          2.125        6/1/10 (3)         20,046           50,801

(1) The 5% and 10% assumed annual rates of stock price appreciated are provided in compliance with Regulation S-K under the Exchange Act. We do not necessarily believe that these appreciation calculations are indications of annual future stock option values or that the price of our common stock will appreciate at such rates.

(2) These options vested on April 10, 2000.

(3) One third of these options will vest on June 1, 2001, 2002 and 2003, respectively.

(4) These options will vest on November 20, 2003.

(5) None of these options vested prior to the termination of Mr. Miller's employment.

Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year End Option
Values

     Set forth below is information with respect to our common stock options exercised by the named executive officers during fiscal year 2000 and the number and value of unexercised stock options held by such executives at the end of the fiscal year.

                                                                           Number of                Value of Unexercised
                                                                        Unexercised Options        In -the Money Options
                                                                           at FY-End (#)              at FY-End ($) (1)
                               Shares Acquired   Value               ---------------------------------------------------------
Name                           on Exercise (#)   Realized ($)(2)     Exercisable/Unexercisable       Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------
Daniel J. Dorsch                         100,000          290,630           25,000/475,000             $43,750/117,180

David Miller                                   -                -                 0/0                       $0/0

Steven Cohen                                   -                -            14,424/22,213             $1,880/24,378

Wendy Beck                                     -                -            10,452/17,661             $1,128/24,002

Adam Noyes                                     -                -            3,121/16,042                $0/23,438

Keith Sirois                                   -                -             555/15,278                 $0/23,438

(1)Based upon the difference between the exercise price and the closing price of our common stock as reported on the NASDAQ National Market on January 1, 2001 of $3.6875.

(2) Based upon the difference between the exercise price and the closing price of our common stock as reported on the NASDAQ National Market on the date exercised of $4.1875.

Compensation of Directors

                  Directors who are our employees receive no extra compensation for their services as directors. Our directors who are not employees receive a directors fee of $2,500 per quarter. In addition, these independent directors receive $2,500 for each board meeting, $1,500 for each committee meeting they attend, plus out of pocket expenses. Non-employee directors also participate in the 1994 Stock Option Plan for Non-Employee Directors, which provides for the automatic grant to each non-employee director, upon election to the board of directors, of a non-qualified, ten-year option to acquire 8,333 shares of the common stock, with the subsequent automatic grant on the first day of each fiscal year thereafter of a non-qualified, ten-year option to acquire an additional 1,667 shares of common stock. All such options have an exercise price equal to the closing sale price of the common stock on the date of grant. One-fifth of each initial option granted pursuant to the plan before August 6, 1997 become exercisable on a cumulative basis on each of the first five anniversaries of the date of the grant of the option. One-third of each annual option granted pursuant to the plan before August 6, 1997 becomes exercisable on a cumulative basis on each of the first three anniversaries of the date of the grant of the option. All options granted pursuant to this plan on or after August 6, 1997 are exercisable immediately upon grant. Options are exercisable whether or not the non-employee director, at the time of exercise, is a member of the Board of Directors, unless the director is removed for cause.

Employment Agreements

     Effective November 20, 2000, we entered into an employment agreement with Daniel J. Dorsch, pursuant to which Mr. Dorsch serves as our Chief Executive Officer and as a Director. This agreement terminated the 1999 employment agreement that we entered into with Mr. Dorsch. Under the terms of the November, 2000 employment agreement, we loaned $100,000 to Mr. Dorsch towards the exercise of the 100,000 stock options granted to him pursuant to the 1999 employment agreement at an exercise price of $1.28 per share. The loan, which bears interest at 5%, is payable by Mr. Dorsch in three equal principal installments, beginning on January 1, 2002. Mr. Dorsch's term of employment is for three years, subject to renewal by us for one year periods thereafter, at an annual base salary of $440,000. In each successive year of the term, the base salary shall be increased by 5% over the prior year's base salary. Mr. Dorsch is also entitled to participate in our incentive bonus plans whereby Mr. Dorsch may be entitled to receive a bonus of up to 50% of his base salary, payable 50% in cash and 50% in our common stock. Mr. Dorsch is also entitled to participate in our benefit plans. Upon execution of the November, 2000 employment agreement, Mr. Dorsch was granted an option to purchase 400,000 shares of our common stock which shall fully vest on November 20, 2003. Mr. Dorsch may be terminated at any time for cause. If Mr. Dorsch is terminated without cause, he will be entitled to receive his base annual salary, and any earned unpaid bonus, through the unexpired terms of the agreement, payable in a lump sum or as directed by Mr. Dorsch. Cause is defined as (i) a material default or breach under the agreement, (ii) the willful and habitual failure to perform duties under the agreement or corporate policies, or (iii) misconduct, dishonesty, insubordination or other act that has a direct substantial and adverse effect on our reputation or our relationships with our customers or employees.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the board of directors is responsible for executive compensation decisions. During fiscal year 2000, the committee was comprised of Messrs. Foley, Davis and O'Hara. Mr. Foley is chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. and Chairman of the Board of both Santa Barbara Restaurant Group, Inc. and CKE Restaurants, Inc. which, as of March 26, 2001, beneficially owned approximately 1.6%, 0.0%, and 13.6%, respectively, of the outstanding shares, or warrants to purchase shares, of our common stock.

     On November 22, 1996, we entered into an Amended and Restated Credit Agreement with CKE as agent for CKE Restaurants, Inc., Fidelity National Financial, Inc., C. Thomas Thompson, William P. Foley, II, Burt Sugarman and KCC Delaware Company, a wholly owned subsidiary of Giant Group, Ltd. Pursuant to the Restated Credit Agreement, our primary debt aggregating approximately $35.8 million principal amount, which had been acquired by these lenders on November 14, 1996, was restructured by, among other things, extending its maturity by one year to July 1999, fixing the interest rate at 13.0% per annum, eliminating or relaxing certain covenants, delaying scheduled principal payments until May 19, 1997 and eliminating $6.0 million in restructuring fees and charges. In connection with the restructuring, we issued warrants to the Lenders to purchase an aggregate of 20 million shares of common stock at an exercise price of $0.75 per share, the approximate market price of our common stock on the day prior to the announcement of the acquisition of our debt by the Lenders. The Lenders specified above received warrants in the following amounts: CKE, 7,350,428; Fidelity, 2,108,262; C. Thomas Thompson, 28,490; William P. Foley, II, 854,700; Burt Sugarman, 712,250; and KCC Delaware Company, 2,849,002. The Lenders also received certain piggyback and demand registration rights with respect to the shares of common stock underlying their warrants.

     Beginning in September 1999 the Company engaged Peter O'Hara, one of its current Directors, to provide consulting services at a monthly fee of $10,000. Mr. O'Hara discontinued these services in June 2000. Fees for 2000 and 1999 totaled $60,000 and $40,000, respectively.

     We shared certain officers and directors with Santa Barbara Restaurant Group, Inc. (Santa Barbara) beginning in 1999 through September 2000. We paid $274,338 and $104,408 to Santa Barbara for salary payments to shared officers made on our behalf. During 2000, Mr. Foley was the chairman of the Board of Directors for both Santa Barbara and Checkers Drive-In restaurants, Inc.

     Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro LLP, a law firm in which Mr. Christensen is a named partner, performed legal services for the Company during 2000 and 1999 amounting to $457,000 and $803,000, respectively. Such services were related to the defense of certain litigation matters, compliance with securities laws and other business matters.

Report of the Compensation Committee

     The following report was prepared by the members of our compensation committee at the end of fiscal year 2000.

     Annual compensation for all of our executive officers is determined by the compensation committee of our Board of Directors, subject to the terms of any applicable employment agreement negotiated between us and an executive officer. During fiscal year 2000, annual compensation was set with the intent of reasonably compensating the executive officers including the Chief Executive Officer, in line with industry norms, based upon the committee members' subjective evaluation of each officer and his respective assigned responsibilities and individual performance. The committee also considered growth of the company, earnings of the company and increases in the cost of living.

     During fiscal year 2000, awards of stock options under our 1991 Stock Option Plan to all executive officers, including the Chief Executive Officer, and other employees of the company were made at the discretion of the members of the committee (although options granted to the Chief Executive Officer were approved by the full Board) pursuant to the terms of the plan. In determining awards under the plan, the committee makes a subjective evaluation of individual responsibilities, past and anticipated potential individual productivity and performance and past and anticipated contributions to the profitability of the company, both direct and indirect. The committee does not give particular weight to a specific factor or use a formula in determining awards under the plan. While not required under the terms of the plan, all existing stock options were granted with an exercise price at least equal to the market value of the stock at the time of the grant and generally include vesting periods which the committee believed would encourage the employee to remain with the company. The benefits derived from each stock option granted under the plan is directly attributable to a future increase in the value of the company's common stock.

     Effective December 14, 1999, Daniel J. Dorsch became our President and Chief Executive Officer. In addition, Mr. Dorsch was elected as a director in December 1999. Under the terms of Mr. Dorsch's 1999 employment agreement, Mr. Dorsch received a base salary of $200,000 per year. This agreement was terminated upon the execution of a new employment agreement with Mr. Dorsch, effective November 20, 2000, pursuant to which Mr. Dorsch receives a base salary of $440,000 per year. Mr. Dorsch is also eligible to participate in the same executive compensation plans available to our other senior executives. In determining Mr. Dorsch's compensation, the compensation committee applied the policies described above and considered other factors as well, such as Mr. Dorsch's previous work experience and position of responsibility and authority. The committee also determined to grant him options to purchase 400,000 shares of the Company's common stock.

     We are required to disclose our policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for the purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to our executive officers for fiscal year 2000 will exceed the $1 million limit per officer. Our 1991 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

COMPENSATION COMMITTEE MEMBERS

William P. Foley, II
Willie D. Davis
Peter C. O'Hara

Stock Performance Graph

     The following performance graph compares the cumulative total return of the Company's common stock to the total cumulative return of the S&P 500 Stock Index and a group of the Company's peers consisting of U.S. companies listed on the NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places). Relative performance is compared for the five-year period beginning December 29, 1995, assuming dividend reinvestment.

                   COMPARISON OF FIVE YEAR TOTAL RETURN /(1)/

          FOR CHECKERS DRIVE-IN RESTAURANTS/(2)/, Inc., S&P 500 INDEX
                           AND PEER GROUP INDEX/(3)/

                                    [GRAPH]

                                                     1995       1996       1997       1998        1999        2000

Checkers Drive In Restaurants, Inc.                $100.00     145.45       81.82      30.30       17.17       29.80
S&P 500 Index                                       100.00     123.25      164.38     211.07      253.87      225.81
Peer Group                                          100.00      97.20       82.50      73.70       59.10       86.80

/(1)/ The foregoing graph assumes $100 invested on December 29, 1995, in the Company, the S&P 500 Index and U.S. companies listed on the NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places).

/(2)/ Total return is adjusted for a one-for-12 reverse stock split of the Company's common stock in August 1999.

/(3/) The peer group consists of U.S. companies listed on the NASDAQ with standard industry classification (SIC) codes 5800-5899 (Eating and drinking places).

(m)  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information as of March 26, 2001, relating to the beneficial ownership of the common stock by (a) all persons known by us to beneficially own more than 5% of the outstanding shares of the common stock, (b) each director, director nominee and executive officer and, (c) all officers and directors as a group. We had 9,938,084 shares outstanding as of June 15, 2001.



                         Name and                             Number of Shares         Percentage
                        Address of                               Beneficially           of Shares
                 Benedical Owner(1)(2)(3)                         Owned (1)         Outstanding (4)
-------------------------------------------------------------------------------------------------------
CKE Restaurants, Inc. (5)
3916 State street, Suite 300, Santa Barbara, CA  93105                  1,516,893                13.3%

Giant Group, LTD (6)
9440 Danta Monica Blvd, #407, Beverly Hills, CA 90210                     994,699                 8.7%

Calm Waters Partnership
100 Heritage Reserve, Menomonee Falls, WI  53051                          892,000                 7.8%

William P. Foley, II (7)                                                  298,540                 2.6%
Burt Sugarman (8)                                                         298,939                 2.6%
Peter C. O'Hara (9)                                                       232,084                 2.0%
Daniel J. Dorsch (10)                                                     170,060                 1.5%
David Gotterer (11)                                                       125,059                 1.1%
Willie Davis (12)                                                         120,589                 1.1%
Ronald B. Maggard (13)                                                    107,332                   *
Terry N. Christensen (14)                                                 105,163                   *
Clarence V. McKee (15)                                                     60,851                   *
Steven Cohen (16)                                                          26,914                   *
Wendy Beck (17)                                                            19,780                   *
Adam Noyes (18)                                                             9,163                   *
Keith Sirois (19)                                                           5,904                   *

All officers and directors as a group (16 persons) (20)                 1,593,541                14.0%


*Represents less than 1% of our outstanding common stock.

(1) Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them.


(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 15, 2001, upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from June 15, 2001 have been exercised.


(3) Unless otherwise indicated, the address of each stockholder listed is 14255 49th Street N., Clearwater, Florida 33762.


(4) Percentage calculation assumes owners' derivative securities exercisable within 60 days from June 15, 2001 have been exercised.


(5) Includes 612,536 shares issuable upon the exercise of presently exercisable warrants.

(6) Includes 237,416 shares issuable upon the exercise of presently exercisable warrants held by KCC Delaware, a wholly-owned subsidiary of Giant Group, LTD.


(7) Includes 292,649 shares subject to options and warrants. Excludes the 1,516,893 shares and warrants to purchase shares held by CKE Restaurants, Inc. as to which Mr. Foley disclaims beneficial interest. Mr. Foley is Chairman of the Board of

     CKE Restaurants, Inc. Also excludes 175,689 warrants held by Fidelity National Financial, Inc., as to which Mr. Foley disclaims beneficial ownership. Mr.Foley is Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc.


(8) Includes 295,601 shares subject to options and warrants. Excludes 994,699 shares and warrants held by Giant Group, Ltd., as to which Mr. Sugarman disclaims beneficial ownership. Mr. Sugarman is Chairman of the Board and Chief Executive Officer of Giant Group Ltd.

(9) Includes 230,001 shares issuable upon the exercise of presently exercisable stock options.


(10) Includes 51,667 shares issuable upon the exercise of presently exercisable stock options.

(11) Includes 115,614 shares issuable upon the exercise of presently exercisable stock options.

(12) Includes 120,589 shares issuable upon the exercise of presently exercisable stock options.

(13) Includes 107,332 shares issuable upon the exercise of presently exercisable stock options.

(14) Includes 100,656 shares issuable upon the exercise of presently exercisable stock options.


(15) Includes 46,668 shares issuable upon the exercise of presently exercisable stock options.


(16) Includes 26,637 shares issuable upon the exercise of presently exercisable stock options.


(17) Includes 18,113 shares issuable upon the exercise of presenting exercisable stock options.


(18) Includes 9,163 shares issuable upon the exercise of presenting exercisable stock options.


(19) Includes 5,833 shares issuable upon the exercise of presenting exercisable stock options.


(20) Includes an aggregate of 1,433,286 shares issuable upon the exercise of presently exercisable stock options and warrants held by officers and directors of the company.

(n)  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Beginning in September 1999 the Company engaged Peter O'Hara, one of its current Directors, to provide consulting services at a monthly fee of $10,000. Mr. O'Hara discontinued these services in June 2000. Fees for 2000 and 1999 totaled $60,000 and $40,000, respectively.

     We shared certain officers and directors with Santa Barbara Restaurant Group, inc. (Santa Barbara) beginning in 1999 through September 2000. We paid $274,338 and $104,408 to Santa Barbara for salary payments made on our behalf. During 2000, Mr. Foley was the chairman of the Board of Directors for both Santa Barbara and Checkers Drive-In restaurants, Inc.

     Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro LLP, a law firm in which Mr. Christensen is a named partner, performed legal services for the Company during 2000 and 1999 amounting to $457,000 and $803,000, respectively. Such services have related to the defense of certain litigation, compliance with securities laws and other business matters.

     During 2000, additional options were granted to members of the Board of Directors and shared executives at an exercise price below the market price of the common stock. Accordingly, non-cash compensation expense of $1.2 million and $0.5 million was recorded for members of the Board of Directors and shared executives, respectively. During fiscal 2000, certain shared executives exercised 90,000 stock options.

     Pursuant to our current employment agreement with Mr. Dorsch, the Company accepted a $100,000 note on December 14, 2000 in connection with the exercise of 100,000 stock options. The Company will receive 3 equal annual payments on January 1, beginning in 2002. Interest on the unpaid principal portion accumulates at a rate of 5% per annum.

     Prior to the Merger in August 1999, the Company and Rally's Hamburgers, Inc. were parties to a management services agreement pursuant to which Checkers provided key services to Rally's, including executive management, financial planning and accounting, franchise, purchasing and human resources services. In addition, Checkers and Rally's shared certain

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

of their executive officers, including the Chief Executive Officer and the Chief Operating Officer. The total cost of the services provided by Checkers to Rally's in 1999 was $4.7 million.

     During fiscal 1999, we entered into four lease agreements, which have been recorded as capital lease obligations, with Granite Financial Inc. whereby we purchased security equipment for our restaurants valued at $651,346. The lease agreements are payable monthly ranging from $3,065 to $10,785, including effective interest rates ranging from 13.381% to 14.04%. All of the leases have terms of 3 years.

     On July 1, 1996, the Company entered into a ten-year operating agreement with Carl Karcher Enterprises, Inc., the subsidiary of CKE that operates the Carl's Jr. restaurant chain. Pursuant to the agreement, CKE began operating 29 Rally's owned restaurants located in California and Arizona, two of which were converted to a Carl's Jr. format. Including closures from prior periods, there are 23 remaining restaurants as of January 1, 2001 operating under the agreement. Such agreement is cancelable after an initial five-year period, or July 1, 2001, at the discretion of CKE. A portion of these restaurants, at the discretion of CKE, will be converted to the Carl's Jr. format. The agreement was approved by a majority of the independent Directors of the Company. Prior to the agreement, the Company's independent Directors had received an opinion as to the fairness of the agreement, from a financial point of view, from an investment banking firm of national standing. Under the terms of the operating agreement, CKE is responsible for any conversion costs associated with transforming restaurants to the Carl's Jr. format, as well as the operating expenses of all the restaurants. The Company retains ownership of all the restaurants, two of which are Carl's Jrs. and is entitled to receive a percentage of gross revenues generated by each restaurant. In the event of a sale by the Company of any of the restaurants, the Company and CKE would share in the proceeds based upon the relative value of their respective capital investments in such restaurant.

ITEM 12. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
         Not applicable.

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our estimates (other than the SEC registration fee) of the fees and expenses in connection with the issuance and distribution of the shares of common stock being registered:


Securities and Exchange Commission registration fee       $    584
Printing and engraving expenses                             30,000
Legal fees and expenses                                     35,000
Accounting fees and expenses                                25,000
Blue sky fees and expenses                                     -
Transfer agent and registrar fees                           25,000
Miscellaneous expenses                                         -
                                                          --------
Total                                                     $115,584



To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to

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

which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such
Section 145.

     Checkers By-Laws provide that Checkers shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Checkers has also entered into an indemnification agreement with its directors and certain executive officers. Reference is made to the By-Laws and form of indemnification agreement filed as Exhibits 3.6 and 10.1, respectively. The company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
         Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      1.0      The following financial statements of the Registrant are
                  included in Part I, Item 11:

                  Index to Consolidated Financial Statements:
                  Independent Auditors' Report
                  Consolidated Balance Sheets as of January 1, 2001 and January 3, 2000.
                  Consolidated Statements of Operations and Comprehensive Income for each of the three years in the three-year period ended January 1, 2001. Consolidated Statements of Shareholders' Equity for each of the three years in the three-year period ended January 1, 2001.
                  Consolidated Statements of Cash Flow for each of the three years in the three-year period ended January 1, 2001.
                  Notes to Consolidated Financial Statements

                  Condensed Consolidated Balance Sheets as of March 26, 2001 and January 1, 2001.
                  Condensed Consolidated Statements of Operations and Comprehensive Income for the quarters ended March 26, 2001 and March 27, 2000.
                  Condensed Consolidated Statements of Cash Flows for the quarters ended March 26, 2001 and March 27, 2000.
                  Notes to Condensed Consolidated Financial Statements.


         2.0 All schedules have been omitted because the required information is not applicable, not required or is included elsewhere in the financial statements and notes thereto.

         3.0 The list of exhibits set forth in Item 16(c) below is incorporated herein by reference.

(b)               Reports on Form 8-K.
                  None.

(c)               List of Exhibits

         2.1 Agreement and Plan of Merger dated January 28, 1999 between the Company and Checkers Drive-In Restaurants, Inc. filed as exhibit 10.18 to the Company's 1998 Form 10-K and incorporated herein by reference.

         3.1 Restated Certificate of Incorporation of the Company, as filed with the Commission as Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed on September 26, 1991 (File No. 33-42996), is hereby incorporated herein by reference.

         3.2 Certificate of Amendment to Restated Certificate of Incorporation of the Company, as filed with the Commission as
                  Exhibit 3 to the Company's Form 10-Q for the quarter ended June 30, 1993, is hereby incorporated herein by reference.

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

         3.3 Certificate of Amendment to Certificate of Incorporation of the Company dated August 9, 1999, as filed with the Commission as Exhibit 3.3 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         3.4 Certificate of Merger of Domestic Corporations dated August 9, 1999, as filed with the Commission as Exhibit 3.4 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         3.5 Certificate of Amendment to Certificate of Incorporation of the Company dated August 9, 1999, as filed with the Commission as Exhibit 3.5 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         3.6 By-laws, as amended through February 16, 1995, of the Registrant, as filed with the Commission as Exhibit 3.3 to the Company's Form 10-Q for the quarter ended March 27, 1995, is hereby incorporated herein by reference.

         3.7 Certificate of Incorporation of Checkers of Puerto Rico, Inc. a wholly-owned subsidiary of the Registrant, dated March 17, 2000 as filed with the Commission as Exhibit 3.7 to the Registrant's Form 10-K for the year ended January 1, 2001, is hereby incorporated by reference.

         3.8 Certificate of Merger of Merger Acquisition Corporation 1, a wholly-owned subsidiary of the Registrant, dated June 8, 2000 as filed with the Commission as Exhibit 3.8 to the Registrant's Form 10-K for the year ended January 1, 2001, is hereby incorporated by reference.

         3.9 Certificate of Merger of ZDT Corporation, a wholly-owned subsidiary of the Registrant, dated June 8, 2000 as filed with the Commission as Exhibit 3.9 to the Registrant's Form 10-K for the year ended January 1, 2001, is hereby incorporated by reference.

         3.10 Certificate of Merger of Hampton Foods, Inc., a wholly-owned subsidiary of the Registrant, dated June 9, 2000 as filed with the Commission as Exhibit 3.10 to the Registrant's Form 10-K for the year ended January 1, 2001, is hereby incorporated by reference.


         3.11 By-laws, Certificate of Incorporation and Articles of Incorporation of CheckerCo, Inc., a wholly-owned subsidiary of the Registrant, dated January 16, 2001 as filed with the Commission as Exhibit 3.1 to the Registrant's Form 10-Q for the quarter ended March 26, 2001, is hereby incorporated by reference.

         4.1 Indenture dated as of March 1, 1993, between Rally's, certain of its subsidiaries and PNC Bank Kentucky, Inc., as Trustee, relating to the issuance of $85,000,000 principal amount of the Company's 9 7/8% Senior Notes due 2000. (Filed as Exhibit
                  4.1 to Rally's Annual Report on Form 10-K for the year ended January 3, 1993, and incorporated herein by reference.)

         4.2      Specimen form of 9 7/8% Senior Note due 2000. (Filed as
                  Exhibit 4.2 to Rally's Annual Report on Form 10-K for the year ended January 3, 1993, and incorporated herein by reference.)

         4.3 Form of Warrant Agreement dated August 9, 1999 between Checkers Drive-In Restaurants, Inc. and American Stock Transfer and Trust Company, Inc., as a Warrant Agent including form of Warrant Certificate, as filed with the Commission as
                  Exhibit 4.3 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         4.4 First Amendment to the Indenture (incorporated by reference to Exhibit 4.6 to Rally's 1996 10-K).

         4.5 Collateral Assignment of Trademarks as Security from Borrower, dated April 12, 1995, between the Company and each of the banks party to the Amended and Restated Credit Agreement, dated as of April 12, 1995, as filed with the Commission as
                  Exhibit 3 to the Company's Form 8-K dated April 12, 1995, is hereby incorporated by reference.

         4.6 Amended and Restated Credit Agreement, dated as of November 22, 1996, between the Company, CKE Restaurants, Inc., as Agent, and the lenders listed therein, as filed with the Commission as Exhibit 4.1 on the Company's Form 8-K, dated November 22, 1996, is hereby incorporated by reference.

         4.7 Second Amended and Restated Security Agreement, dated as of November 22, 1996, between the Company and CKE Restaurants, Inc., as Agent, and the lenders listed therein, as filed with the Commission as Exhibit 4.2 on the Company's Form 8-K, dated November 22, 1996, is hereby incorporated by reference.

         4.8 Form of Warrant issued to lenders under the Amended and Restated Credit Agreement, dated November 22, 1996, between the Company and CKE Restaurants, Inc., as Agent, and the lenders listed therein, as filed with the Commission as Exhibit 4.3 on the Company's Form 8-K, dated November 22, 1996, is hereby incorporated by reference.

         4.9 Warrant Agreement dated March 11, 1997, between the Company and Chasemellon Shareholder Services, L.L.C., as filed with the Commission as Exhibit 10.38 to the 10K dated December 29, 1997, is hereby incorporated by reference.

         4.10 Other Debt Instruments - Copies of debt instruments for which the related debt is less than 10% of the Company's total assets will be furnished to the Commission upon request.

   **    5.1      Opinion of Corporate Counsel to the Company.

         10.1 Form of Indemnification Agreement between the Company and its directors and certain officers, as filed with the Commission as Exhibit 4.4 to the Company's Registration Statement on Form S-1 filed on September 26, 1991 (File No. 33-42996), is hereby incorporated herein by reference.

         10.2 1991 Stock Option Plan of the Company, as amended on May 10, 1994, as filed with the Commission as Exhibit 4 to the Company's Registration Statement on Form S-8 filed on June 15, 1994 (File No. 33-80236), is hereby incorporated herein by reference.

         10.3 Amendment to 1991 Stock Option Plan, as filed with the Commission on page 18 of the Company's proxy statement dated May 15, 1998 is incorporated herein by reference.

         10.4 1994 Stock Option Plan for Non-Employee Directors, as filed with the Commission as Exhibit 10.32 to the Company's form 10-K for the year ended January 2, 1995, is hereby incorporated by reference.

         10.5 Lease between Blue Ridge Associates and the Company dated November 17, 1987. (Filed as Exhibit 10.6 to Rally's Registration Statement on Form S-1, dated October 11, 1989, and incorporated herein by reference).

         10.6 Note Repayment Agreement dated as of April 12, 1996 between the Company and Nashville Twin Drive-Thru Partners, L.P., as filed with the Commission as Exhibit 10.36 to the Company's Form 10-K for the year ended January 1, 1996, is hereby incorporated by reference.

         10.7 Operating Agreement by and between Rally's Hamburgers, Inc. and Carl Karcher Enterprises. (Filed as Exhibit 10.43 to CKE Restaurants, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 20, 1996, and incorporated herein by reference.)

         10.8 Employment Agreement between the Company and Daniel J. Dorsch dated December 14, 1999, as filed with the Commission as
                  Exhibit 10.17 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         10.9 Checkers Drive-In Restaurants, Inc. Employee Stock Purchase Plan, as filed with the Commission as Exhibit 10.18 to the Registrant's Form 10-K for the year ended January 3, 2000, is hereby incorporated by reference.

         10.10 Loan Agreement: Senior Credit Facility A between the Registrant and Textron Financial Corporation, dated June 15, 2000 as filed with the Commission as Exhibit 10.19 to the Registrant's Form 10-Q for the quarter ended June 19, 2000, is hereby incorporated by reference.

         10.11 Loan Agreement: Subordinate Credit Facility B and C between the Registrant and Textron Financial Corporation, dated June 15, 2000, as filed with the Commission as Exhibit 10.20 to the Registrant's Form 10-Q for the quarter ended June 19, 2000, is hereby incorporated by reference.

         10.12 Asset Purchase Agreement between the Registrant and Titan Holdings, LLC, dated January 26, 2000 as filed with the Commission as Exhibit 10.12 to the Registrant's Form 10-K for the year ended January 1, 2000, is hereby incorporated by reference.

         10.13 Asset Purchase Agreement between the Registrant and Altes, LLC, dated April 24, 2000 as filed with the Commission as
                  Exhibit 10.13 to the Registrant's Form 10-K for the year ended January 1, 2000, is hereby incorporated by reference.

         10.14 Amended and restated 1994 Stock Option Plan, as amended and restated on September 15, 2000 as filed with the Commission as
                  Exhibit 10.14 to the Registrant's Form 10-K for the year ended January 1, 2000, is hereby incorporated by reference.

         10.15 Amended and restated 1991 Stock Option Plan, as amended and restated on September 15, 2000 as filed with the Commission as
                  Exhibit 10.15 to the Registrant's Form 10-K for the year ended January 1,2000, is hereby incorporated by reference.

         10.16 Employment Agreement, dated November 20, 2000, between the Registrant and Daniel J. Dorsch as filed with the Commission as Exhibit 10.16 to the Registrant's Form 10-K for the year ended January 1,2000, is hereby incorporated by reference.

         21       Subsidiaries of the Company:
                  (a)  Rally's of Ohio, Inc., an Ohio corporation.
                  (b) Self-Service Drive-Thru, Inc., a Louisiana corporation (merged with Rally's, effective December 28, 1998).
                  (c) Rally's Finance, Inc., a Delaware corporation (merged with Rally's December 28, 1998).
                  (d)  Rally's Management, Inc., a Kentucky corporation.
                  (e) ZDT Corporation, a Missouri corporation (merged with Checkers June 8, 2000).
                  (f) RAR, Inc., a Delaware corporation (merged with Rally's effective December 28, 1998).
                  (g) MAC1, Inc., a Delaware corporation (merged with Checkers June 8, 2000).
                  (h) Hampton Roads Foods, Inc., a Louisiana corporation (merged with Checkers June 9, 2000).
                  (i)  Checkers of Puerto Rico, Inc.
                  (j)  Checkers of Chicago, Inc.

      ** 23.1     Consent of KPMG LLP.

**   Filed herewith

(d)               Financial Statement Schedules:
                  Described in Item 11(e) of this prospectus.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on June 20, 2001:

                                           CHECKERS DRIVE-IN RESTAURANTS, INC.

                                           By: /s/ Daniel J. Dorsch
                                               --------------------
                                           Daniel J. Dorsch
                                           President and Chief Executive Officer


                  Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 20, 2001:


Signature                           Title
---------                           -----

/s/ DANIEL J. DORSCH*               President, Chief Executive Officer, Director
---------------------               (Principal Executive Officer)
Daniel J. Dorsch

/s/ WENDY A. BECK*                  Chief Financial Officer
------------------                  (Principal Financial and Accounting Officer)
Wendy A. Beck

/s/ WILLIAM P. FOLEY, II*           Director, Chairman of the Board
-------------------------
William P. Foley II

/s/ PETER C. O'HARA*                Director, Vice Chairman of the Board
--------------------
Peter C. O'Hara

/s/ TERRY N. CHRISTENSEN*           Director
-------------------------
Terry N. Christensen

/s/ WILLIE D. DAVIS*                Director
--------------------
Willie D. Davis

/s/ DAVID GOTTERER*                 Director
-------------------
David Gotterer

/s/ RONALD B. MAGGARD*              Director
----------------------
Ronald B. Maggard

/s/ CLARENCE V. MCKEE*              Director
----------------------
Clarence V. McKee

/s/ BURT SUGARMAN*                  Director
------------------
Burt Sugarman

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

                                  EXHIBIT INDEX

Exhibit  Description       Page
-------  -----------       ----

5.1      Opinion of Corporate Counsel to the Company.

23.1     Consent of KPMG LLP